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Exhibit 10.1

SIXTH AMENDED AND RESTATED
REVOLVING CREDIT
AGREEMENT

DATED AS OF OCTOBER 31, 2002

AMONG

RFS PARTNERSHIP, L.P.,

AS BORROWER,

RFS HOTEL INVESTORS, INC.,
AS GUARANTOR,

RFS LEASING VII, INC.,
AS GUARANTOR,

BANC OF AMERICA SECURITIES LLC,
AS SOLE LEAD ARRANGER AND
SOLE BOOK MANAGER,

BANK OF AMERICA, N.A., AS
ADMINISTRATIVE AGENT
AND LENDER, AND

THE SEVERAL OTHER LENDERS FROM
TIME TO TIME PARTIES HERETO

i

ARTICLE III THE LETTER OF CREDIT SUBFACILITY		30
3.1	Obligation to Issue	30
3.2	Types and Amounts	30
3.3	Conditions	30
3.4	Procedure for Issuance of Facility Letters of Credit.	31
3.5	Reimbursement Obligations, Duties of Issuing Bank.	32
3.6	Participation.	32
3.7	Payment of Reimbursement Obligations	33
3.8	Compensation for Facility Letters of Credit.	34
3.9	Letter of Credit Collateral Account	34
ARTICLE IV CHANGE IN CIRCUMSTANCES		35
4.1	Yield Protection	35
4.2	Changes in Capital Adequacy Regulations	35
4.3	Funding Indemnification	36
4.4	Lender Statements, Survival of Indemnity	36
4.5	Limitation on the Borrower's Liability	36
ARTICLE V CONDITIONS PRECEDENT		36
5.1	Conditions to Closing	36
5.2	Conditions to Each Advance, Issuance of Facility Letter of Credit and Continuation/Conversion	37
5.3	Conditions to Secured Collateral Pool	38
5.4	Conditions to Negative Collateral Pool	41

ARTICLE VI REPRESENTATIONS AND WARRANTIES		43
6.1	Existence	43
6.2	Authorization and Validity	43
6.3	No Conflict; Government Consent	44
6.4	Financial Statements; Material Adverse Change	44
6.5	Taxes	44
6.6	Litigation and Contingent Obligations	44
6.7	Subsidiaries	44
6.8	ERISA	45
6.9	Accuracy of Information	45
6.10	Regulation U	46
6.11	Material Agreements	46
6.12	Compliance With Laws	46
6.13	Ownership of Collateral Pool Properties	46
6.14	Investment Company Act	46
6.15	Public Utility Holding Company Act	46
6.16	Solvency.	46
6.17	Insurance	47
6.18	NYSE and REIT Status	48
6.19	Environmental Matters	48
6.20	Licenses, Etc	49
6.21	Judgments	49
6.22	Lessee; Property Manager	49
6.23	Updated Schedules	49
6.24	Collateral Pool Properties	49

ARTICLE VII COVENANTS		51
7.1	Financial Reporting	51
7.2	Use of Proceeds	53
7.3	Notice of Default	53
7.4	Conduct of Business	53
7.5	Taxes	54
7.6	Insurance.	54
7.7	Compliance with Laws	54
7.8	Maintenance of Collateral Pool Properties	54
7.9	Inspection	54
7.10	Maintenance of Status	54
7.11	Distributions.	55
7.12	Merger; Sale of Assets	55
7.13	Release of Mortgages or Negative Pledge Agreements	55
7.14	Liens	56
7.15	Affiliates	57
7.16	Interest Rate Hedging	57
7.17	Consolidated Net Worth	57
7.18	Additional Financial Covenants	57
7.19	Environmental Matters.	58
7.20	Negative Pledge Agreements	62
7.21	Manager	62
7.22	Acceleration Notice	62
7.23	Additional Covenants	62
7.24	Calculation of Financial Covenants Upon Property Breaches	62
7.25	Leases	62
7.26	Franchises	63
ARTICLE VIII DEFAULTS		65
ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		65
9.1	Acceleration	65
9.2	Amendments, Waivers, Decisions	66
9.3	Preservation of Rights	67

ARTICLE X GENERAL PROVISIONS		67
10.1	Survival of Representations	67
10.2	Governmental Regulation	67
10.3	Taxes	67
10.4	Headings	67
10.5	Entire Agreement	67
10.6	Several Obligations; Benefits of This Agreement	67
10.7	Expenses; Indemnification	67
10.8	Numbers of Documents	68
10.9	Accounting	68
10.10	Severability of Provisions	68
10.11	Nonliability of Lenders, Arranger, Agent	68
10.12	Publicity	68
10.13	Brokers	68
10.14	Confidentiality	68
10.15	Appraisals	69
10.16	CHOICE OF LAW	69
10.17	CONSENT TO JURISDICTION	69
10.18	WAIVER OF JURY TRIAL	69
10.19	MANDATORY ARBITRATION	70
10.20	[Intentionally Deleted.]	71

v

ARTICLE XI THE AGENT AND AGREEMENTS AMONG LENDERS		71
11.1	Appointment	71
11.2	Powers	71
11.3	General Immunity	71
11.4	No Responsibility for Loans, Recitals, Etc	71
11.5	Action on Instructions of Lenders	72
11.6	Employment of Agents and Counsel	72
11.7	Reliance on Documents, Counsel	72
11.8	Agent's Reimbursement and Indemnification	72
11.9	Rights as a Lender	72
11.10	Lender Credit Decision; Non-Reliance on Agents and Other Lenders	73
11.11	Resignation of Agent; Removal of Agent; Successor Agent.	73
11.12	Notice of Defaults	74
11.13	Requests for Approval	74
11.14	Copies of Documents	74
11.15	Defaulting Lenders	74
ARTICLE XII RATABLE PAYMENTS		75
ARTICLE XIII BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS		75
13.1	Successors and Assigns	75
13.2	Participations	76
13.3	Assignments.	76
13.4	Dissemination of Information	77
13.5	Tax Treatment	77
13.6	Possession of Loan Documents and Register	77
ARTICLE XIV NOTICES		78
14.1	Giving Notice	78
14.2	Change of Address	78
14.3	Accounts	78

ARTICLE XV COUNTERPARTS		78
Exhibits
Exhibit A	Form of Note
Exhibit B	Form of Opinion
Exhibit C	Form of Compliance Certificate
Exhibit D	Assignment Agreement
Exhibit E	Loan/Credit Related Money Transfer Instruction
Exhibit F	Form of Fourth Amended and Restated Master Environmental Indemnity Agree
Exhibit G	Secured Collateral Pool
Exhibit H	Negative Collateral Pool
Exhibit I-1	Borrowing Notice
Exhibit I-2	Conversion/Continuation Notice
Exhibit I-3	Letter of Credit Request
Exhibit J	Commitment Amounts and Percentages
Exhibit K	Form of Continuing and Unconditional Guaranty
Schedules
Schedule 1	Subsidiaries and Investment Affiliates
Schedule 2	Indebtedness and Liens
Schedule 3	Plans and Multiemployer Plans
Schedule 4	Environmental Disclosures
Schedule 5	Noncompliance with Laws
Schedule 6	Litigation and Investigations
Schedule 7	Contingent Obligations
Schedule 8	Indebtedness Defaults
Schedule 9	Lessees and Managers other than RFS Leasing

SIXTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

        This SIXTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of October 31, 2002, is among RFS PARTNERSHIP, L.P., a Tennessee limited partnership (the "Borrower"), RFS HOTEL INVESTORS, INC., a Tennessee corporation ("RFS Investors"), RFS LEASING VII, INC., a Tennessee corporation ("RFS Leasing"), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the "Lenders"), and BANK OF AMERICA, N.A., a national banking association, (the "Agent").

RECITALS

        A.    The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing, managing, financing and selling hotel properties.

        B.    RFS Investors is the sole general partner of the Borrower and RFS Investors is qualified as a real estate investment trust with its common stock listed on the New York Stock Exchange.

        C.    Boatmen's Bank of Tennessee ("BBOT") has heretofore made loans available to the RFS Investors, formerly as borrower, in the maximum aggregate principal amount of $75,000,000 (hereinafter as modified and/or increased called the "Facility"), as set forth in that certain First Amended Revolving Credit and Term Loan Agreement dated as of February 20, 1996, as modified by that certain First Modification of First Amended Revolving Credit and Term Loan Agreement and of Related Documents dated as of May 19, 1996 (collectively the "BBOT Loan Agreement").

        D.    BBOT has heretofore transferred undivided participation interests in the Facility (the "Participations") to SouthTrust Bank of Georgia, N.A., First Tennessee Bank National Association, and First National Bank of Commerce, New Orleans (collectively the "Participating Lenders"), pursuant to the terms of that certain First Amended Participation Agreement dated as of May 29, 1996 (the "Participation Agreement").

        E.    By Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 30, 1997 (the "Restated Loan Agreement"), the Borrower became the borrower and assumed the obligations of RFS Investors, formerly as the borrower, relating to the Facility set forth in the BBOT Loan Agreement, the Participations were converted into a single direct multiple-lender line of credit, and the Facility was increased to the maximum aggregate principal amount of $175,000,000.

        F.    In connection with the Restated Loan Agreement, BBOT assigned all of its right, title and interest in and to the Facility, the BBOT Loan Agreement, the Participation Agreement and the other Loan Documents (as herein defined) to NationsBank, N.A. ("NationsBank") which then, together with the Participating Lenders, terminated the Participation Agreement and assigned to the Participating Lenders an undivided interest in and to the Facility. NationsBank also placed of record in each jurisdiction where a Mortgage was already of record an assignment, modification and assumption agreement, assigning its rights therein to the Agent as agent for the Lenders, modifying such Mortgage to reflect the increase in the Facility and extension of the Facility Termination Date, and reflecting the assumption of the Obligations by the Borrower, and including certain other matters.

        G.    Contemporaneously with the termination of the Participation Agreement, NationsBank and the Participating Lenders assigned to the remaining Lenders such portions of the Commitment existing under the BBOT Loan Agreement as were necessary to properly distribute to all Lenders their proper pro rata shares of the Commitment existing under the BBOT Loan Agreement, followed contemporaneously by an increase in the Facility and Commitment as set forth in the Restated Loan Agreement and the appointment of NationsBank as the Agent for the Lenders pursuant to the terms thereof. NationsBanc Capital Markets, Inc. ("NCMI"), subsequently known as NationsBanc Montgomery Securities LLC ("NMS") and now known as Banc of America Securities LLC ("BAS"), arranged the increase in the Facility requested by the Borrower and RFS Investors from $75,000,000 to $175,000,000, and NCMI and NationsBank coordinated the closing of such increase.

        H.    By Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 1997, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "Second Restated Loan Agreement"), the parties modified the Restated Loan Agreement to adjust the interest rate options therein, to add certain additional financial covenants and delete or modify certain existing financial covenants, and to include certain other modifications.

        I.    By First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 4, 1998, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "First Amendment to Second Restated Loan Agreement"), the parties modified the Second Restated Loan Agreement to increase the Facility to the maximum aggregate principal amount of $190,000,000, to modify certain existing financial covenants, and to include certain other modifications, all to be effective from the date thereof through and including December 31, 1998.

        J.    By Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 30, 1998, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "Second Amendment to Second Restated Loan Agreement"; the Second Restated Loan Agreement, as modified by the First Amendment to Second Restated Loan Agreement and the Second Amendment to Second Restated Loan Agreement, being hereinafter referred to as the "Amended Second Restated Loan Agreement"), the parties modified and added certain definitions.

        K.    By letter dated November 6, 1998 (the "Waiver Letter"), Agent, on behalf of the Required Lenders, waived any defaults arising due to breaches of Section 7.18(d) of the Amended Second Restated Loan Agreement through December 31, 1998.

        L.    By Third Amended and Restated Revolving Credit Agreement dated as of December 22, 1998, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "Third Restated Loan Agreement"), the parties modified the Amended Second Restated Loan Agreement to decrease the Facility to the maximum aggregate principal amount of $100,000,000 in exchange for the release of certain Collateral Pool Property (as defined therein), to modify certain existing financial covenants, and to include certain other modifications.

        M.  By First Amendment to Third Amended and Restated Revolving Credit Agreement dated as of June 30, 1998, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "First Amendment to Third Restated Loan Agreement"; the Third Restated Loan Agreement, as modified by the First Amendment to Third Restated Loan Agreement, being hereinafter referred to as the "Amended Third Restated Loan Agreement"), the parties modified certain provisions.

        N.    By that certain Fourth Amended and Restated Revolving Credit Agreement dated as of January 7, 2000, made and entered into by and among the Borrower, RFS Investors, the Lenders party thereto and the Agent (the "Fourth Restated Loan Agreement"), the parties modified the Amended Third Restated Loan Agreement to increase the Facility to the aggregate principal amount of $130,000,000.00, to permit the possible future increase in the Facility to $140,000,000 and to modify certain existing financial covenants.

        O.    In connection with the execution of the Fourth Restated Loan Agreement, the Agent also placed of record in each jurisdiction where a Mortgage was already of record a Modification and Extension Agreement modifying such Mortgage to (i) reflect the changes in the Facility and extension of the Facility Termination Date and (ii) to include certain other matters.

        P.    By that certain First Amendment to Fourth Amended and Restated Revolving Credit Agreement dated as of March 14, 2000, made and entered into by and among the Borrower, RFS Investors, Ridge Lake General Partner, Inc. ("Ridge Lake"), the Lenders party thereto and the Agent (the "First Amendment to Fourth Amended and Restated Loan Agreement"), the parties modified the Fourth Loan Agreement to increase the Aggregate Commitment by $10,000,000.00 as contemplated by the terms of the Fourth Restated Loan Agreement, the funding of which was supplied by Union Planters Bank, N.A. ("UPB") and to permit UPB to become an Additional Lender under the terms of the Fourth Restated Loan Agreement (as modified by the First Amendment to Fourth Amended and Restated Loan Agreement).

        Q.    By that certain Second Amendment to Fourth Amended and Restated Revolving Credit Agreement dated as of August 1, 2000, made and entered into by and among the Borrower, RFS Investors, Ridge Lake, the Lenders party thereto and the Agent (the "Second Amendment to Fourth Amended and Restated Loan Agreement"), the parties modified the Fourth Restated Loan Agreement to release certain of the properties in the Secured Collateral Pool, to secure (with mortgages or deeds of trust, as the case may be) and such other security documents as were required) each of the Negative Collateral Pool properties, to modify the Applicable Advance Rate and certain other financial covenants, to add Ridge Lake as a Guarantor and to modify certain other provisions therein.

        R.    By that certain Third Amendment to Fourth Amended and Restated Revolving Credit Agreement, dated as of August 1, 2000, made and entered into by and among the Borrower, RFS Investors, Ridge Lake, Plano Inn, L.P. ("Plano Inn"), the Lenders party thereto and the Agent (the "Third Amendment to Fourth Amended and Restated Loan Agreement"; the Fourth Restated Loan Agreement, as amended by the First Amendment to Fourth Amended and Restated Loan Agreement, the Second Amendment to Fourth Amended and Restated Loan Agreement and the Third Amendment to Fourth Amended and Restated Loan Agreement, is hereinafter referred to as the "Amended Fourth Restated Loan Agreement"), the parties modified the Fourth Restated Loan Agreement to permit one of the Affiliates to execute a deed of trust in favor of the Agent with respect to certain property more particularly described therein.

        S.    Ridge Lake subsequently conveyed to the Borrower the particular Secured Collateral Pool Property that Ridge Lake owned and, in connection therewith, Ridge Lake was released from liability under its Guaranty Agreement.

        T.    By that certain Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2001, made and entered into by and among the Borrower, RFS Investors, RFS Leasing, the Lenders party thereto and the Agent (the "Fifth Restated Agreement"), the parties modified the Amended Fourth Restated Loan Agreement to (i) recognize that the Borrower may issue senior unsecured notes in the minimum amount of $100,000,000 (the "Senior Notes") to (initially) reduce the outstanding balance of the Facility and to provide capital for acquisitions, (ii) extend the Facility Termination Date and (iii) modify certain other covenants and provisions therein.

        U.    By that certain First Amendment to Fifth Amended and Restated Revolving Credit Agreement dated as of November 19, 2001, made and entered into by and among the Borrower, RFS Investors, RFS Leasing, the Lenders party thereto and the Agent (the "First Amendment to Fifth Restated Loan Agreement"; the Fifth Restated Agreement, as modified by the First Amendment to Fifth Restated Loan Agreement, is hereinafter referred to as the "Amended Fifth Restated Loan Agreement"), the parties modified the Fifth Restated Agreement to add certain properties to the Secured Collateral Pool and to modify certain other covenants and provisions therein.

        V.    The Borrower and the Guarantors have asked that the Amended Fifth Restated Loan Agreement be amended and restated to, among other things, (i) extend the Facility Termination Date, and (ii) modify certain other covenants and provisions therein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

        As used in this Agreement:

        "Adjusted Cash Flow" means the lesser of (i) lease payments for the trailing twelve (12) months less real estate taxes for the latest available year, property insurance and the Capital Expenditure Reserve Amount or (ii) Property Operating Income (as defined herein, but before deducting real estate taxes, property insurance, any capital expenditures and any management fee) for the trailing twelve (12) months less real estate taxes for the latest available year, property insurance, the Capital Expenditure Reserve Amount and the greater of (a) actual management fees paid over the prior twelve (12) months or (b) two and one half percent (2 1/2%) of gross revenue for the trailing twelve (12) months; provided, however, that for purposes of determining Adjusted Cash Flow with respect to each Hotel Property which is leased to a taxable REIT Subsidiary of RFS Investors (created pursuant to and in accordance with the requirements of the REIT Modernization Act, effective as of January 1, 2001), Adjusted Cash Flow with respect to each such Property shall be the amount determined under subparagraph (ii) above. In those situations described above calling for computation of amounts for a twelve month period (whether "prior" or "trailing"), the financial information for the entire twelve (12) month period will be utilized regardless of the period of ownership of the Borrower, any Guarantor, any Qualified Borrower, any Subsidiary or any Investment Affiliate.

        "Adjusted EBITDA" means EBITDA less the Capital Expenditure Reserve Amount. Whenever in this Agreement such term is used, it is understood that for any Hotel Property owned by the Borrower for less than twelve (12) months, EBITDA for the trailing twelve (12) months (regardless of the period of the Borrower's ownership) will be used to calculate Adjusted EBITDA. In addition, whenever in this Agreement such term is used (except in Section 7.18 (c)), it is understood that for any Completed Development Hotel, historical EBITDA for the period of the Borrower's ownership will be used to calculate the Adjusted EBITDA, unless the Borrower requests in writing at least fifteen (15) business days prior to the date such calculation is to be made that the Borrower prefers to use the projected EBITDA for such Hotel Property. Approval of any such request will be at the Agent's sole discretion.

        "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made by the Lenders to the Borrower or a Qualified Borrower of the same Type and, in the case of LIBOR Advances, for the same Interest Period, including Reimbursement Obligations.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Agent" means Bank of America, N.A. in its capacity as agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article XI.

        "Aggregate Commitment", or "Aggregate Commitment Amount" means the aggregate of (i) the Commitments of all the Lenders, which as of the date hereof is $140,000,000.00, which aggregate amount is subject to the Borrower's right to reduce the Aggregate Commitment pursuant to Section 2.21 and which aggregate amount shall otherwise only be increased with the consent of all Lenders.

        "Agreement" means this Sixth Amended and Restated Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

        "Allocated Facility Amount" means, at any time, the sum of all then outstanding Advances and the then existing Facility Letter of Credit Obligations.

        "Amended Second Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Amended Third Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Amended Fourth Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Amended Fifth Restated Loan Agreement,cfn" is defined in the recitals to this Agreement.

        "Applicable Advance Rate" means the applicable percentage (as it may change from time to time upon the agreement of the Borrower and the Lenders) of either Cost or Implied Value used to calculate the Borrowing Base which for Hotel Properties in the Negative Collateral Pool is 40% and for Hotel Properties in the Secured Collateral Pool is 50%; provided, however, Borrower shall have the option, exercisable at any time prior to the date which is twelve (12) months prior to the Facility Termination Date, to increase the Applicable Advance Rate for Hotel Properties in the Secured Collateral Pool to fifty-five (55%) provided that (i) at the Borrower's cost and expense, the Agent then obtains appraisals (containing form and substance satisfactory in all material respects to the Agent) of all of the Hotel Properties in the Collateral Pool and (ii) the Lenders unanimously approve the evaluations of the Hotel Properties set forth in such appraisals described in clause (i) above. In the event that the Borrower exercises such option to increase the Applicable Advance Rate pursuant to and accordance with the terms hereof, the determination of the Borrowing Base (as herein defined) will be based upon such 55% Applicable Advance Rate multiplied by the fair market value (determined on an "as-is" basis) of each Collateral Pool Property (in the aggregate) as reflected in the appraisals the Agent obtains per the terms of clause (i) above.

        "Applicable Cap Rate" means 11.0% initially, but it may be reviewed from time to time by the Lenders and shall be subject to adjustment by the Required Lenders in their sole discretion based upon market conditions for comparable property types upon thirty (30) days' written notice to the Borrower. In no event shall the Applicable Cap Rate be adjusted more than one (1) time in any trailing twelve (12) month rolling period.

        "Applicable Margin for LIBOR Loans" means the number of basis points set forth beside the Leverage Ratio applicable at any given time (as determined by Agent based upon the most recent compliance certificate delivered to Agent in accordance with Section 7.1(e) hereof or otherwise and effective as of the date of receipt of such certificate if such certificate is accepted by Agent) in the following grid after adjustment for insurance costs and other appropriate regulatory costs and adjustments (other than reserve requirements):

Leverage Ratio	Basis Points
<25%	150.0
≥25% and <35%	165.0
≥35% and <40%	175.0
≥40% and <45%	200.0
≥45% and <50%	225.0
≥50%	250.0

        "Applicable Margin for Prime Rate Loans" means the number of basis points set forth beside the Leverage Ratio applicable at any given time (as determined by Agent based upon the most recent compliance certificate delivered to Agent in accordance with Section 7.1(e) hereof or otherwise and effective as of the date of receipt of such certificate if such certificate is accepted by Agent) in the grid set forth below:

Leverage Ratio	Basis Points
<25%	0.0
≥25% and <35%	0.0
≥ and <40%	25.0
≥40% and <45%	50.0
≥45% and < 50%	75.0
≥50%	100.0

        "Applicable Laws" is defined in Section 6.24(c).

        "Arranger" means BAS.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Assignment" is defined in Section 13.3.

        "Assignments of Rents and Leases" means the assigning of all rents, leases, issues and profits from Hotel Properties in the Secured Collateral Pool as part of the Collateral for the Obligations including, without limitation, the Leases.

        "Authorized Officer" means with respect to any Person, any of the president, executive vice president, chief operating officer, chief financial officer or treasurer, general partner, or chief manager acting singly on behalf of such Person, who has been duly authorized to execute any document and to act on behalf of such Person.

        "BAS" means Banc of America Securities LLC, formerly known as NationsBanc Montgomery Securities LLC.

        "BBOT" means Boatmen's Bank of Tennessee.

        "BBOT Loan Agreement" means that certain First Amended Revolving Credit and Term Loan Agreement dated as of February 20, 1996, as modified by that certain First Modification of First Amended Revolving Credit and Term Loan Agreement and of Related Documents dated as of May 19, 1996, all entered into by and between BBOT, the Borrower, and RFS Investors.

        "BBOT Note" means that certain Replacement Master Revolving Line of Credit Promissory Note dated May 29, 1996 in the principal amount of $75,000,000 evidencing the Facility prior to the date hereof, and which BBOT Note was replaced by the Notes, as hereinafter defined.

        "Bank of America" means Bank of America, N.A., in its individual capacity, and its successors.

        "Bank of America Prime Rate" means, on any day, the rate of interest per annum then most recently established by Bank of America as its "prime rate". Any such rate is a general reference rate of interest, may not be related to any other rate, and may not be the lowest or best rate actually charged by Bank of America to any customer or a favored rate, and may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general.

        "Borrower" means RFS Partnership, L.P., and its successors and permitted assigns.

        "Borrowing Base" means the amount of the Aggregate Commitment available to the Borrower hereunder, which amount is the sum of (a) for each Collateral Pool Property owned or open for less than four (4) fiscal quarters, the Applicable Advance Rate times the Cost, plus (b) for each Collateral Pool Property owned or open for four (4) fiscal quarters or more, the Applicable Advance Rate times the Implied Value of the Collateral Pool Property. However, the aggregate Borrowing Base attributable to Completed Development Hotels in the Secured Collateral Pool cannot exceed 15% of the aggregate Borrowing Base attributable to all Secured Collateral Pool properties. Further, the aggregate Borrowing Base attributable to Completed Development Hotels in the Negative Collateral Pool, if any, cannot exceed 15% of the aggregate Borrowing Base attributable to all Negative Collateral Pool properties (if any).

        "Borrowing Date" means a date on which an Advance is made hereunder.

        "Borrowing Notice" is defined in Section 2.9.

        "Break-up Fee" means a sum equal to the aggregate of any loss, cost, liability or expense incurred by the Lenders, or any of them, as a result of the prepayment of the Obligations, or portion thereof, whether due to acceleration or in due course in connection with conversions to or from a LIBOR Loan including, without limitation, any loss in obtaining, liquidating or employing funds from third parties, and any loss of yield, as determined by any Lender, on a present value basis, in its judgment reasonably exercised; but the Break-up Fee shall in no event be less than zero.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of LIBOR Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas, Texas for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Dallas, Texas for the conduct of substantially all of their commercial lending activities.

        "Capital Expenditure Reserve Amount" means, for any period, 4% of the trailing twelve (12) month gross revenues.

        "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

        "Capitalized Lease" of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

        "Cash Equivalents" means, as of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposit having maturities of not more than one year from such date and issued by any domestic commercial bank having (A) senior long-term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody's and (B) capital and surplus in excess of $100,000,000, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within 120 days from such date; and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody's.

        "Change" is defined in Section 4.2.

        "Closing Date" means October 31, 2002..

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Collateral" means all property of every type and kind which now or hereafter secures the Obligations, including, without limitation, the Hotel Properties in the Secured and Negative Collateral Pools, the Leases (including all rents, leases, issues and profits resulting therefrom or relating thereto), the Letter of Credit Collateral Account, and all real and personal property described in the Security Documents.

        "Collateral Pool" means all Hotel Properties included in the Secured Collateral Pool and the Negative Collateral Pool.

        "Collateral Pool Property" means any Hotel Property in the Collateral Pool.

        "Commitment" means the commitment to lend the maximum principal amount available under the Facility and, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth in Exhibit J or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        "Completed Development Hotels" means Hotel Properties open less than twelve (12) months.

        "Condemnation" is defined in Section 8.9.

        "Consolidated Net Worth" means, as of any date of determination, an amount equal to (a) Total Assets as of such date minus (b) Total Liabilities as of such date plus (c) minority interests as of such date.

        "Consolidated Total Indebtedness" means, as of any date of determination, all Indebtedness of the Borrower, the Guarantors, any Qualified Borrowers and any of their Subsidiaries, determined on a consolidated basis, such consolidation to be in accordance with GAAP, after eliminating intercompany items.

        "Controlled Group" means all members of a controlled group of corporations, partnerships (including joint ventures), limited liability companies and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the Guarantors, Qualified Borrowers, or any of their Subsidiaries are treated as a single employer under Section 414 of the Code.

        "Conversion/Continuation Notice" is defined in Section 2.10.

        "Cost" means for any Hotel Property the purchase price of such Hotel Property plus the cost of any capital improvements performed by the Borrower which the Agent has agreed to accept as part of the Cost of such Hotel Property. For purposes of the Collateral Pool Properties existing as of the Closing Date, "Cost" shall mean the amount set forth beside each Hotel Property listed on Exhibits G or H attached hereto.

        "Debt Service" means, for any trailing twelve (12) month period, (a) Interest Expense for such period plus (b) the aggregate amount of regularly scheduled principal payments of Indebtedness (excluding balloon payments) required to be made during such period by the Borrower, any Guarantor, any Qualified Borrower or any of their Subsidiaries plus (c) a percentage of all such regularly scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which the Borrower, any Guarantor, or any Qualified Borrower, or any Subsidiary is liable and (y) the percentage ownership interest in such

Investment Affiliate held by the Borrower, any Guarantor and any Subsidiaries, in the aggregate, without duplication.

        "Default" means an event of default described in Article VIII.

        "Defaulting Lender" means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of 5 Business Days after written notice from the Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

        "Distribution" means, with respect to any Guarantor, the declaration or payment of any dividend or distribution on or in respect of any shares of any class of Capital Stock or beneficial interest in the Guarantor, other than dividends or distributions payable solely in equity securities of the Guarantor; the purchase, redemption, exchange or other retirement of any shares of any class of Capital Stock or beneficial interest of the Guarantor, directly or indirectly through a Subsidiary of the Guarantor or otherwise; the return of capital by the Guarantor to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock or beneficial interest of the Guarantor. With respect to the Borrower, Distribution means the declaration or payment of any distribution of cash or cash flow to the partners of the Borrower, the return of capital by the Borrower to its partners, or any other distribution on or in respect of any partnership interests in the Borrower.

        "EBITDA" means income before extraordinary items (reduced to eliminate any income from Investment Affiliates), as reported by the Borrower, the Guarantors and their Subsidiaries on a trailing twelve (12) month consolidated basis in accordance with GAAP, plus Interest Expense, depreciation, amortization and income tax (if any) expense plus a percentage of such income (adjusted as described above) of any Investment Affiliate equal to the allocable economic interest in such Investment Affiliate held by the Borrower, the Guarantors and any Subsidiaries, in the aggregate (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories). The policies and procedures prescribed by EITF 98-9 will be utilized in the calculation of EBITDA. Also, gains or losses on sales of property will be excluded from the calculation of EBITDA. In addition, EBITDA will not include the impact of minority interests related to the Borrower.

        "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) a financial institution or other entity that is an "accredited investor" (as defined in Rule 501 under the Securities Act of 1933, as amended) having (i) total assets of at least $10,000,000,000, (ii) a long-term unsecured debt rating of at least Baa1 by Moody's and BBB+ by Standard & Poor's and (iii) an office in the United States; or (d) any other Person approved by the Agent.

        "Environmental Claim" means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary, or against or with respect to any Hotel Properties or any condition, use or activity on any of the Hotel Properties (including any such action against the Agent or the Lenders), and any claim at any time threatened or made by any person against the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary, or against or with respect to any of the Hotel Properties or any condition, use or activity on any of the Hotel Properties (including any such claim against Agent or the Lenders), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

        "Environmental Indemnity" means that certain Fourth Amended and Restated Master Environmental Indemnity Agreement in substantially the same form as Exhibit F attached to this

Agreement, duly executed by the Borrower as of the Closing Date, including any amendment or modification of such environmental indemnity.

        "Environmental Law" means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. §6901 et seq; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq; the Safe Drinking Water Act, 42 U.S.C. §300f et seq; any applicable State Air Quality Act; any applicable State Underground Storage Tank Act; any applicable Water Quality Control Act; any applicable Comprehensive Solid Waste Management Act; any applicable Oil or Hazardous Material Spill or Release Act; any applicable Hazardous Waste Management Act; any applicable Hazardous Site Response Act, and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

        "Environmental Requirement" means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Facility" is defined in Recital C.

        "Facility Letter of Credit" means a Letter of Credit issued hereunder.

        "Facility Letter of Credit Fee" is defined in Section 3.8 (a).

        "Facility Letter of Credit Obligations" means, as at the time of determination thereof, all liabilities, whether actual or contingent, without duplication, of the Borrower, any Guarantor or any Qualified Borrower with respect to Facility Letters of Credit, including the aggregate undrawn face-amount of the then outstanding Facility Letters of Credit, but not including Reimbursement Obligations.

        "Facility Termination Date" means July 30, 2005, or such earlier date on which the principal balance of the Facility and all other sums due in connection with the Facility shall be due as a result of the acceleration of the Facility.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Dallas, Texas Time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

        "Fee Letter" means that certain letter of even date with this Agreement from Agent and Arranger to Borrower which sets forth the agreement with respect to certain fees payable to Agent and Arranger.

        "Fifth Restated Loan Agreement" is defined in the recitals to this Agreement.

        "First Amendment to Second Restated Loan Agreement" is defined in the recitals to this Agreement.

        "First Amendment to Fifth Restated Loan Agreement" is defined in the recitals to this Agreement.

        "First Amendment to Third Restated Loan Agreement" is defined in the recitals to this Agreement.

        "First Amendment to Fourth Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Fourth Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Funds Available for Distribution" or "FAD" means, with respect to the Borrower, the Guarantor and their respective Subsidiaries for any fiscal period, an amount equal to Funds From Operations plus non-real estate depreciation and the amortization of deferred financing costs for such period less (a) the Capital Expenditure Reserve Amount for such Person for such period, and (b) the aggregate amount of scheduled principal payments on the Consolidated Total Indebtedness of such Person (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity) required to be made during such period.

        "Funds From Operations" or "FFO" means, as to any period, an amount equal to (a) income (loss) from operations of the Borrower, the Guarantor and their respective Subsidiaries for such period, excluding gain (loss) from debt restructuring and sale of Hotel Properties, plus (b) depreciation and amortization of real estate assets, plus (minus) (c) to the extent not included in clause (a) above, gain (loss) on the sales of outparcels made in the ordinary course of business, and after adjustments for Investment Affiliates, determined in each case on a combined basis in accordance with GAAP. Adjustments for Investment Affiliates will be calculated to reflect funds from operations on the same basis.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 7.1.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any quasi-governmental agency exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase any property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower, any Guarantor or any Subsidiary in good faith.

        "Guarantor" means each of RFS Leasing and RFS Investors.

        "Guarantors" means collectively, RFS Investors and RFS Leasing.

        "Guaranty Agreement" or "Guaranty Agreements" means the continuing and unconditional guaranty agreement, in substantially the form of Exhibit K attached to this Agreement, duly executed by each Guarantor as of the Closing Date, including any amendment, modification, renewal or replacement of such continuing and unconditional guaranty agreements.

        "Hazardous Material" means any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste", or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on any real property or any adjacent real property or a hazard to the environment or to the health or safety of persons on any real property.

        "Hotel Property" or "Hotel Properties" means any parcel of real property owned by the Borrower, any Guarantor, or any Subsidiary, Investment Affiliate, Qualified Borrower or Joint Venture, on which parcel is either located a hotel, or on which construction of a hotel has commenced.

        "Implied Debt Service" means twelve (12) times the monthly payment required to fully amortize the Allocated Facility Amount using a constant calculated based upon (a) a fixed rate of interest equal to an amount which is 2.25% per annum above the most recent monthly average of the daily yields on all outstanding United States Treasury Securities adjusted to a constant maturity of seven (7) years, as most recently published by the Federal Reserve Board in Federal Reserve Statistical Release Document H.15(519), Selected Interest Rates, and such rate then rounded upwards to the nearest .125% and (b) a twenty-five (25) year amortization schedule; provided however, that in no event shall the fixed rate of interest used for such calculation be less than nine percent (9%).

        "Implied Value" means for any Hotel Property an amount arrived at based upon that Hotel Property's Adjusted Cash Flow, divided by the Applicable Cap Rate.

        "Indebtedness" of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money which is outstanding according to GAAP, (b) all obligations of such Person for the deferred purchase price of property or services, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the Borrower and any Guarantor, Guarantee Obligations of the Borrower or any Guarantor in respect of primary obligations of any Qualified Borrower or Subsidiary), (g) all reimbursement obligations of such Person for Letters of Credit and other contingent liabilities, (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (j) if such Person is the Borrower or a Guarantor, such Person's pro rata share of debt in Investment Affiliates and any loans where such Person is liable as a general partner, (k) the greater of (i) the Borrower's, the Guarantors' and all Subsidiaries' recourse interest in an Investment Affiliate's debt that is not consolidated with the Borrower's, the Guarantors' or any Subsidiaries' financial statements, or (ii) pro rata interest in all debt owed by an Investment Affiliate which is either recourse or non-recourse to the Borrower, or any Guarantor, or any Subsidiary, as applicable, that is not consolidated with the Borrower's, the Guarantors' or any Subsidiaries' financial statements, (l) any pre-sale obligations of such Person relating to the purchase of any real or personal property, (m) Total Liabilities, (n) any amounts payable under any interest rate protection product (to the extent permitted by the Loan Documents and without implying consent thereto), (o) any other amounts considered debt by rating agencies and (p) any forward equity commitments.

        "Interest Expense" means all interest expense of the Borrower, any Guarantor and any Qualified Borrower and their Subsidiaries determined in accordance with GAAP plus (i) capitalized interest not covered by an interest reserve from a loan facility, plus (ii) the allocable portion (based on liability) of any accrued or paid interest incurred on any obligation for which the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities (excluding amortized fees which are classified as interest), plus (iii) the greater of (x) allocable percentage of any accrued or paid interest incurred on any Indebtedness of any Investment Affiliate, whether recourse or non-recourse, equal to the applicable economic interest in such Investment Affiliate held by the Borrower, any Guarantor and any Subsidiaries, in the aggregate, or (y) the amount of all interest expense on all recourse Indebtedness the Borrower, any Guarantor, any Qualified Borrower, and/or their Subsidiaries, have in any Investment Affiliate, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business and other than advances to, or deposits with, contractors and suppliers in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

        "Investment Affiliate" means any Person in which the Borrower, any Guarantor or any Qualified Borrower, or any Subsidiary, directly or indirectly, have an ownership interest, including, without limitation, Joint Ventures, whose financial results are not consolidated under GAAP with their financial results on their consolidated financial statements.

        "Issuance Date" is defined in Section 3.4(a)(2).

        "Issuance Notice" is defined in Section 3.4(c).

        "Issuing Bank" means, with respect to each Facility Letter of Credit, any Lender which issues such Facility Letter of Credit.

        "Joint Venture" means any joint venture partnership in which the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary is a joint venture partner.

        "Lease or Leases" means any lease or all leases of any or all of the Collateral Pool Properties, with the Borrower as the lessor and with either RFS Leasing, as the lessee, or with any other Person as the lessee approved by the Required Lenders.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement, their respective permitted successors and assigns and any other lending institutions that subsequently become parties to this Agreement.

        "Lending Installation" means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.

        "Lessee" means RFS Leasing, or any other Person approved by the Required Lenders, now or hereafter party to any of the Leases as the tenant or lessee thereunder.

        "Letter of Credit" means a letter of credit of a Person which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        "Letter of Credit Collateral Account" is defined in Section 3.9.

        "Letter of Credit Request" is defined in Section 3.4(a).

        "Leverage Ratio" means the ratio of Consolidated Total Indebtedness divided by the Total Asset Value.

        "LIBOR Advance" means an Advance which bears interest at a LIBOR Basis.

        "LIBOR Basis" means a per annum rate of interest (rounded upwards, if necessary, to the nearest whole one-hundredth of 1%) determined pursuant to the following formula:

LIBOR Rate
LIBOR Basis	=	100% - LIBOR Reserve Percentage

        PLUS the Applicable Margin for LIBOR Loans.

        "LIBOR Interest Period" means, with respect to any LIBOR Advance, a period from the date on which the LIBOR Basis shall become effective as to such LIBOR Advance to thirty (30), sixty (60), ninety (90), or one hundred eighty (180) days thereafter, subject however to the following:

        (i)    if any LIBOR Interest Period would otherwise end on a day which is not a Business Day, that LIBOR Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such LIBOR Interest Period into another calendar month, in which event such LIBOR Interest Period shall end on the immediately preceding Business Day; and

        (ii)  any LIBOR Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no corresponding day in the calendar month at the end of such LIBOR Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and

        (iii)  no LIBOR Interest Period shall extend beyond the Facility Termination Date.

        "LIBOR Loan" means a Loan which bears interest at a LIBOR Basis.

        "LIBOR Rate" means for any LIBOR Advance for any LIBOR Interest Period therefor, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period. If for any reason such rate is not available, the term "LIBOR Rate" shall mean, for any LIBOR Advance for any LIBOR Interest Period therefor, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such LIBOR Interest Period for a term comparable to such LIBOR Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

        "LIBOR Reserve Percentage" means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of LIBOR Advances is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. LIBOR Advances shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to any Lender. The LIBOR Basis shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement but excluding the leasehold interest of a lessee in a lease that is not a Capitalized Lease).

        "Loan" means, with respect to a Lender, such Lender's portion of any Advance.

        "Loan Documents" means this Agreement, the Notes, the Mortgages, the Negative Pledge Agreements, the Guaranty Agreements, the Modification Agreements, the Environmental Indemnity, the Fee Letter and any guaranty, reaffirmation of guaranty, environmental indemnity agreement, or other document executed and delivered by the Borrower, any Guarantor, any Qualified Borrower, any Investment Affiliate, or any of their Subsidiaries, from time to time and evidencing, securing, guaranteeing or relating to the payment or performance of the Obligations, as any of the foregoing may be amended, modified, restated, renewed, extended or reaffirmed from time to time.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Hotel Property, results of operations or financial condition of the Borrower, any Guarantor, any Qualified Borrower or any of their Subsidiaries taken as a whole or (ii) the ability of the Borrower or any Guarantor to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the remedies or material rights of the Agent or the Lenders thereunder.

        "Maximum Amount" means the maximum nonusurious aggregate amount of all interest permitted by such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Facility or the federal laws of the United States applicable to the transaction, whichever laws allow the greater interest, as such laws now exist or may hereafter be changed or amended or come into effect in the future.

        "Maximum Rate" means the maximum nonusurious rate of interest per annum permitted by such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Facility, or the federal laws of the United States applicable to the transaction, whichever laws allow the greater interest, as such laws now exist or may hereafter be changed or amended or come into effect in the future. The Maximum Rate shall be applied by taking into account all amounts characterized by applicable law as interest on the Obligations, so that the aggregate of all interest does not exceed the Maximum Amount.

        "Modification Agreement" means each Modification and Extension Agreement executed by and between Lender and Borrower, modifying each of the Mortgages to reflect, among other things, the new Facility Termination Date.

        "Mortgage" means any deed of trust, deed to secure debt or mortgage encumbering a Hotel Property which secures the Obligations, and any amendment thereto or modification thereof.

        "Multiemployer Plan" means a Plan to which more than one employer is obligated to make contributions, and which is maintained pursuant to one or more collective bargaining agreements to which the Borrower or any member of the Controlled Group is a party.

        "NMS" means NationsBanc Montgomery Securities LLC.

        "NationsBank" means NationsBank, N.A., in its individual capacity, and its successors.

        "Negative Collateral Pool" means a specified group of Hotel Properties not encumbered by Mortgages encumbering Hotel Properties that have been accepted by the Lenders into the Collateral Pool but which the Borrower or other Person owning any such Hotel Property has agreed not to encumber, transfer, pledge, assign, mortgage or otherwise hypothecate in any manner.

        "Negative Pledge Agreement" means a written agreement executed by the Borrower or any other Person which owns a Hotel Property wherein the Borrower or such Person agrees not to encumber, transfer, pledge, assign, mortgage or otherwise hypothecate such Hotel Property in any manner.

        "Non-Conforming Investments" is defined in Section 7.4.

        "Note" or "Notes" means the promissory note or notes, in substantially the form of Exhibit A attached to this Agreement, duly executed by the Borrower as of the Closing Date and payable to the order of each Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note(s).

        "Notice of Assignment" is defined in Section 13.3.2.

        "Obligations" means all indebtedness and obligations of the Borrower arising under or relating to, this Agreement, the Notes, the Mortgages, as well as under all other Loan Documents including, without limitation, all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including, without limitation, Reimbursement Obligations) of the Borrower or if and to the extent applicable, any Qualified Borrower to the Lenders or to any Lender, the Agent, or any indemnified party hereunder arising under the Loan Documents.

        "Participating Lenders" means all financial institutions named in the Participation Agreement to whom BBOT transferred an undivided participation in the Facility.

        "Participations" means the interests of the Participating Lenders in the Facility.

        "Participation Agreement" means that certain First Amended Participation Agreement dated as of May 29, 1996, entered into by and between BBOT and the other Participating Lenders.

        "Participants" is defined in Section 13.2.1.

        "Payment Date" means, with respect to the payment of interest accrued on any Prime Advance or any LIBOR Advance, the first Business Day of each calendar month.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Percentage" means for each Lender the percentage of the Aggregate Commitment allocated to such Lender as set forth in Exhibit J.

        "Permitted Liens" are defined in Section 7.14.

        "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust, limited liability company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Prime Advance" means an Advance which bears interest at the Prime Rate.

        "Prime Loan" means a Loan which bears interest at the Prime Rate.

        "Prime Rate" means, for any day, a rate per annum equal to the sum of (A) the greater of (i) the Bank of America Prime Rate for such day, in each case changing when and as the Bank of America Prime Rate changes, or (ii) the Federal Funds Effective Rate for such day plus 50 basis points, in each case changing when and as the Federal Funds Effective Rate changes, plus (B) the Applicable Margin for Prime Rate Loans.

        "Property Breach" is defined in Section 7.24.

        "Property Operating Income" means, with respect to any Hotel Property owned by the Borrower, any Guarantor, any Qualified Borrower, any Subsidiary or any Investment Affiliate, for any period, earnings from rental operations (computed in accordance with GAAP but without deduction for reserves) attributable to such Hotel Property plus depreciation, amortization and interest expense for such period, and, if such period is less than a year, adjusted by straight lining various ordinary operating expenses which are payable less frequently than once during every such period (e.g. real estate taxes and insurance).

        "Purchaser" is defined in Section 13.3.l.

        "Qualified Borrower" means any entity, other than the Borrower, in which the Borrower or any Guarantor owns an interest, the Indebtedness of which entity is guaranteed by the Borrower or any Guarantor, and with respect to which the Borrower or any Guarantor has provided to the Agent an unconditional guaranty of payment satisfactory in form and substance to the Agent, as well as such notes, opinions, financial statements, organizational and authorization documents, security or collateral documents and other documents as the Agent may require in order for such entity to be able to receive an Advance under the Facility.

        "Qualified Lender" means a financial institution with assets over $5,000,000,000 that is generally in the business of making loans comparable to the Loans made under the Facility and that maintains an office in the United States.

        "Register" is defined in Section 13.6.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reimbursement Obligations" means at any time, the aggregate of the Obligations of the Borrower and any Qualified Borrowers to the Lenders, the Issuing Bank and the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Agent under or in respect of the Facility Letters of Credit.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment (not held by Defaulting Lenders who are not entitled to vote) or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances and Facility Letter of Credit Obligations (not held by Defaulting Lenders who are not entitled to vote).

        "Restated Loan Agreement" is defined in the recitals to this Agreement.

        "SAB 101" means Staff Accounting Bulletin No. 101 of the Securities and Exchange Commission issued December 3, 1999.

        "Second Amendment to Fourth Amended and Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Second Amendment to Second Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Second Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Secured Collateral Pool" means a specified group of Hotel Properties encumbered by Mortgages which have been accepted by the Lenders into the Collateral Pool to secure the Obligations.

        "Security Documents" means all Loan Documents executed by or on behalf of the Borrower, any Guarantor, any Subsidiary, any Qualified Borrower, or any Investment Affiliate which pledge, mortgage, encumber or constitute a lien upon any of their real or personal property as part of the Collateral, including, without limitation the Mortgages and the Assignments of Rents and Leases, any UCC financing statements, and all supporting documents relating thereto, including, without limitation, title insurance policies, surveys, appraisals, and environmental surveys or reports.

        "Senior Loans" is defined in Section 11.15.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "Subsidiary" means a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower, any Guarantor, or any Qualified Borrower and provided such corporation, partnership or other entity is consolidated with the Borrower, any Guarantor, or any such Qualified Borrower for financial reporting purposes under GAAP.

        "Third Amendment to Fourth Amended and Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Third Restated Loan Agreement" is defined in the recitals to this Agreement.

        "Total Assets" means all GAAP assets of the Borrower, the Guarantors, any Qualified Borrowers and any of their Subsidiaries.

        "Total Asset Value" means the sum of (a) for each open Hotel Property owned or open for less than four (4) fiscal quarters, whether or not such Hotel Property is included in the Collateral Pool, 100% of the Cost of the Hotel Property plus (b) for each open Hotel Property owned or open for four (4) fiscal quarters or more, whether or not such Hotel Property is included in the Collateral Pool, the Implied Value of the Hotel Property, plus (c) 100% of cash and Cash Equivalents in accordance with GAAP.

        "Total Liabilities" means all GAAP liabilities (not inclusive of GAAP minority interest or GAAP deferred/unearned revenue liability arising solely from the application of the policies and procedures prescribed by SAB 101) of the Borrower, any Guarantor, any Qualified Borrowers and any of their Subsidiaries.

        "Total Property Operating Income" means the sum of (i) Property Operating Income for each Hotel Property owned (including leaseholds) by the Borrower and its Subsidiaries and any Qualified Borrower, and (ii) (without redundancy) the Borrower's pro rata share (based on percentage interest in operating income) of Property Operating Income from any Hotel Property owned (including leaseholds) by any Guarantor, and any Qualified Borrowers or Investment Affiliates.

        "Transferee" is defined in Section 13.4.

        "Type" means, with respect to any Advance, its nature as a Prime Advance or a LIBOR Advance.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans determined under Section 4001(a)(18)(A) of ERISA exceeds the fair market value of all such Plan assets allocable to such benefits determined as of the then most recent valuation date for such Plans.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Unused Credit Fee" means the fee payable by the Borrower to the Agent for the benefit of the Lenders as set out in Section 2.5.

        "Value" means the Implied Value for Secured Collateral Pool properties owned or open for more than four (4) fiscal quarters, and means the Cost of Hotel Properties in the Secured Collateral Pool owned or open for less than four (4) fiscal quarters. However, the aggregate Value attributable to Completed Development Hotels in the Secured Collateral Pool cannot exceed 15% of the aggregate Value attributable to all Hotel Properties in the Secured Collateral Pool.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization of which 100% of the ownership interests having ordinary voting power and at least 95% of all other classes of ownership interest shall at the time be so owned or controlled by such Person.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDIT

        2.1    Assignment and Assumption; Conversion; Commitment Increase.

          2.1.1    Assignment and Assumption.    Pursuant to the Restated Loan Agreement, as the same was subsequently amended and restated and is being further amended and restated hereby, RFS Investors has heretofore transferred and assigned to the Borrower, and the Borrower has heretofore assumed, in the place and stead of RFS Investors, all indebtedness and obligations relating to or arising out of the BBOT Note and the BBOT Loan Agreement and all other documents relating thereto. RFS Investors has, effective as of July 30, 1997, executed a guaranty agreement in form and content acceptable to the Lenders guaranteeing the Obligations.

          2.1.2    Conversion.    BBOT has, by separate assignment executed July 30, 1997, assigned to NationsBank all its right, title and interest in and to the Facility, the BBOT Loan Agreement, the Participation Agreement and the other Loan Documents. Pursuant to the Restated Loan Agreement, as the same was subsequently amended and restated and is being further amended and restated hereby, the Participation Agreement was terminated by NationsBank, as successor-in-interest to BBOT, and the Participating Lenders, and NationsBank assigned to the Participating Lenders their respective pro rata portions of the Commitment existing under the BBOT Loan Agreement. If deemed necessary by the Agent in connection with the termination of the Participations, all Lenders other than the Participating Lenders have heretofore agreed to pay to Bank of America, as successor-in-interest to NationsBank, upon demand their respective pro rata shares of all outstanding Advances existing on or after the date of termination of the Participations. It is understood and agreed that the Participations have heretofore been converted into direct obligations to lend, and the Participating Lenders have assumed their respective pro rata portions of the Commitment to make Advances and their respective pro rata portions of all other obligations of Bank of America, as successor-in-interest to NationsBank, which, in turn, was successor-in-interest to BBOT, under or in regards to the Facility as heretofore set forth in the BBOT Loan Agreement, as the same was amended and restated by the Restated Loan Agreement, by the Amended Second Restated Loan Agreement, by the Amended Third Restated Loan Agreement, by the Amended Fourth Restated Loan Agreement, by the Amended Fifth Restated Loan Agreement, and as the same is being amended and restated hereby, and as such Commitment was increased as set forth in the Restated Loan Agreement, as amended and restated by the Amended Second Restated Loan Agreement, by the Amended Third Restated Loan Agreement, by the Amended Fourth Restated Loan Agreement, by the Amended Fifth Restated Loan Agreement, and as the same is being amended and restated hereby. Likewise, Bank of America and the Participating Lenders have heretofore assigned to the remaining Lenders such portions of the Commitment existing under the BBOT Loan Agreement as necessary to properly distribute to all Lenders their proper pro rata shares of the Commitment existing under the BBOT Loan Agreement in accordance and consistent with their respective Percentages of the Aggregate Commitment allocated to the Lenders, as set forth opposite their signatures in the Restated Loan Agreement, as the same was amended and restated by the Amended Second Restated Loan Agreement, by the Amended Third Restated Loan Agreement, by the Amended Fourth Restated Loan Agreement and by the Amended Fifth Restated Loan Agreement.

        Bank of America and, to the extent of any interest they may have had, the Participating Lenders, have heretofore assigned to the Agent as the agent for the Lenders pursuant to the terms of Article XI of the Restated Loan Agreement, as amended and restated by the Amended Second Restated Loan Agreement, the Amended Third Restated Loan Agreement, the Amended Fourth Restated Loan Agreement and the Amended Fifth Restated Loan Agreement, as the same is being amended and restated hereby, all of their right, title and interest in and to the Obligations, the Collateral and the other Loan Documents, and directed the Agent to place of record in each jurisdiction where a Mortgage appears of record an appropriate assignment and modification agreement reflecting the transfer of such Mortgage and related Loan Documents from Bank of America to the Agent, as agent for the Lenders.

        It is also understood and agreed that the assignments by Bank of America and the Participating Lenders of an undivided interest in the Facility were outright and absolute assignments, and not the sale or transfer of a participation interest, and were not intended to constitute a refinance of the Facility.

          2.1.3    Commitment; Notes.    The Facility has heretofore been increased from $75,000,000, as set forth in the BBOT Loan Agreement, to $175,000,000, as set forth in the Restated Loan Agreement, to $190,000,000, as set forth in the First Amendment to Second Restated Loan Agreement, reduced to $100,000,000.00 as set forth in the Third Restated Loan Agreement, increased to $130,000,000.00, as set forth in the Fourth Restated Loan Agreement and further increased to $140,000,000, as set forth in the Amended Fourth Restated Loan Agreement. From and including the Closing Date and prior to the Facility Termination Date, each Lender hereby agrees and reaffirms its Commitment, subject to the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate for each Lender at any one time outstanding the amount of such Lender's Commitment (as set forth in Exhibit J) minus such Lender's Percentage of Facility Letter of Credit Obligations and Reimbursement Obligations. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments of each Lender to lend under this Agreement shall expire on the Facility Termination Date. In connection with the extension of the Facility Termination Date, the Borrower has contemporaneously herewith executed and delivered to each Lender a Note in the amount of each Lender's Commitment, which Notes collectively replace, extend and renew the Notes executed in connection with the Amended Fifth Restated Loan Agreement.

        2.2    Final Principal Payment.    Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

        2.3    Ratable Loans.    Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances may be Prime Advances, LIBOR Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

        2.4    Collateral.

          (a)  The Collateral shall consist primarily of cross-collateralized and cross-defaulted first priority Mortgages encumbering Hotel Properties in the Secured Collateral Pool, and by Negative Pledge Agreements restricting the transfer, pledge or other hypothecation of Hotel Properties in the Negative Collateral Pool, both of which groups of Hotel Properties form the Collateral Pool or Collateral Pool Properties, and are listed on Exhibits G and H respectively attached hereto, with the franchise and franchisor for each such Hotel Property identified thereon which have been approved by the Lenders. Each Collateral Pool Property must be domestic, that is, located in the lower forty-eight (48) continental United States of America, must be subject to a current franchise agreement (with no defaults thereunder) approved by the Lenders with a franchisor that is acceptable to the Lenders, must be unencumbered with only such exceptions as have been approved by the Lenders, must be open for business and fully operational, and must otherwise be in compliance with the applicable provisions of Article V hereof. Notwithstanding the foregoing, all Collateral Pool Properties must be wholly owned directly by either the Borrower or a Guarantor and not by any Joint Ventures or wholly owned Subsidiary of the Borrower or a Guarantor, and no Hotel Properties owned by Joint Ventures or wholly owned Subsidiaries of the Borrower or any

  Guarantor may be included in the Collateral Pool. Borrower or any Guarantor may, from time to time, offer additional Hotel Properties to be included in the Collateral Pool and, provided that each such property complies with the terms and conditions of this Agreement (including, without limitation, the requirements of this Section 2.4), such property will then be included as a Collateral Pool Property hereunder.

          (b)  The Mortgages encumbering the Hotel Properties presently in the Secured Collateral Pool which have heretofore secured the Facility evidenced by the BBOT Note, pursuant to the terms of the BBOT Loan Agreement, as amended and restated by the Restated Loan Agreement, the Amended Second Restated Loan Agreement, the Amended Third Restated Loan Agreement, the Amended Fourth Restated Loan Agreement and the Amended Fifth Restated Loan Agreement, which is being amended and restated hereby, have heretofore been assigned to the Agent as a continuing part of the Collateral, subject to being reviewed and accepted by the Lenders in accordance with the conditions precedent set forth in Article V, Section 5.1, hereof. In the event at any time the Lenders determine that any item required by the applicable provisions of Article V hereof, whether for existing or future Collateral Pool Properties, is not available, or has not been provided, or is not acceptable, such item may, in the Lenders' sole discretion, either be waived, or, in the alternative, such Hotel Property for which the item has not been provided or is unacceptable may be removed from the Collateral Pool, in which event the Borrowing Base shall be adjusted accordingly to reflect the removal of such Hotel Property. In the alternative, the Borrower may substitute another Hotel Property for the one so removed, provided such Hotel Property is acceptable to the Lenders, and all conditions precedent to the inclusion of such Hotel Property in the Collateral Pool have been complied with, including, without limitation, the conditions of either Section 5.3 or 5.4, as applicable. Any such Hotel Property so removed from the Collateral Pool shall upon the written request from the Borrower be released by the Agent from the lien of any Mortgage, or from the restrictions of any Negative Pledge Agreement, provided there is then existing no Default or Unmatured Default then existing hereunder, and provided all provisions of Section 7.13 hereof have been complied with.

        2.5    Unused Credit Fee.    The Borrower has heretofore agreed and hereby agrees to pay to the Agent for the account of each Lender the Unused Credit Fee from the Closing Date to and including the Facility Termination Date, calculated at the rate of 0.35% per annum on the actual daily unborrowed portion of such Lender's Commitment (which is equal to the difference between (a) such Lender's Commitment on such day and (b) the then outstanding Loans owed to such Lender plus the Lender's Percentage of any outstanding and undrawn Facility Letters of Credit) payable quarterly in arrears on the first day of each calendar quarter beginning January 1, 2003 and on the Facility Termination Date. Notwithstanding the foregoing, all accrued Unused Credit Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

        2.6    Fees.    The Borrower agrees to pay all fees payable to the Agent and/or the Arranger for their own accounts or for the account of the Lenders pursuant to the terms of the Fee Letter and this Agreement.

        2.7    Minimum Amount of Each Advance.    Each LIBOR Advance shall be in the minimum amount of $2,000,000 (and in multiples of $100,000 if in excess thereof), and each Prime Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Prime Advance may be in the amount of the unused Aggregate Commitment.

        2.8    Optional Principal Payments.    The Borrower may from time to time pay, without penalty or premium (subject to reimbursement, upon demand, of the Lenders' Break-up Fee and all other breakage and re-deployment costs in the case of prepayment of LIBOR Advances), all or any part of outstanding Prime Advances or LIBOR Advances, upon two (2) Business Days' prior notice to the Agent and each such prepayment shall be in a minimum amount of $50,000.00 or in multiples thereof, provided that a LIBOR Advance may not be paid prior to the last day of the applicable LIBOR Interest Period unless Borrower pays the Break-up Fee.

        2.9    Manner of Borrowing and Method of Selecting Types and Interest Periods for New Advances; Borrowing Base; Lender Obligations.

          2.9.1    Manner of Borrowing and Method of Selecting Types and Interest Periods for New Advances.    The Borrower shall select the Type of Advance and, in the case of each LIBOR Advance, the LIBOR Interest Period applicable to each Advance from time to time. The Borrower shall give the Agent irrevocable notice substantially in the form of Exhibit I-1 attached hereto (a "Borrowing Notice") (i) not later than 1:00 p.m. (Dallas, Texas time) at least one (1) Business Day before the Borrowing Date of each Prime Advance, and (ii) not later than 1:00 p.m. (Dallas, Texas time) at least three (3) Business Days before the Borrowing Date for each LIBOR Advance, specifying:

            (a)  the Borrowing Date, which shall be a Business Day, of such Advance,

            (b)  the aggregate amount of such Advance,

            (c)  the Type of Advance selected, and

            (d)  in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.

          2.9.2    Borrowing Base.    Availability under the Facility shall be determined according to the Borrowing Base. In no event shall the Borrower be entitled hereunder to Advances or Facility Letters of Credit which would cause the Allocated Facility Amount at any time under the Loans to exceed the lesser of (i) the Borrowing Base or (ii) the Aggregate Commitment Amount. Furthermore, any Collateral Pool Property whose operating franchise license is canceled shall be immediately deducted from the Borrowing Base until such time as a franchise reasonably acceptable to the Lenders is obtained with respect to such Collateral Pool Property. In the alternative, the Borrower may substitute another Hotel Property for the one whose franchise license has been canceled, provided such Hotel Property is acceptable to the Lenders and all conditions precedent to the inclusion of such Hotel Property in the Collateral Pool have been complied with, including without limitation, the conditions of either Sections 5.3 or 5.4, as applicable. In such event, upon the substitution of such Hotel Property, upon the written request from the Borrower, the Hotel Property deducted from the Borrowing Base calculation shall be released by the Agent from the lien of any Mortgage, or from the restrictions of any Negative Pledge Agreement, provided there is no Default or Unmatured Default then existing hereunder, and provided all provisions of Section 7.13 hereof have been complied with.

          2.9.3    Lender Obligations.    Not later than 12:00 noon (Dallas, Texas time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Dallas, Texas to the Agent at the account specified pursuant to Article XIV. The Lenders shall not be obligated to match fund their LIBOR Advances. The Agent will promptly make the funds so received from the Lenders available to the Borrower from the Agent's aforesaid account. No LIBOR Interest Period may end after the Facility Termination Date and, unless all of the Lenders otherwise agree in writing, in no event may there be more than ten (10) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

        2.10    Conversion and Continuation of Outstanding Advances.    Prime Advances shall continue as Prime Advances unless and until such Prime Advances are converted into LIBOR Advances. Each LIBOR Advance shall continue as a LIBOR Advance until the end of the then applicable LIBOR Interest Period therefor, at which time such LIBOR Advance shall be automatically converted into a Prime Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such LIBOR Interest Period, such LIBOR Advance shall continue as a LIBOR Advance for the same or another LIBOR Interest Period. The Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided that any conversion of any LIBOR Advance (whether due to acceleration or otherwise) shall be made on, and only on, the last day of the Interest Period applicable thereto unless the Borrower pays the applicable Break-up Fee, to be paid on the same Business Day as the conversion occurs. The Borrower shall give the Agent irrevocable notice substantially in the form of Exhibit I-2 attached hereto (a "Conversion/Continuation Notice") of each conversion of an Advance not later than 1:00 p.m. (Dallas, Texas Time) at least one Business Day, in the case of a conversion into a Prime Advance, or three Business Days, in the case of a conversion into or continuation of a LIBOR Advance, prior to the date of the requested conversion or continuation, specifying:

          (a)  the requested date which shall be a Business Day, of such conversion or continuation;

          (b)  the aggregate amount and Type of the Advance which is to be converted or continued; and

          (c)  the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.

        2.11    Changes in Interest Rate, Etc.    Each Prime Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Advance into a Prime Advance pursuant to Section 2.10 to but excluding the date it is paid or is converted into a LIBOR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Prime Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Prime Advance will take effect simultaneously with each change in the Prime Rate. Each LIBOR Advance shall bear interest from and including the first day of the LIBOR Interest Period applicable thereto to (but not including) the last day of such LIBOR Interest Period at the LIBOR Basis determined as applicable to such LIBOR Advance.

        If, on or prior to the first day of any LIBOR Interest Period,

          (a)  the Agent shall have reasonably determined (which determination shall be conclusive and binding) that by reason of circumstances affecting the London interbank market or other Eurodollar market, as applicable, adequate and reasonable means do not exist for ascertaining the LIBOR Basis, or

          (b)  the Agent shall have reasonably determined (which determination shall be conclusive and binding) that the LIBOR Basis will not adequately and fairly reflect the cost to the Lenders of such LIBOR Advance for such LIBOR Interest Period, then the Agent shall forthwith give notice thereof to the Borrower, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to allow new LIBOR Advances shall be suspended.

        If, after the date of this Agreement, the adoption of any applicable law, rule or regulations, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or the Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Lenders to make, maintain or fund LIBOR Loans, the Agent shall forthwith give notice thereof to the Borrower, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to allow LIBOR Advances shall be suspended. If the Agent shall determine that the Lenders may not lawfully continue to maintain any outstanding LIBOR Loans to maturity and shall so specify in such notice, such LIBOR Loans shall be immediately converted to a borrowing at the Prime Rate.

        If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Agent or the Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (a)  shall subject the Lenders to any tax, duty or other direct charge with respect to the LIBOR Loans or this Agreement or shall change the basis of taxation of payments to the Lenders of the principal of or interest on LIBOR Loans or any other amounts due under this Agreement in respect to LIBOR Loans or the Lenders' obligations to allow LIBOR Advances (except for changes in the rate of tax on the overall net income of any Lender imposed by the jurisdiction in which any Lender's principal executive office is located); or

          (b)  shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Loan any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or the interbank market for Eurodollar deposits and other condition affecting LIBOR Loans, this Agreement or the obligation of any Lender to allow LIBOR Advances;

and the result of any of the foregoing is to increase the cost to any Lender of allowing or maintaining LIBOR Loans or to reduce the amount of any sum received or receivable by any Lender under this Agreement with respect thereto, by an amount deemed by the Agent, in its good faith judgment, to be material, then, within fifteen (15) days after demand by the Agent, the Borrower shall pay to the Agent for the benefit of the Lenders such additional amount or amounts as will compensate the Lenders for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lenders to compensation pursuant to this paragraph. A certificate of the Agent claiming compensation under this paragraph, setting forth the additional amount or amounts to be paid to it hereunder, and explaining in reasonable detail the estimates, data and calculations of such amount, shall be conclusive and binding in the absence of manifest error. In determining such amount, the Agent may use any reasonable averaging and attribution methods. In lieu of paying the compensation to the Lenders described in this paragraph, the Borrower may elect, promptly upon receiving notice from the Agent of the event entitling the Lenders to such compensation, to have any LIBOR Loan converted to a Prime Advance, subject to the Borrower's payment of any Break-up Fee due as a result of such conversion.

        2.12    Rates Applicable After Default; Late Fee.    Notwithstanding anything to the contrary contained in Sections 2.9 or 2.10, during the continuance of a Default or Unmatured Default, the Agent may, at the option of the Required Lenders, by written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued beyond its current term as a LIBOR Advance. During the continuance of a Default, the Agent may, at the option of the Required Lenders, by prior written notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each LIBOR Advance shall bear interest for the applicable LIBOR Interest Period at a rate per annum equal to the lesser of (i) the rate otherwise applicable to such LIBOR Interest Period plus 4% per annum or (ii) the Maximum Rate, until such Default shall have been cured and (b) each Prime Advance shall bear interest at a rate per annum equal to the lesser of (i) the Prime Rate otherwise applicable to the Prime Advance plus 4% per annum or (ii) the Maximum Rate until such Default shall have been cured; provided that such rates shall become applicable automatically without notice to the Borrower if a Default occurs under Section 8.7 or Section 8.8.

        If any principal or interest is not paid when due, the Borrower shall pay, on demand, a late charge of $.04 for each dollar of each installment which becomes past due for a period exceeding ten (10) days to help defray the added expense incurred in handling said delinquent installment, provided that in the event any such late charge should be determined by a court of competent jurisdiction to constitute interest, in no event shall such interest be due or payable in excess of the Maximum Rate.

        2.13    Method of Payment.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's account specified pursuant to Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 1:00 p.m. (Dallas, Texas time) on the date when due and shall be applied ratably by the Agent among the Lenders. Any payment received after 1:00 p.m. shall be processed as of the next Business Day. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its account specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender promptly. If any payment received by the Agent is not delivered to a Lender by the closing of business on the same Business Day as received by the Agent (with respect to payments received by 1:00 p.m., Dallas, Texas Time) or the next Business Day (with respect to payments received after 1:00 p.m., Dallas, Texas Time), such Lender shall receive from the Agent interest at the Federal Funds Effective Rate on the payment. The Agent is hereby authorized to charge the specific account of the Borrower, if any, maintained with Bank of America for such purpose, for each payment of principal, interest and fees as it becomes due hereunder. The Borrower shall not have any liability to any Lender for the failure of the Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Agent provided that it is received by the Agent no later than the time specified in this Section 2.13.

        2.14    [Intentionally Deleted]

        2.15    Notes; Telephonic Notices.    Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower's obligations under such Note. Each Lender's books and records, including without limitation, the information, if any, recorded by the Lender on the schedule attached to its Note, shall be deemed to be prima facie correct absent manifest error. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be an Authorized Officer. The Borrower agrees to deliver promptly to the Agent a written confirmation signed by an Authorized Officer of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

        2.16    Interest Payment Dates; Interest and Fee Basis.    Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at the Facility Termination Date, whether by acceleration or otherwise. Interest accrued on each

LIBOR Advance shall not be payable on any date on which the LIBOR Advance is prepaid (provided that nothing herein shall authorize a prepayment which is not otherwise permitted hereunder), or converted to another LIBOR Advance or to a Prime Advance, as the case may be, but shall be payable on the next Payment Date. Interest, Unused Credit Fees and Facility Letter of Credit Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (Dallas, Texas Time) at the place of payment, unless such Advance is repaid on the date that it was made. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.17    Notification of Advances, Interest Rates and Prepayments.    Promptly after receipt thereof (but in no event later than the close of business (Dallas, Texas time) one Business Day prior to the proposed Borrowing Date for a Prime Advance or the close of business three Business Days prior to the proposed Borrowing Date for a LIBOR Advance) the Agent will notify each Lender in writing by facsimile of the contents of each Borrowing Notice, Conversion/Continuation Notice, and prepayment notice received by it hereunder. The Agent will notify each Lender and the Borrower of the interest rate applicable to each LIBOR Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Prime Rate.

        2.18    Lending Installations.    Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

        2.19    Non-Receipt of Funds By the Agent.    Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day. If a Lender has not in fact made such payment to the Agent, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such date. If such Lender does not make such payment upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such amount to the Agent together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at the rate applicable to the relevant Loan. Nothing in this Section 2.19 shall be deemed to relieve any Lender from its obligation to fulfill any portion of its Commitment hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

        No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder.

        2.20    Withholding Tax Exemption.    At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes and an Internal Revenue Service Form W-8 or W-9 or applicable successor form, as the case may be, to establish an exemption from United States backup withholding tax. Each Lender which so delivers a Form 1001 or 4224 and Form W-8 or W-9 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such Form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes and is exempt from backup withholding, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax or is not exempt from backup withholding tax.

        2.21    Voluntary Reduction of Aggregate Commitment Amount.    Upon at least five (5) Business Days' prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Agent, the Borrower shall have the right, without premium or penalty, to permanently reduce the Aggregate Commitment provided that (a) the Borrower may not reduce the Aggregate Commitment below the Allocated Facility Amount at the time of such requested reduction, (b) any such partial reduction shall be in the minimum aggregate amount of U.S. $5,000,000 or any integral multiple of $5,000,000 in excess thereof and (c) the Borrower may not reduce the Aggregate Commitment to an amount less than $50,000,000. Any reduction of the Aggregate Commitment shall be applied pro rata to each Lender's Commitment. In addition, upon any such reduction, the Agent shall release such Hotel Properties from the Collateral Pool as are requested by the Borrower in writing, provided such Hotel Properties released are acceptable to the Lenders in their sole discretion, and provided the Borrower complies with Section 7.13 hereof and that all covenants and terms of this Agreement remain in compliance after such release.

        2.22    Usury.    The Borrower, the Lenders, the Agent and all other parties to the Loan Documents intend to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Borrower and the Lenders (or any other party liable with respect to any of the Obligations) are hereby limited by the provisions of this Section which shall override and control all such agreements, whether now existing or hereafter arising. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, chargeable, or received under this Agreement, a Note, any of the other Loan Documents, or otherwise, exceed the Maximum Rate. If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, any such construction shall be subject to the provisions of this Section and such document shall ipso facto be automatically reformed and the interest payable shall be automatically reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or be refunded to the Borrower or the other payor thereof, at the election of such Lender in its sole discretion or as required by applicable law. The right to accelerate maturity of a Note or any other Indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the Lenders do not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness such that such interest does not exceed the Maximum Amount. As used in this Section, the term "applicable law" shall mean the laws of such state or states whose laws are held by any court of competent jurisdiction to govern or the federal laws of the United States applicable to this transaction, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

        2.23    Application of Moneys Received by the Agent.    All moneys collected or received by the Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:

          (a)  to the payment of all reasonable costs (including without limitation all costs payable to any Lender of which the Agent has been notified) incurred in the collection of such moneys of which the Agent shall have given notice to the Borrower;

          (b)  to the reimbursement of any yield protection due to the Lenders in accordance with Section 4.1;

          (c)  to the payment of any fee due to the Issuing Bank pursuant to Section 3.8(b), to the Lenders pursuant to Section 3.8(a) in connection with the issuance of a Facility Letter of Credit, to the payment of the Amendment Fee to the Lenders, to the payment of the Unused Credit Fee to the Lenders, if any of the same are then due, in accordance with their Percentages, and to the payment of the Agent's Fee to the Agent if then due;

          (d)  (i) in case the entire unpaid principal of the Loan shall not have become due and payable, the whole amount received as interest and Facility Letter of Credit Fee then due to the Lenders (other than a Defaulting Lender) as their respective Percentages appear or (ii) in case the entire unpaid principal of the Loan shall have become due and payable, as a result of a Default or otherwise, to the payment of the whole amount then due and payable on the Loan for principal, together with interest thereon at the Default Rate or the interest rate, as applicable, to the Lenders (other than a Defaulting Lender) as their respective Percentages appear until paid in full; and

          (e)  to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that the Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).

ARTICLE III

THE LETTER OF CREDIT SUBFACILITY

        3.1    Obligation to Issue.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period ending thirty (30) days prior to the Facility Termination Date.

        3.2    Types and Amounts.    The Issuing Bank shall not, except with the prior written consent of all Lenders:

          (a)  issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank provided, in such event, the Borrower shall have the right to select (with the approval of the alternate Issuing Bank but not the other Lenders) an alternate Issuing Bank which shall be one of the Lenders;

          (b)  issue any Facility Letter of Credit if, after giving effect thereto, the aggregate Facility Letter of Credit Obligations would exceed $10,000,000 or the Allocated Facility Amount would exceed the Aggregate Commitment;

          (c)  issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is less than thirty (30) days preceding the Facility Termination Date; or

          (d)  issue any Facility Letter of Credit having an expiration date which is more than fifteen (15) months after the date of its issuance.

        3.3    Conditions.    In addition to being subject to the satisfaction of the conditions contained in Section 5.2 hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

          (a)  the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

          (b)  as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular, provided, in such event, the Borrower shall have the right to select an alternate Issuing Bank which shall be one of the Lenders;

          (c)  there shall not exist any Default or Unmatured Default; and

          (d)  the Borrower shall have paid those portions of the Facility Letter of Credit Fee referred to in Section 3.8 hereof that are due on the Issuance Date.

        3.4    Procedure for Issuance of Facility Letters of Credit.

          (a)  The Borrower shall give the Issuing Bank and the Agent at least five (5) Business Days' prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement substantially in the form of Exhibit I-3 attached hereto (a "Letter of Credit Request") (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Agent (i) by the close of business on such day (A) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer, or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an Authorized Officer); such notice shall specify:

            (1)  the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

            (2)  the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the "Issuance Date");

            (3)  the date on which such requested Facility Letter of Credit is to expire which date (exclusive of automatic extension periods so long as the Facility Letter of Credit gives the Issuing Bank the right to issue a notice that the expiration date will not be extended) shall be a Business Day and shall in no event be later than the earlier of fifteen months after the Issuance Date and thirty (30) days prior to the Facility Termination Date;

            (4)  the purpose for which such Facility Letter of Credit is to be issued (such purpose shall comply with the requirements of Section 7.2);

            (5)  the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

            (6)  any special language required to be included in the Facility Letter of Credit.

  At the time such request is made, the Borrower shall also provide the Agent and the Issuing Bank with a copy of the specific form, if any, of the Facility Letter of Credit that the Borrower is requesting be issued, which shall be subject to the reasonable approval of the Issuing Bank and the Agent. Such notice, to be effective, must be received by such Issuing Bank and the Agent not later than 2:00 p.m. (Dallas, Texas Time) on the last Business Day on which notice can be given under this Section 3.4(a). The Agent shall promptly but in no event later than three (3) Business Days prior to the Issuance Date give a copy of the Letter of Credit Request to the other Lenders. The Borrower shall also deliver to the Agent and the Issuing Bank the compliance certificate required in Section 5.2 together with each Letter of Credit Request.

          (b)  Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Section 5.2 hereof have been satisfied, such Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank's usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, or (ii) written or telephonic notice from the Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

          (c)  The Issuing Bank shall give the Agent and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the "Issuance Notice") and the Agent shall promptly give a copy of the Issuance Notice to the other Lenders.

          (d)  The Issuing Bank shall not extend or amend any Facility Letter of Credit (other than an automatic extension) unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.

          (e)  The Issuing Bank shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of any extension or amendment of a Facility Letter of Credit and the Agent shall promptly give a copy of such notice to the Lenders.

        3.5    Reimbursement Obligations, Duties of Issuing Bank.

          (a)  The Issuing Bank shall promptly notify the Borrower and the Agent of any draw under a Facility Letter of Credit, and the Agent shall promptly notify the other Lenders that such draw has occurred. Any such draw shall constitute an Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Prime Rate until instructed otherwise by the Borrower in accordance with Section 2.10 hereof; provided that if any Default or an Unmatured Default involving the payment of money exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest from the date funded at the Default Rate.

          (b)  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to the Borrower or any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 3.4, relieve a Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

        3.6    Participation.

          (a)  Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender's Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and any security therefor or guaranty pertaining thereto. Each Lender's obligation to make further Loans to the Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or issue any Facility Letters of Credit on behalf of the Borrower shall be reduced by such Lender's Percentage of the undrawn portion of each Facility Letter of Credit outstanding, as well as any outstanding Reimbursement Obligations.

          (b)  In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.7 hereof, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Lender of the same, and each Lender shall within one (1) Business Day unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender's Percentage of the unreimbursed amount of such payment, and the Agent shall promptly pay such amount to the Issuing Bank. Notwithstanding the foregoing, unless the Borrower shall notify the Agent of the Borrower's intent to repay the Reimbursement Obligation on the date of the related drawing under any Facility Letter of Credit, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Prime Loan as set forth in Section 2.10. The failure of any Lender to make available to the Agent for the account of any Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Lender which fails to make any payment required pursuant to this Section 3.6(b) shall be deemed to be a Defaulting Lender hereunder.

          (c)  If the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender's Percentage thereof.

          (d)  Upon the request of the Agent or any Lender, an Issuing Bank shall furnish to the Agent or such Lender copies of any Facility Letter of Credit to which that Issuing Bank is party and such other documentation as may reasonably be requested by the Agent or such Lender.

          (e)  The obligations of a Lender to make payments to the Agent for the account of each Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

        3.7    Payment of Reimbursement Obligations.

          (a)  The Borrower agrees to pay to the Agent for the account of each Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with any Facility Letter of Credit when due irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

              (i)  any lack of validity or enforceability of this Agreement or any of the other Loan Documents.

            (ii)  the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this

    Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

            (iii)  any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

            (iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

            (v)  the occurrence of any Default or Unmatured Default.

          (b)  In the event any payment by the Borrower received by the Issuing Bank or the Agent with respect to a Facility Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Agent or the Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Agent, contribute such Lender's Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Agent upon the amount required to be repaid by the Issuing Bank or the Agent.

        3.8    Compensation for Facility Letters of Credit.

          (a)  The Borrower shall pay to the Agent, for the ratable account of the Lenders, based upon the Lenders' respective Percentages, a per annum fee (the "Facility Letter of Credit Fee") with respect to each Facility Letter of Credit that is equal to the Applicable Margin for LIBOR Loans multiplied by the face amount of the Facility Letter of Credit. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments (except for the first payment which may be a partial payment based on the proportionate share of the quarter then remaining) for any Facility Letter of Credit then outstanding, on the first day of the months of April, July, October and January, during the term of the Facility, and, to the extent any such fees are then due and unpaid, on the Facility Termination Date such unpaid fees shall be due and payable in full. The Agent shall promptly remit such balance of the Facility Letter of Credit Fees, when paid, to the Lenders (including the Issuing Bank) in accordance with their respective Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Agent, provided such payment is received by the time specified in Section 2.16 hereof.

          (b)  In addition to the Facility Letter of Credit Fee, the Issuing Bank shall receive solely for its own account a "fronting fee" in an amount equal to the greater of (i) .125% of the face amount of each Facility Letter of Credit and (ii) $250.00, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit. The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank's standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

        3.9    Letter of Credit Collateral Account.    The Borrower hereby agrees that it will, if required pursuant to the terms of a Facility Letter of Credit or Section 9.1, maintain a special collateral account (the "Letter of Credit Collateral Account") at the Agent's office at the address specified pursuant to Section 14.1, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 9.1. Such Letter of Credit Collateral Account shall be funded to the extent required by Section 9.1. In addition to the foregoing, the Borrower hereby grants to the Agent, for the benefit of the Lenders, a properly perfected security interest in and to the Letter of Credit Collateral Account, any funds that may hereafter be on deposit in such account and the proceeds thereof. The Borrower agrees to execute a security agreement and such other documents as the Agent may require in connection therewith.

ARTICLE IV

CHANGE IN CIRCUMSTANCES

        4.1    Yield Protection.    If, after the date hereof, any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

          (a)  subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal, state and local income, franchise or similar taxes on the overall income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its loans, Facility Letters of Credit or other amounts due it hereunder, or

          (b)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

          (c)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, Letters of Credit issued or participated in, or interest received by it, by an amount reasonably deemed material by such Lender then,

          (d)  within fifteen (15) days of written demand by such Lender pursuant to Section 4.4, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

        4.2    Changes in Capital Adequacy Regulations.    If the amount of capital required or expected to be maintained by each Lender, the Lending Installations of the Lenders or the corporations controlling the Lenders (as the case may be) is increased as a result of a Change (as hereinafter defined), then, within fifteen days of written demand by such Lender pursuant to Section 4.4, the Borrower shall pay each such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion on such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit, or its obligation to make Loans hereunder or participate in or issue Facility Letters of Credit (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, rule, regulation, policy, guideline, interpretation, or directive of any Governmental Authority having jurisdiction after the date of this Agreement which affects the amount of capital required or reasonably expected to be maintained by each of the Lenders or the Lending Installations, or the corporations controlling such Lenders, (as the case may be). "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        4.3    Funding Indemnification.    If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by the Borrower for any reason, the Borrower will pay to the Agent for the benefit of the applicable Lenders the Break-up Fee upon the Borrower's receipt of the written notice pursuant to Section 4.5.

        4.4    Lender Statements, Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Loans and shall take other measures in its discretion to reduce any liability of the Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of a LIBOR Advance under Section 2.11, so long as such designation or other measure is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Agent and to the Borrower as to the amount due, if any, under Sections 4.1, 4.2 or 4.3. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 4.1, 4.2 and 4.3 shall survive payment of the Obligations and termination of this Agreement for a period of one year.

        4.5    Limitation on the Borrower's Liability.    The Borrower shall not be obligated to compensate any Lender pursuant to Sections 4.1, 4.2 or 4.3 for any amounts attributable to a period more than one year prior to such Lender's written notice under Section 4.4 of its intention to seek compensation under Sections 4.1, 4.2 or 4.3.

ARTICLE V

CONDITIONS PRECEDENT

        5.1    Conditions to Closing.    This Agreement shall not be effective unless and until (a) the Borrower shall have paid all fees then due and payable to the Lenders, the Agent and the Arranger hereunder, and (b) the Borrower shall have furnished to the Agent, in form and substance satisfactory to the Lenders and their counsel and with sufficient copies for the Lenders, the following:

          (a)  The duly executed originals of the Loan Documents (all of which must have been reviewed by and acceptable to the Agent) including this Agreement, the Notes, the Guaranty Agreements, the Environmental Indemnity and the Modification Agreements;

          (b)  Certified copies of the articles of incorporation, limited partnership certificate, limited liability company agreement or other organizational document of the Borrower, each Guarantor, each Subsidiary and each Qualified Borrower, to the extent applicable, with all amendments and certified by the appropriate governmental officer of the state of organization as of a recent date;

          (c)  Certificates of good standing for the Borrower, each Guarantor, each Subsidiary and each Qualified Borrower certified by the appropriate governmental officer of the state of organization, and foreign qualification certificates for the Borrower and each Guarantor, certified by the appropriate governmental officer, for each jurisdiction where any assets are located and each other jurisdiction where the failure to so qualify or be licensed (if required) would have a Material Adverse Effect;

          (d)  Copies, certified by an officer of the Borrower, each Guarantor, each Subsidiary and each Qualified Borrower, as applicable, of each of the foregoing Persons' respective by-laws, partnership agreement, operating agreement or similar document, to the extent applicable, together with all amendments thereto;

          (e)  An incumbency certificate, executed by an Authorized Officer of the Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

          (f)    Copies, certified by the Secretary or Assistant Secretary, of RFS Investors (as the sole general partner of the Borrower) Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing on behalf of the Borrower as its sole general partner the Advances provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower hereunder;

          (g)  A written opinion of the Borrower's and each Guarantor's counsel, addressed to the Lenders in substantially the form of Exhibit B hereto;

          (h)  A certificate, signed by an officer of RFS Investors, as the sole general partner of the Borrower, stating that on the Closing Date no Default or Unmatured Default has occurred and is continuing and that all representations and warranties of the Borrower contained herein are true and correct as of the Closing Date as and to the extent set forth herein and that the Borrower is in compliance with all covenants, terms and conditions of this Agreement and the other Loan Documents;

          (i)    A pro forma compliance certificate as of September 30, 2002 in the form attached hereto as Exhibit C;

          (j)    Evidence that all parties whose consent is required for the Borrower to execute the Loan Documents have provided such consents; and

          (k)  Current UCC-11, judgment and tax lien searches acceptable to the Agent.

        5.2    Conditions to Each Advance, Issuance of Facility Letter of Credit and Continuation/ Conversion.    The following conditions must be satisfied as a condition precedent to the making of an Advance, the issuance of a Facility Letter of Credit, or the continuation of a LIBOR Advance or conversion of an existing Advance into a LIBOR Advance:

          (a)  There exists no Default or Unmatured Default;

          (b)  The representations and warranties contained in Article VI are true and correct as of such Borrowing Date, Issuance Date, or date of conversion and/or continuation as and to the extent set forth therein, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date and except for Property Breaches, in which case the compliance certificate shall contain a calculation of the financial covenants with and without including the Hotel Property with respect to which there is a Property Breach and demonstrate compliance with such covenants both with and without inclusion of such Hotel Property;

          (c)  All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel;

          (d)  Written money transfer instructions, in substantially the form of Exhibit E hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested; and

          (e)  Such approvals, opinions and documents pertaining to any Advance requested by or on behalf of a Qualified Borrower as the Agent may require have been provided.

        Each Borrowing Notice, Letter of Credit Request, and Conversion/Continuation Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

        5.3    Conditions to Secured Collateral Pool.    No Hotel Property may henceforth be included in the Secured Collateral Pool until the Agent has received, with respect to each such Hotel Property, each of the following documents or information, which documents and information shall in all respects be acceptable in form and substance to the Agent and the Lenders and their counsel:

          (a)    Security Documents.    Such Security Documents as the Agent shall require including, without limitation, a Mortgage in recordable form duly executed by the Borrower in form and content acceptable to the Agent and its counsel and giving the Agent a first priority lien on said Hotel Property subject only to those easements or encumbrances consented to in writing by the Agent ("Permitted Exceptions").

          (b)    Security Agreements.    Security Agreements duly executed by the Borrower, granting to the Agent a first priority security interest in all furniture, furnishings, equipment, fixtures, supplies, inventory, accounts, licenses, franchise agreements, general intangibles and other personal property of every kind and description used in connection with the ownership, operation and or management of each such Hotel Property, together with (i) acknowledgment copies of financing statements (UCC-1's) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Agent, desirable to perfect the security interests created by the Security Agreements; and (ii) certified copies of requests for information (form UCC-11's) identifying all of the financing statements on file with respect to the Borrower, each Guarantor, any Qualified Borrower and the Lessee, as applicable, indicating that no party claims an interest in any of the personal property composing part of the Collateral. At the Agent's option, the Security Agreements may be contained in the Mortgages.

          (c)    Evidence of Due Authorization of Security Documents and Corporate or Partnership Good Standing.    Certified copies of all partnership or corporate action, as applicable, taken by each party executing a Mortgage, Security Agreement, Assignments of Rents and Leases, UCC-1 financing statements, and all other Loan Documents and other instruments, certificates or agreements required by the Agent, including resolutions of its board of directors or appropriate partnership action, as applicable, authorizing the execution, delivery and performance of the Security Documents and evidence of the good standing of each party to each of the Security Documents under their respective state's organization and any other state the Agent deems necessary or appropriate.

          (d)    Assignments of Rents and Leases.    The Assignment of Rents and Leases with respect to each such Hotel Property duly executed by the Borrower, which assignments may be contained in the Mortgages at the Agent's option.

          (e)    Franchise Agreements.    Copies of the franchise agreement under which each such Hotel Property will be operated, a copy of the franchisor's most recent inspection report, and, unless waived by the Agent, a letter from each franchisor agreeing to give notices to the Agent of any defaults by the franchisee.

          (f)    Leases.    Copies of each Lease and any service agreements relating to each such Hotel Property, all of which shall be acceptable in form and content to the Agent.

          (g)    Subordinations.    Subordination agreement(s) duly executed by the Lessee under the Leases subordinating the Leases to the Mortgages.

          (h)    Management Agreements.    Copy of any management agreement for any Hotel Property subject to a management agreement providing for management by a company satisfactory to the Agent, and an assignment to the Agent of any such management agreement, as well as the subordination thereof and management fees thereunder to the Mortgage for the subject Hotel Property, and the consent of the manager thereto, all in form and content acceptable to the Agent and its counsel.

          (i)    Surveys.    An ALTA (or its equivalent acceptable to the Agent) as-built survey of each such Hotel Property from a licensed surveyor acceptable to the Agent, the Agent's counsel and the title insurance company. The survey must be sufficient in form and content so that the title insurance company will issue an ALTA mortgagee's title insurance policy in which the standard boundary, encroachment and survey exceptions have been deleted. The survey for any Secured Collateral Pool Property acquired by the Borrower after the date hereof must be dated within ninety (90) days prior to the issuance of the title policy and be certified to the Agent and the title insurance company in form acceptable to the Agent. The survey must show all easements or restrictions reflected as exceptions in the title insurance policies and must not show any matters affecting a particular Hotel Property which is objectionable to the Agent. The survey shall indicate whether any part of the particular Hotel Property is located within a flood plain area.

          (j)    Title Insurance Policies.    A mortgagee title insurance policy with respect to each such Hotel Property in an amount equal to fifty-five percent (55%) of the Value as of the date the applicable Hotel Property is accepted into the Collateral Pool, naming the Agent as the insured party, showing no liens against such Hotel Property except for the Mortgage and reflecting fee simple title to the Hotel Property in the Borrower, subject to no exceptions except for Permitted Exceptions. Such policy shall be issued by a title insurance company acceptable to the Agent, and shall contain affirmative coverage as to survey matters, and such other affirmative coverage or endorsements (including, without limitation, so-called tie-in endorsement or equivalent thereof acceptable to the Agent) as may be reasonably required by the Agent.

          (k)    Environmental Audits.    An ASTM Phase I ESA for each such Hotel Property, performed and issued by a nationally recognized environmental audit firm, or as otherwise mutually agreed upon by the Borrower and the Agent, addressed to the Agent as a party entitled to rely thereon, dated not more than six (6) months prior to the date the applicable Hotel Property is accepted into the Collateral Pool, reflecting no indication of adverse environmental conditions at the subject Hotel Property, including, without limitation, asbestos, and including a certification that the Hotel Property is not located on, and has not disturbed, a protected wetlands area.

          (l)    Physical Inspections.    A report of an independent inspecting engineering firm satisfactory to the Agent as to the physical condition of each such Hotel Property reflecting a condition of such Hotel Property acceptable to the Agent and the independent satisfaction of the Agent with the physical condition of the Hotel Property pursuant to the on-site inspection of officers of the Agent, for which inspections such officers shall be permitted access to the Hotel Property during reasonable hours. All out of pocket expenses incurred by the Agent in connection with such inspections shall be payable on demand by the Borrower.

          (m)    Certificates of Insurance.    Each of (i) a current certificate of insurance as to the insurance maintained by the Borrower on such Hotel Property (including flood insurance if necessary) from the insurer or an independent insurance broker dated as of the date of determination, identifying insurers, types of insurance, insurance limits, and policy terms (which certificate may evidence inclusion of such Hotel Property under a "blanket" policy maintained by the Borrower); (ii) certified copies of all policies evidencing such insurance (or certificates therefor signed by the insurer or an agent authorized to bind the insurer); and (iii) such further information and certificates from the Borrower, its insurers and insurance brokers as the Agent may request.

          (n)    Appraisals.    Any existing appraisal of each such Hotel Property which the Borrower may have access to. (Upon any Default or Unmatured Default the Agent may order an appraisal on any or all Collateral Pool Properties at the Borrower's expense prepared by an MAI appraiser acceptable to the Agent).

          (o)    Environmental Indemnity.    An Environmental Indemnity Agreement in form and content satisfactory to the Agent and its counsel, executed by the Borrower, with respect to each such Hotel Property.

          (p)    Opinion of Counsel.    The favorable opinion of counsel for the Borrower qualified to practice in the State in which the Hotel Property is located, addressed to Agent as to the enforceability against the Borrower of the Security Documents, as applicable, and all other documents to be delivered by such entities and, with respect to the Borrower, specifically opining as to the existence and sufficiency of consideration for the Security Documents to be signed by it, each such opinion letter to be in form and content acceptable to the Agent, and opining as to such other matters as the Agent may request.

          (q)    Independent Market Study.    An independent market study acceptable to the Agent on each such Hotel Property.

          (r)    Certificate of Occupancy; As Built Plans and Specifications.    To the extent available or obtainable, a copy of the certificate of occupancy for such Hotel Property, or other evidence satisfactory to the Agent that no certificate of occupancy is necessary to the use and occupation thereof, together with a copy of as-built plans and specifications for such Hotel Property, showing all improvements thereon to the fullest extent available to the Borrower or in the Borrower's possession.

          (s)    Zoning Compliance.    A zoning letter or certificate from the appropriate local official (or other evidence satisfactory to the Agent) confirming that the use of the Hotel Property is in compliance with zoning regulations or is an otherwise permitted use, and other evidence reasonably satisfactory to the Agent that in case of casualty the improvements could be rebuilt in substantially the manner existing prior to such casualty.

          (t)    Permit Assurances.    Evidence by the Borrower or the Borrower's agents or representatives reasonably satisfactory to the Agent that all activities being conducted on such Hotel Property which require federal, state or local licenses or permits have been duly licensed and that such licenses or permits are in full force and effect.

          (u)    Operating Statements.    Operating statements for such Hotel Property in form acceptable to the Agent covering each of the last twelve (12) consecutive calendar months (or, if twelve (12) calendar months have not passed since completion of construction of such Hotel Property, an operating statement for each quarter since such completion) ending immediately prior to the addition of such Hotel Property to the Secured Collateral Pool; provided, however, that if twelve (12) calendar months have not passed since the Borrower acquired title to the Hotel Property, such operating statements for periods prior to the Borrower's ownership as are in the Borrower's possession or reasonably obtainable by the Borrower.

          (v)    Doing Business Opinion or Title Endorsement.    For Hotel Properties located in such states as the Agent may designate, either (i) an opinion, dated the date of the inclusion of each such Hotel Property in the Secured Collateral Pool, of legal counsel acceptable to the Agent qualified to practice in the state in which such Hotel Property is located, or (ii) a doing-business endorsement to the title insurance policy required by Section 5.3 (j) hereof, each to the effect that neither the Agent nor any Lender shall be required to qualify to do business in such state or any political subdivision thereof or to become liable to pay any taxes in such state or any political subdivision thereof solely on account of the receipt of the security title or lien on such Hotel Property securing the Obligations, such opinion or endorsement to be satisfactory to the Agent, subject to practices customary in such state with respect to the scope and substance of such opinion or endorsement.

          (w)    Photographs.    Photographs of the Hotel Property, and a listing of amenities.

          (x)    Legal Description.    A legal description of the Hotel Property.

          (y)    Site Plan.    A site plan.

          (z)    Location Map.    A location map with the Hotel Property clearly identified thereon.

          (aa)    Borrowing Base.    The Cost and Implied Value for each Hotel Property from which the Borrowing Base can be determined.

          (bb)    Pro forma Compliance Certificate.    A pro forma compliance certificate in the form attached hereto as Exhibit C.

          (cc)    Other Documents.    Such other approvals, opinions, information or documents as the Agent may request, it being understood that all Hotel Properties now or hereafter being considered for inclusion in the Secured Collateral Pool must be acceptable to the Lenders.

        If at any time the Agent reasonably determines, in its sole discretion, that a Hotel Property should be removed from the Secured Collateral Pool, whether due to environmental concerns which have changed or become known since the date of inclusion in the Secured Collateral Pool, casualty or otherwise, the Agent shall so notify the Borrower in writing and such Hotel Property shall thereafter no longer be considered part of the Secured Collateral Pool, nor included in the calculation of the Borrowing Base. Any such Hotel Property so removed from the Secured Collateral Pool shall upon written request from the Borrower be released by the Agent from the lien of any Mortgage provided there is then existing no Default or Unmatured Default hereunder and the provisions of Section 7.13 hereof have been complied with. In addition, the Borrower may substitute another Hotel Property for the one removed from the Secured Collateral Pool provided such new Hotel Property is acceptable to the Lenders and all conditions precedent to the inclusion of such Hotel Property in the Secured Collateral Pool have been complied with including, without limitation, the provisions of Section 7.13 hereof.

        5.4    Conditions to Negative Collateral Pool.    No Hotel Property may be included in the Negative Collateral Pool until the Agent has received, with respect to each such Hotel Property, each of the following documents or information, which documents and information shall in all respects be acceptable in form and substance to the Agent and the Lenders and their counsel:

          (a)    Negative Pledge.    The Negative Pledge Agreement.

          (b)    UCC Searches.    Certified copies of requests for information (form UCC-11) identifying all of the financing statements on file with respect to the Borrower, the Guarantors, any Qualified Borrower and the Lessee, as applicable, indicating that no Person claims an interest in any of the personal property belonging to the Borrower and located on or at the Hotel Property.

          (c)    Evidence of Due Authorization and Corporate or Partnership Good Standing.    Certified copies of all partnership or corporate action, as applicable, taken by each party executing a Negative Pledge Agreement, and all other Loan Documents and other instruments, certificates or agreements required by the Agent, including resolutions of its board of directors or appropriate partnership action, as applicable, authorizing the execution, delivery and performance of the Negative Pledge Agreement and evidence of the good standing of each party to each Negative

  Pledge Agreement under their respective state's organization and any other state the Agent deems necessary or appropriate.

          (d)    Franchise Agreements.    Copies of the franchise agreement under which each such Hotel Property will be operated, a copy of the franchisor's most recent inspection report, and, unless waived by the Agent, a letter from each franchisor agreeing to give notices to the Agent of any defaults by the franchisee.

          (e)    Leases.    Copies of each Lease and any service agreements relating to each such Hotel Property all of which shall be acceptable in form and content to the Agent.

          (f)    Management Agreements.    Copy of any management agreement for any Hotel Property subject to a management agreement providing for management by a company satisfactory to the Agent, and an assignment to the Agent of any such management agreement, all in form and content acceptable to the Agent and its counsel.

          (g)    Title Insurance Policies; Updated Searches.    Copies of any owner's title insurance policy with respect to each such Hotel Property showing no liens encumbering such Hotel Property and reflecting fee simple title to the Hotel Property in the Borrower, subject to no exceptions except for Permitted Exceptions. The Borrower shall also provide updated title searches or abstracts sufficient to allow the Agent to determine the Hotel Property is unencumbered as of the date hereof.

          (h)    Environmental Audits.    Any existing hazardous materials report site assessment for each such Hotel Property, reflecting no indication of adverse environmental conditions at the subject Hotel Property, including, without limitation, asbestos, and including a certification that the Hotel Property is not located on, and has not disturbed, a protected wetlands area.

          (i)    Physical Inspections.    Any existing report of an inspecting engineering firm as to the physical condition of each such Hotel Property reflecting a condition of such Hotel Property acceptable to the Agent and the independent satisfaction of the Agent with the physical condition of the Hotel Property pursuant to the on-site inspection of officers of the Agent, for which inspections such officers shall be permitted access to the Hotel Property during reasonable hours. All out of pocket expenses incurred by the Agent in connection with such inspections shall be payable on demand by the Borrower.

          (j)    Appraisals.    Any existing appraisal of each such Hotel Property which the Borrower may have access to. (Upon any Default or Unmatured Default the Agent may order an appraisal on any or all Collateral Pool Properties at the Borrower's expense prepared by an MAI appraiser acceptable to the Agent).

          (k)    Environmental Indemnity.    An Environmental Indemnity Agreement in form and content satisfactory to the Agent and its counsel, executed by the Borrower, with respect to each such Hotel Property.

          (l)    Operating Statements.    Operating statements for such Hotel Property acceptable to the Agent covering each of the last twelve (12) consecutive calendar months (or, if twelve (12) calendar months have not passed since completion of construction of such Hotel Property, an operating statement for each quarter since such completion) ending immediately prior to the addition of such Hotel Property to the Negative Collateral Pool; provided, however, that if twelve (12) calendar months have not passed since the Borrower acquired title to the Hotel Property, such operating statements for periods prior to the Borrower's ownership as are in the Borrower's possession or reasonably obtainable by the Borrower.

          (m)    Photographs.    Photographs of the Hotel Property, and a listing of amenities.

          (n)    Legal Description.    A legal description of the Hotel Property.

          (o)    Site Plan.    A site plan.

          (p)    Location Map.    A location map with the Hotel Property clearly identified thereon.

          (q)    Independent Market Study.    An independent market study acceptable to the Agent.

          (r)    Borrowing Base.    The Cost and Implied Value for each Hotel Property from which the Borrowing Base can be determined.

          (s)    Pro forma Compliance Certificate.    A pro forma compliance certificate in the form attached hereto as Exhibit C.

          (t)    Other Documents.    Such other approvals, opinions, information or documents as the Agent may request.

        If at any time the Agent reasonably determines, in its sole discretion, that a Hotel Property should be removed from the Negative Collateral Pool, whether due to environmental concerns which have changed or become known since the date of inclusion in the Negative Collateral Pool, casualty or otherwise, the Agent shall so notify the Borrower in writing and such Hotel Property shall thereafter no longer be considered part of the Negative Collateral Pool, nor included in the calculation of the Borrowing Base. Any such Hotel Property so removed from the Negative Collateral Pool shall upon written request from the Borrower be released from the Negative Pledge Agreement applicable thereto provided there is then existing no Default or Unmatured Default hereunder, and the provisions of Section 7.13 hereof have been complied with. In addition, the Borrower may substitute another Hotel Property for the one removed from the Negative Collateral Pool provided such Hotel Property is acceptable to the Lenders and all conditions precedent to the inclusion of such Hotel Property in the Negative Collateral Pool have been complied with.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        The Borrower and each Guarantor each represent and warrant to the Lenders that as of the date hereof, and as of each Borrowing Date, Issuance Date and each conversion and/or continuation (except as otherwise disclosed to and approved by the Required Lenders):

        6.1    Existence.    They are duly organized, validly existing and in good standing under the laws of the State of Tennessee, with their principal places of business in Memphis, Tennessee, and are duly qualified as a foreign partnership or corporation (as applicable), properly licensed (if required), in good standing and have all requisite authority to conduct their business in each jurisdiction in which either owns Hotel Properties and, except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which their business is conducted. Each of their Subsidiaries, Qualified Borrowers and Investment Affiliates is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns Hotel Property, and except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which it conducts business.

        6.2    Authorization and Validity.    They have the power and authority and legal right to execute and deliver the Loan Documents and to perform their respective obligations thereunder. The execution and delivery by them of the Loan Documents and the performance of their obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and each Guarantor enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

        6.3    No Conflict; Government Consent.    Neither the execution and delivery by them of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate in any material respect any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on, respectively, the Borrower, any Guarantor or any of their Subsidiaries or Qualified Borrowers or any of such entities' articles of incorporation, by-laws, certificates of limited partnership, partnership agreements or operating agreements, as the case may be, or the provisions of any indenture, declaration of trust, instrument or agreement to which any entity is a party or is subject, or by which it, or its Hotel Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Hotel Property of such entity pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

        6.4    Financial Statements; Material Adverse Change.    The most recent consolidated financial statements of the Borrower, each Guarantor and their Subsidiaries delivered to the Lenders prior to the date that this representation is made were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower, each Guarantor and their Subsidiaries at such date and the consolidated results of their operations for the period then ended. Since the date of such financial statements, there has been no change in the business, property, results of operations or financial condition of the Borrower, any Guarantor or their Subsidiaries which have or could be reasonably expected to have a Material Adverse Effect.

        6.5    Taxes.    The Borrower, each Guarantor and their Subsidiaries, and any Qualified Borrowers, have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by, respectively, the Borrower, any Guarantor, any of their Subsidiaries or any Qualified Borrowers, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower, each Guarantor and their Subsidiaries, and to the Borrower's and each Guarantor's collective knowledge, their Qualified Borrowers in respect of any taxes or other governmental charges are adequate.

        6.6    Litigation and Contingent Obligations.    Except as set forth on Schedule 6, there is no litigation, arbitration, governmental investigation or proceeding pending or, to the knowledge of any Guarantor's officers, threatened, in a writing received by the Borrower, any Guarantor, a Subsidiary, or a Qualified Borrower, against or affecting the Borrower, any Guarantor or any of their Subsidiaries, Qualified Borrowers or Investment Affiliates which, if adversely determined, would have a Material Adverse Effect. Except as disclosed on Schedule 7, they have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 7.1, which would have or could be reasonably expected to have a Material Adverse Effect.

        6.7    Subsidiaries.    Schedule 1 hereto contains an accurate list of all of the presently existing Subsidiaries and Investment Affiliates of the Borrower and each Guarantor, setting forth their respective jurisdictions of formation, the percentage of their respective Capital Stock owned by them or their Subsidiaries, properties owned and a description of its business and with respect to Investment Affiliates, whether such Investment Affiliate constitutes a Qualified Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries and, to the Borrower's and each Guarantor's collective knowledge, such Investment Affiliates have been duly authorized and issued and are fully paid and non-assessable.

        6.8    ERISA.    The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any Guarantor, nor any other member of the Controlled Group has incurred any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. If withdrawals from all Multiemployer Plans occurred, the liability would not exceed $250,000. Each Plan and, to the Borrower's and each Guarantor's collective knowledge, each Multiemployer Plan, complies in all material respects with all applicable requirements of law and regulations and the Borrower, each Guarantor and all members of the Controlled Group have complied in all material respects with ERISA and the Code with respect to each Plan. No Reportable Event has occurred with respect to any Plan, neither the Borrower nor any Guarantor nor any other member of the Controlled Group has withdrawn from any Plan or Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan or, to the Borrower's or any Guarantor's collective knowledge, Multiemployer Plan. Neither the Borrower nor any Guarantor nor any member of the Controlled Group has any Plans or is a party to any collective bargaining agreements other than those listed on Schedule 3. There is no accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) outstanding which could reasonably be expected to have a Material Adverse Effect, there is no lien outstanding under Section 412 of the Code or Section 302 of ERISA with respect to assets of the Borrower or any Guarantor or any member of the Controlled Group and no requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected to be imposed on assets of the Borrower, any Guarantor or any member of the Controlled Group. No liability to the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer Plan or trust related thereto has been or is reasonably expected to be incurred by the Borrower or any Guarantor or any member of the Controlled Group which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Guarantor nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefits under any "welfare plan" (as defined in Section 3(l) of ERISA) nor withdrawal liability or exit fee or charge with respect to any such post-retirement benefits under any welfare plan which could reasonably be expected to have a Material Adverse Effect. Throughout the term of the Loan, neither the Borrower nor any Guarantor is and none will be an "employee benefit plan" as defined in Section 3(32) of ERISA or a "governmental plan" within the meaning of Section 3(3) of ERISA, none of the assets of the Borrower or any Guarantor will constitute "plan assets" of one or more plans for purposes of Title I of ERISA, and neither the Borrower nor any Guarantor will be subject to state statutes applicable to Borrower or any Guarantor regulating investments and fiduciary obligations with respect to governmental plans.

        6.9    Accuracy of Information.    All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower, any Guarantor or any of their Subsidiaries or any Investment Affiliates, or Qualified Borrowers, to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower, any Guarantor or any of their Subsidiaries, any Investment Affiliates or Qualified Borrowers to the Agent or any Lender will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. There are no facts, events or conditions directly and specifically affecting the Borrower, any Guarantor, their Subsidiaries or any Investment Affiliate or Qualified Borrower known to the Borrower or any Guarantor and not disclosed to the Agent or not disclosed in the information furnished by or on behalf of the Borrower, any Guarantor, their Subsidiaries or any Investment Affiliates or Qualified Borrowers, which, in the aggregate, have or could be reasonably expected to have a Material Adverse Effect.

        6.10    Regulation U.    They do not hold any margin stock (as defined in Regulation U).

        6.11    Material Agreements.    Neither they nor any Subsidiary or Investment Affiliate or Qualified Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) except as disclosed on Schedule 8 any agreement or instrument evidencing or governing Indebtedness.

        6.12    Compliance With Laws.    Except as set forth in Schedule 5, they and their Subsidiaries and any Investment Affiliates and Qualified Borrowers have complied in all material respects, to their collective knowledge, with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Hotel Property except where such non-compliance would not have a Material Adverse Effect. Except as disclosed on Schedule 5, neither the Borrower, nor any Guarantor, nor any Subsidiary, nor any Investment Affiliate nor any Qualified Borrower, has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state remedial action responding to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

        6.13    Ownership of Collateral Pool Properties.    On the date of this Agreement, the Borrower will have good title, free of all Liens other than Permitted Liens, to all of the Collateral Pool Properties as identified on Exhibits G and H.

        6.14    Investment Company Act.    Neither Borrower, nor any Guarantor nor any Subsidiary or any Investment Affiliate or Qualified Borrower is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        6.15    Public Utility Holding Company Act.    Neither Borrower, nor any Guarantor nor any Subsidiary nor any Investment Affiliate or Qualified Borrower is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        6.16    Solvency.

          (a)  Immediately after the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower, the Guarantors and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower, the Guarantors and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of all property of the Borrower, the Guarantors and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower, the Guarantors and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, the Guarantors and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, the Guarantors and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

          (b)  They do not intend to, or to permit any of their Subsidiaries, Investment Affiliates or Qualified Borrowers to incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such Subsidiary.

        6.17    Insurance.    While any of the Obligations remain outstanding the Borrower shall procure and maintain or shall cause to be procured and maintained continuously in effect, policies of insurance in form and amounts and issued by companies, associations or organizations licensed to do business in the states in which the Collateral Pool Properties are located, with a Best's Rating of no less than A, XII and otherwise satisfactory to the Agent covering such casualties, risk, perils, liabilities and other hazards reasonably required by the Agent. All original policies, or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Agent unless the Agent waives this requirement in writing. All policies shall expressly protect or recognize the Lenders' interests as required by the Agent. Without limiting the generality of the foregoing, the Borrower shall provide or cause to be provided the following types of insurance coverage:

          (a)  Until repayment and/or fulfillment of the Obligations: (i) property insurance on a "special causes of loss" replacement cost basis (or fire, extended coverage and difference in conditions basis) including flood, earthquake and sinkhole coverages in amount equal to the replacement cost of the Collateral Pool Properties, naming the Agent as mortgagee and loss/payee under a standard form mortgagee clause; (ii) Comprehensive General Liability Insurance (including contractual liability, owners and contractors protective coverages, products & completed operations, personal & advertising injury liability, fire damage, legal liability and alienated premises coverage) and Comprehensive Auto Liability Insurance in a minimum amount of $20,000,000 per each occurrence; (iii) Statutory Workers' Compensation and Employer's Liability Insurance in the minimum amounts of $1,000,000 each accident, $1,000,000 each employee-disease, $1,000,000 policy limit-disease; and (iv) Rent loss insurance against loss of income by reason of any hazard covered under the insurance required under this subparagraph (a) in an amount sufficient to avoid any co-insurance penalty, but in any event for not less than two (2) years gross receipts from all sources of income from the Collateral Pool Properties.

          (b)  Such additional insurance as may be reasonably required by the Agent from time to time in the event that any of the Collateral Pool Properties are exposed to hazards and risks with respect to which the Agent deems the existing insurance inadequate to properly protect its interests.

        All policies of insurance shall have attached thereto a lender's loss payable endorsement for the benefit of the Agent as loss payee, in form satisfactory to the Agent. The Borrower shall furnish the Agent with a certified copy of an original or a certificate of insurance of all policies of insurance required. All policies or certificates, as the case may be, of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, the Bests' Rating of the carrier and the period of coverage. In addition, all policies of insurance required under the terms hereof shall (i) contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy, notwithstanding any act or negligence of the Borrower or any party holding under the Borrower which might otherwise result in a forfeiture of said insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower, (ii) indemnify the Agent against losses due to its sole or contributory negligence. At least twenty (20) days prior to the expiration of each required policy, the Borrower shall deliver to the Agent evidence of the renewal or replacement of such policy, continuing such insurance in their form as required by this agreement. All such policies shall contain a provision that notwithstanding any contrary agreement between the Borrower and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least thirty (30) days prior written notice to the Agent.

        6.18    NYSE and REIT Status.    RFS Investors' common stock is listed on the New York Stock Exchange and there is no proceeding pending to delist said stock, and RFS Investors is qualified as a real estate investment trust and currently is in compliance with all applicable provisions of the Code.

        6.19    Environmental Matters.    Except as disclosed in Schedule 4, after due inquiry and investigation in accordance with good commercial or customary practices, without regard to whether the Agent or the Lenders have or hereafter obtain any knowledge or report of the environmental condition of any of the Collateral Pool Properties, each of the following representations and warranties is true and correct except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

          (a)  During the period of the Borrower's and/or the Guarantors' ownership of the Collateral Pool Properties, the Collateral Pool Properties have not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material in violation of any applicable Environmental Requirement, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on any of the Collateral Pool Properties; to the best of their knowledge, no such use of any of the Collateral Pool Properties occurred at any time prior to the period of their ownership; and to the best of their knowledge, no such use on any adjacent property occurred at any time prior to the date hereof; and to the best of their knowledge, there is no Hazardous Material, storage tank (or similar vessel) whether underground or otherwise, sump or well currently on any of the Collateral Pool Properties;

          (b)  they have received no notice and have no knowledge of any Environmental Claim regarding any of the Collateral Pool Properties or any adjacent property;

          (c)  the present conditions, uses and activities on the Collateral Pool Properties do not violate any Environmental Requirement and the uses of the Collateral Pool Properties which Borrower (and each tenant and subtenant, if any) makes and intends to make of the Properties comply and will comply with all applicable Environmental Requirements; and neither they, nor to their knowledge, any tenant or subtenant, has obtained or is required to obtain any permit or other authorization to construct, occupy, operate, use or conduct any activity on any of the Collateral Pool Properties by reason of any Environmental Requirement;

          (d)  None of the Collateral Pool Properties appear on the National Priorities List or any other list or database of hotels maintained by any local, state or federal agency or department showing Collateral Pool Properties which are known to contain or which are suspected of containing a Hazardous Material; and

          (e)  They have never applied for and been denied environmental impairment liability insurance coverage relating to any of the Collateral Pool Properties.

        6.20    Licenses, Etc.    The Borrower, each Guarantor, their Subsidiaries, and any Qualified Borrowers or Investment Affiliates have obtained and hold in full force and effect, all material trademarks, trade names, copyrights, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights consents and approvals which are necessary for the operation of the Collateral Pool Properties.

        6.21    Judgments.    There are no judgments, decrees, or orders of any kind against the Borrower, any Guarantor, their Subsidiaries, any Qualified Borrowers or any Investment Affiliates unpaid of record which would have a Material Adverse Effect.

        6.22    Lessee; Property Manager.    Except as set forth on Schedule 9, as of the date hereof, the Lessee and manager of each Collateral Pool Property is RFS Leasing.

        6.23    Updated Schedules.    The Borrower will, at the Agent's request, update any or all of the Schedule(s) to this Agreement by delivery to the Agent of such revised Schedule(s) and, from and after the date of delivery of such updated Schedule(s) to the Agent, and its approval by the Required Lenders, the representations and warranties of the Borrower hereunder shall be deemed to reflect such revised Schedule, provided, however, in no event may the Borrower cure any Default hereunder by substituting a revised Schedule for one that was incorrect when submitted.

        6.24    Collateral Pool Properties.    Exhibits G and H hereto contain a complete and accurate list of Hotel Properties in the Secured Collateral Pool and in the Negative Collateral Pool as of the Closing Date, and as supplemented from time to time. With respect to each such Collateral Pool Property, the Borrower hereby represents and warrants as follows except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):

          (a)  No portion of any improvement on each Collateral Pool Property is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, the Borrower has obtained and will maintain the insurance prescribed in Section 6.17 hereof.

          (b)  The Borrower, or the Lessee, has obtained all material certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of each Collateral Pool Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals which it is required to maintain, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

          (c)  To the Borrower's knowledge, each Collateral Pool Property and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, laws relating to the disabled including, but not limited to, the Americans with Disabilities Act to the extent applicable, and other similar laws ("Applicable Laws").

          (d)  Each Collateral Pool Property is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and each Collateral Pool Property has accepted or is equipped to accept such utility service.

          (e)  All public roads and streets necessary for service of and access to each Collateral Pool Property for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.

          (f)    Each Collateral Pool Property is served by public water and sewer systems or, if any Collateral Pool Property is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.

          (g)  The Borrower is not aware of any latent or patent structural or other significant deficiency of any Collateral Pool Property. Each Collateral Pool Property is free of damage and waste that would materially and adversely affect the value thereof, is in good repair and there is no deferred maintenance other than ordinary wear and tear. Each Collateral Pool Property is free from damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower threatened condemnation proceedings affecting any Collateral Pool Property, or any part thereof.

          (h)  To the Borrower's knowledge, all liquid and solid waste disposal, septic and sewer systems located on any Collateral Pool Property are in a good and safe condition and repair and to the Borrower's knowledge, in compliance with all Applicable Laws with respect to such systems.

          (i)    All improvements on each Collateral Pool Property lie within the boundaries and building restrictions of the legal description of record of each Collateral Pool Property, no such improvements encroach upon easements benefitting any Collateral Pool Property other than encroachments that do not materially adversely affect the use or occupancy thereof, and no improvements on adjoining properties encroach upon any Collateral Pool Property or easements benefitting any Collateral Pool Property other than encroachments that do not materially adversely affect the use or occupancy thereof. All amenities, access routes or other items that materially benefit each Collateral Pool Property are under direct control of the Borrower, constitute permanent easements that benefit all or part of each Collateral Pool Property or are public property, and each Collateral Pool Property, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.

          (j)    There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting any Collateral Pool Property except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.

          (k)  Each Collateral Pool Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with any Collateral Pool Property or any portion thereof.

          (l)    Each Collateral Pool Property is operated in compliance with a franchise agreement entered into with a franchise chain approved by the Lenders, and the Borrower is not in default under any of the terms thereof.

          (m)  A breach of any of the representations and warranties contained in this Section 6.24 with respect to a Collateral Pool Property shall disqualify, unless otherwise approved by the Required Lenders, such Collateral Pool Property from being in the Collateral Pool but shall not constitute a Default (unless the elimination of such Collateral Pool Property from the Collateral Pool results in a Default under one of the other provisions of this Agreement).

ARTICLE VII

COVENANTS

        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        7.1    Financial Reporting.    The Borrower and each Guarantor will maintain, for themselves and each Subsidiary, and shall cause each Qualified Borrower and Investment Affiliate to maintain, a system of accounting established and administered in accordance with GAAP, and shall furnish to the Lenders:

          (a)  As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter, for the Borrower and each Guarantor an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower, the Guarantors and their Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, including, without limitation, a list of all contingent liabilities, all certified by the Borrower's and each Guarantor's chief financial officer or chief accounting officer, and, for each Guarantor, as soon as available, but in any event not later than ninety (90) days after the close of each fiscal year, similar audited financial statements prepared by a public accounting firm acceptable to the Agent;

          (b)  As soon as available, but in any event not later than forty-five (45) days after the close of each fiscal quarter, for the Borrower, each Guarantor and their Subsidiaries, related reports in form and substance satisfactory to the Lenders, all certified by the Borrower's and each Guarantor's chief financial officer or chief accounting officer, including a statement of Funds From Operations, Adjusted EBITDA, a listing of capital expenditures (in the level of detail as disclosed in the Borrower's most recent Form 10Q), a report listing and describing all Collateral Pool Properties included in either the Secured or Negative Collateral Pools, including, without limitation, each Collateral Pool Property's name, franchise affiliations, lessee name and address, Adjusted Cash Flow, Borrowing Base, Cost, Property Operating Income, Adjusted EBITDA, lease payments, real estate taxes, calculation of the Capital Expenditure Reserve Amount, management fees, occupancy rates, square footage, date acquired or completed, and such other information as may be requested to evaluate the quarterly compliance certificate delivered as provided below;

          (c)  As soon as publicly available but in no event later than the date such reports are to be filed with the Securities Exchange Commission, copies of all Form 1OKs and 1OQs. In addition, Borrower shall give written notice of (and, upon the Agent's request, copies of) each 8K and other annual, quarterly, monthly or other reports, registration statements and any other public information which the Borrower, any Guarantor or any of their Subsidiaries files with the Securities Exchange Commission and to the extent any of such reports contains information required under the other subsections of this Section 7.1, the information need not be furnished separately under the other subsections;

          (d)  As soon as available, but in any event not later than ninety (90) days after the close of each fiscal year of the Borrower, each Guarantor and their Subsidiaries, reports in form and substance satisfactory to the Lenders, certified by their respective Authorized Officers containing Property Operating Income for each Collateral Pool Property;

          (e)  Not later than forty-five (45) days after the end of each of the first three fiscal quarters, and not later than ninety (90) days after the end of the fiscal year, a compliance certificate in substantially the form of Exhibit C hereto signed by the Borrower's and each Guarantor's chief financial officer or chief accounting officer confirming that the Borrower and each Guarantor are in compliance with all of the covenants of the Loan Documents, showing the calculations and computations necessary to determine compliance with the financial covenants contained in this Agreement (including such schedules and backup information as may be necessary to demonstrate such compliance) and stating that to such officer's best knowledge, no other Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

          (f)    As soon as possible and in any event within ten (10) Business Days after the Borrower or any Guarantor knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer, describing said Reportable Event and within twenty (20) days after such Reportable Event, a statement signed by such Authorized Officers describing the action which they propose to take with respect thereto; and within ten (10) Business Days of receipt, any notice from the Internal Revenue Service, PBGC or Department of Labor with respect to a Plan regarding any excise tax, proposed termination of a Plan, prohibited transaction or fiduciary violation under ERISA or the Code which could result in any liability to the Borrower or any Guarantor or any member of the Controlled Group in excess of $100,000; and within ten (10) Business Days of filing, any Form 5500 filed by the Borrower or any Guarantor with respect to a Plan, or any member of the Controlled Group which includes a qualified accountant's opinion;

          (g)  As soon as possible and in any event within thirty (30) days after receipt by the Borrower or any Guarantor, a copy of (i) any notice or claim to the effect that the Borrower or any Guarantor or any of their Subsidiaries or Qualified Borrowers or Investment Affiliates is or may be liable to any Person as a result of the release by such entity, or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower, any Guarantor or any of their Subsidiaries or Qualified Borrowers or Investment Affiliates, which, in either case, could be reasonably likely to have a Material Adverse Effect;

          (h)  Promptly upon the furnishing thereof to the partners of the Borrower or shareholders of any Guarantor, copies of all financial statements, reports and proxy statements so furnished;

          (i)    Promptly upon the distribution thereof to the press or the public, copies of all press releases;

          (j)    As soon as possible, and in any event within ten (10) days after the Borrower or any Guarantor knows of any fire or other casualty or any pending or threatened condemnation or eminent domain proceeding with respect to all or any portion of any Collateral Pool Property, a statement signed by an Authorized Officer of the Borrower or any Guarantor, describing such fire, casualty or condemnation and the action the Borrower intends to take with respect thereto;

          (k)  Promptly upon the giving of any notices of default under any of the Leases, copies of all such notices;

          (l)    Not later than forty-five (45) days after the end of each quarter, an unaudited financial statement for each Qualified Borrower that is not a Subsidiary and has received an Advance (including, without limitation, a balance sheet, income statement, statement of sources and uses of funds and listing of contingent liabilities), certified by an Authorized Officer;

          (m)  As soon as possible and in any event within thirty (30) days prior to the commencement of each calendar year, the Borrower shall supply a detailed capital expenditure budget for that calendar year for each Collateral Pool Property, all in form and detail acceptable to the Required Lenders; and

          (n)  Such other information (including, without limitation, financial statements for the Borrower or any Guarantor and non-financial information) as the Agent or any Lender may from time to time reasonably request.

        7.2    Use of Proceeds.    (a) The Borrower will use the proceeds of the Advances and the Facility Letters of Credit for the general business purposes of the Borrower, including working capital needs, closing costs, and interim or other financing for acquisitions of new Hotel Properties, construction of new Hotel Properties or capital improvements or renovations of existing improvements on Hotel Properties, and to repay outstanding Indebtedness; and (b) the Borrower will not, nor will it permit any Qualified Borrower or any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any "margin stock" (as defined in Regulation U) or (ii) to fund any tender offer for all or substantially all of another Person's outstanding Capital Stock registered with the Securities and Exchange Commission under the Securities Act of 1933, unless such Person shall have consented to such tender offer prior to its commencement and the Required Lenders shall have consented to such use of the proceeds of such Advance.

        7.3    Notice of Default.    The Borrower and each Guarantor will give, and will cause each of their Subsidiaries and each Qualified Borrower to give, prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could be reasonably likely to have a Material Adverse Effect.

        7.4    Conduct of Business.    The Borrower and each Guarantor will do, and will cause each of their Subsidiaries and Qualified Borrowers to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited liability company or limited partnership, as the case may be, in its jurisdiction of incorporation/formation. The Borrower will maintain all requisite authority to conduct its business in each jurisdiction in which the Collateral Pool Properties are located and, except where the failure to be so qualified would not have a Material Adverse Effect, in each jurisdiction required to carry on and conduct its businesses in substantially the same manner as it is presently conducted, and, specifically, neither the Borrower nor any Guarantor nor their Subsidiaries nor any Qualified Borrowers will undertake, or be allowed to undertake, any business other than the acquisition, development, ownership, management, operation and leasing of Hotel Properties and ancillary businesses specifically related thereto, except that the Borrower, the Guarantors and their Subsidiaries and any Qualified Borrowers may invest in the following assets or property ("Non-Conforming Investments"), subject to such limitations as are hereinafter set forth:

          (a)  unimproved land;

          (b)  other non-income producing property holdings (excluding cash and Cash Equivalents that are hereby deemed conforming) and income producing properties other than Hotel Properties or other investments not considered the Borrower's primary course of business;

          (c)  stock holdings (excluding stock holdings in Subsidiaries and Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming);

          (d)  mortgages; and

          (e)  Joint Ventures and partnerships (excluding those investments in Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming).

        The total investment (i.e. amounts actually expended as of such date) in Non-Conforming Investments and investments in conforming joint ventures and partnerships in the aggregate shall never exceed 25% of Total Assets. Moreover, the total investment (i.e. amounts actually expended as of such date) in Non-Conforming Investments in the aggregate shall never exceed 15% of Total Assets; provided, however, no (individual) investment in any Non-Conforming Investment described in subsections (a)—(e) above may exceed ten percent (10%) of Total Assets. In addition, the total aggregate amount of all budgeted costs (whether or not actually expended) for Hotel Properties under development shall never exceed 10% of Total Assets. Finally, the total investment in the aggregate by the Borrower in Joint Ventures, partnerships and other Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming shall never exceed 25% of Total Assets; provided, however, with respect to each of the investments by the Borrower in Joint Ventures, partnerships and other Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming and/or nonconforming which would cause the total investment in such entities to exceed 15% of Total Assets (but be less than 25% of Total Assets), Borrower shall be required to be in control (from a voting standpoint) of each such Joint Venture, partnership or other Investment Affiliate engaged in the Borrower's primary course of business.

        7.5    Taxes.    The Borrower and each Guarantor will pay, and will cause each of their Subsidiaries and Qualified Borrowers to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or properties, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

        7.6    Insurance.

          (a)  The Borrower and each Guarantor will, and will cause each of their Subsidiaries and Qualified Borrowers to, maintain with financially sound and reputable insurance companies insurance on all its Collateral Pool Properties in such amounts and covering such risks as is consistent with sound business practice and in compliance with the representation in Section 6.17, and the Borrower will furnish to the Agent or any Lender upon request full information as to the insurance carried.

          (b)  The Borrower will promptly notify the Agent if there has been a termination of any insurance policy or a material change in coverage or of the credit rating of the insurer providing such coverage.

        7.7    Compliance with Laws.    The Borrower and each Guarantor will, and will cause each of their Subsidiaries and Qualified Borrowers to, be in material compliance, with all laws, rules and regulations and with all final orders, writs, judgments, injunctions, decrees or awards to which they may be subject.

        7.8    Maintenance of Collateral Pool Properties.    The Borrower and each Guarantor will, and will cause each of their Subsidiaries, Qualified Borrowers, and the Lessee to, do all things necessary to maintain, preserve, protect and keep the Collateral Pool Properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times.

        7.9    Inspection.    Upon reasonable notice, the Borrower and each Guarantor will, and will cause each of their Subsidiaries and Qualified Borrowers and the Lessees to, permit the Lenders, by their respective representatives and agents, to inspect any of the Hotel Properties, books and financial records of the Borrower and each Guarantor and each of their Subsidiaries and Qualified Borrowers and the Lessee, to examine and make copies of the books of accounts and other financial records of the Borrower and each Guarantor and each of their Subsidiaries, Qualified Borrowers and the Lessee, and to discuss the affairs, finances and accounts of the Borrower and each Guarantor and each of their Subsidiaries, Qualified Borrowers and lessees of Hotel Properties, and to be advised as to the same by, their respective officers at such reasonable times during normal business hours and reasonable intervals as the Lenders may reasonably designate.

        7.10    Maintenance of Status.    RFS Investors shall at all times (a) maintain the listing of its common stock on the New York Stock Exchange and not take any action that results in a proceeding to delist such stock, and (b) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code.

        7.11    Distributions.

          (a)  No Guarantor shall make any Distribution which, on a cumulative basis, is in excess of (i) the sum of (A) $25,000,000.00 plus (B) one hundred percent (100%) of its Funds Available for Distribution (for the applicable reporting period subsequent to the Closing Date) plus the net proceeds of any stock issuance/offering of any Guarantor made on or after the Closing Date, (ii) reduced by the sum of (C) any dividends paid on or after the Closing Date by any Guarantor plus (D) all funds utilized on or after the Closing Date to purchase/redeem/retire any of either Guarantor's stock (whether common, preferred or other); provided that the limitation contained in this Section 7.11(a) shall not preclude any Guarantor from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT status of such Guarantor, as evidenced by a certification of the principal financial or accounting officer of such Guarantor containing calculations in detail reasonably satisfactory in form and substance to the Agent.

          (b)  In the event that there is a continuing Default under Section 8.1 or Section 8.2, or there is a continuing Default under Section 8.3 relating to a breach of any of the covenants contained in Sections 7.4, 7.17 and 7.18, no Guarantor shall make any Distribution other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT status of such Guarantor, as evidenced by a certification of the principal financial or accounting officer of the Guarantor containing calculations in detail reasonably satisfactory in form and substance to the Agent.

        7.12    Merger; Sale of Assets.    The Borrower and the Guarantors will not, nor will they permit any of their Subsidiaries or Qualified Borrowers to, enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a portion of their property except for (a) such transactions that occur between Wholly-Owned Subsidiaries, (b) transactions where the Borrower or any Guarantor is the surviving entity and there is no change in business conducted or loss of an investment grade rating (if any) on such entity's long-term unsecured debt and no other Default results from such transaction, or (c) transactions that are approved in advance in writing by all of the Lenders.

        7.13    Release of Mortgages or Negative Pledge Agreements.    In addition to any other specific provisions herein allowing the release of a Mortgage or Negative Pledge Agreement, provided there is no Default or Unmatured Default hereunder, the Borrower may by written request to the Agent obtain a release of a Mortgage or a Negative Pledge Agreement encumbering or affecting any Collateral Pool Property if such Hotel Property is either being (i) sold by the Borrower under an arms-length contract to a Person which is not also a Guarantor, a Subsidiary of the Borrower or any Guarantor, or a Qualified Borrower, (ii) is being included by the Borrower in a securitization offering, or (iii) is being removed from the Collateral Pool due to other reasons as set forth in this Agreement, provided that in any such event at least one (1) of the following provisions is satisfied:

          (a)  the Borrower provides a substitute Hotel Property acceptable to the Lenders and complies with all conditions precedent herein to the inclusion of such Hotel Property in the Collateral Pool, or

          (b)  the outstanding principal balance of the Facility is reduced in an amount satisfactory to the Lenders and availability under the Facility is reduced by an equivalent sum on a pro rata basis.

In addition to the foregoing, in order to obtain a release of any Mortgage or Negative Pledge Agreements, whether due to the sale of a Collateral Pool Property, or otherwise, all covenants must still be met as evidenced by a pro forma compliance certificate in the form attached hereto as Exhibit "C". Notwithstanding the foregoing, or any other provision herein to the contrary, the Agent shall be under no obligation to release any Mortgage or Negative Pledge Agreements if the mix of the

remaining Collateral Pool Property types is not acceptable to the Required Lenders, in their sole but reasonable discretion.

        7.14    Liens.    The Borrower and the Guarantors will not, nor will they permit any of their Subsidiaries or Qualified Borrowers to, create, incur, or suffer to exist any Lien in, of or on their Collateral Pool Properties, except:

          (a)  Liens for taxes, assessments or governmental charges or levies on their Collateral Pool Properties if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

          (b)  Liens which arise by operation of law, such as carriers', warehousemen's, landlords', materialmen and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (c)  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d)  Utility easements, building restrictions, zoning restrictions, easements and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in their businesses;

          (e)  Liens of any Subsidiary, Qualified Borrower or Investment Affiliate in favor of the Borrower;

          (f)    Liens existing on the date hereof and described in Schedule 2 hereto; and

          (g)  Liens arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement.

        Liens permitted pursuant to this Section 7.14 shall be deemed to be "Permitted Liens".

        7.15    Affiliates.    The Borrower and the Guarantors will not, nor will they permit any of their Subsidiaries or any Qualified Borrowers or Investment Affiliates to, enter into any transaction (including, without limitation, the purchase or sale of any Hotel Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of their business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, Qualified Borrower or Investment Affiliate than they would obtain in a comparable arms-length transaction.

        7.16    Interest Rate Hedging.    The Borrower and the Guarantors will not enter into or remain liable upon, nor will they permit any Subsidiary, Qualified Borrower or Investment Affiliate to enter into or remain liable upon, any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options unless such agreement, device or arrangement was entered into by the Borrower, a Subsidiary, a Qualified Borrower or Investment Affiliate in the ordinary course of its business for the purpose of hedging interest rate risk to any of them.

        7.17    Consolidated Net Worth.    The Borrower, the Guarantors and their Subsidiaries, as of the last day of any fiscal quarter, shall maintain a Consolidated Net Worth of not less than the sum of (i) $250,000,000, plus (ii) seventy-five percent (75%) of the net proceeds of any stock issuance/offering (with respect to Borrower, any Guarantor or any Subsidiary) received on or after the Closing Date, reduced by (iii) seventy-five percent (75%) of any funds utilized on or after the Closing Date to purchase/redeem/retire any stock, whether common or preferred (of Borrower, any Guarantor or any Subsidiary).

        7.18    Additional Financial Covenants.    The Borrower and each Guarantor and all Subsidiaries shall at all times comply with the following additional financial covenants:

          (a)    Debt Coverage Ratios.

              (i)  Minimum Collateral Pool Debt Coverage Ratio.    The Borrower, each Guarantor, and their Subsidiaries shall maintain a minimum debt coverage ratio on the Collateral Pool Properties of at least 2:00:1.00 at all times. This ratio shall be calculated by dividing Adjusted Cash Flow from the Collateral Pool Properties by Implied Debt Service.

            (ii)  Special Cure for Debt Coverage Ratio Defaults.    For purposes of determining compliance with the debt coverage ratio covenant set forth above in Section 7.18(a)(i), upon any Default under said covenant, and upon the Borrower's written request to the Agent given no later than two (2) Business Days after such Default occurs, the Borrower shall be allowed ninety (90) days from the original date the Default occurred, to cure such Default before the Agent and/or the Lenders can exercise their remedies. If during this time period the Default is not cured, but the ratio is improved from the previous quarter by at least 50% of the previous report's short fall expressed as a percent (i.e., if the ratio was 92% of the requirement, the ratio must have improved to at least 96% of the required ratio), the Borrower may have a second consecutive ninety (90) day cure period upon written request to the Agent given no later than two (2) Business Days after the end of the first ninety (90) day time period. The first and second cure periods will not be provided to the Borrower if the Default results from a debt coverage ratio which is less than 90% of the required covenant, or if any other Default exists at either time.

            (iii)  Minimum Corporate Fixed Charge Ratio.    The Borrower, each Guarantor and their Subsidiaries shall maintain a minimum consolidated fixed charge ratio of 1.75:1.00 at all times. This ratio shall be calculated by dividing Adjusted EBITDA by the sum of (i) Debt Service on Consolidated Total Indebtedness plus (ii) preferred dividends paid during such trailing twelve (12) month period.

          (b)    Minimum Interest Coverage.    The Borrower, each Guarantor and their Subsidiaries shall maintain a minimum interest coverage on Consolidated Total Indebtedness of (A) at least 2.00:1.00 for the period through December 31, 2003 and (B) at least 2.25:1.00 for the period from March 31, 2004 through the Facility Termination Date. This ratio shall be measured quarterly, using a trailing twelve (12) month rolling average for the immediately preceding twelve (12) month period, and shall be calculated by dividing Adjusted EBITDA by Interest Expense.

          (c)    Total Indebtedness Limitation.    Consolidated Total Indebtedness shall not exceed at any time (A) 5.5 times the trailing four (4) quarter Adjusted EBITDA for the period through December 31, 2003, (B) 5.25 times the trailing four (4) quarter Adjusted EBITDA for the period from March 31, 2004 through December 31, 2004, and (C) 5.0 times the trailing four (4) quarter Adjusted EBITDA for the period from March 31, 2005 through the Facility Termination Date.

          (d)    Limit on Additional Indebtedness.    Neither the Borrower nor any Guarantor, nor any Qualified Borrower or any of their Subsidiaries may incur any additional Indebtedness after the Closing Date in excess of $15,000,000 without the prior written approval of all Lenders, which any Lender may grant or withhold in its sole discretion. The restriction set forth in the preceding sentence of this Section 7.18(d) shall not apply with respect to additional senior or subordinate unsecured Indebtedness so long as (i) the incurrence of such Indebtedness will not cause a violation of, or default under, any of the financial covenants of this Agreement (on a pro forma basis), and (ii) the terms and provisions of such subordinate unsecured Indebtedness are approved in advance by the Agent (which approval shall not be unreasonably withheld).

          (e)    Borrowing Base.    At no time shall the Allocated Facility Amount exceed the Borrowing Base.

          (f)    Leverage Ratio.    At no time shall the Leverage Ratio exceed fifty-five percent (55%). Nothing contained in the definitions of Applicable Margin for LIBOR Loans or Applicable Margin for Prime Rate Loans shall be deemed to modify this covenant.

        7.19    Environmental Matters.

          7.19.1    Violation.    The Borrower and the Guarantors will not cause, commit, permit or allow to continue (i) any violation of any Environmental Requirement (a) by the Borrower or (b) by or with respect to any of the Collateral Pool Properties or any use of or condition or activity on any of the Collateral Pool Properties, or (ii) the attachment of any environmental lien to any of the Collateral Pool Properties. The Borrower will not place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on any of the Hotel Properties and will keep the Hotel Properties free of Hazardous Material. Notwithstanding the foregoing provisions of this Section 7.19, the Borrower shall not be in default hereunder should the Borrower or the Lessee store minimal quantities of substances on any of the Hotel Properties which technically could be considered Hazardous Material, provided that: such substances are of a type and are held only in a quantity normally used in connection with the construction, occupancy or operation of comparable buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices), such substances are being held, stored and used in complete and strict compliance with all applicable Environmental Requirements, and the indemnity in Section 7.19.5 of this Agreement shall always apply to such substances, and it shall be and continue to be the responsibility of the Borrower to take, or cause any tenant to take, all remedial actions required under and in accordance with Section 7.19.4 of this Agreement in the event of any unlawful release of any such substance.

          7.19.2    Notice to the Lenders.    The Borrower shall promptly deliver to the Agent a copy of each report pertaining to the Collateral Pool Properties or to the Borrower prepared by or on behalf of the Borrower pursuant to any Environmental Requirement. The Borrower shall immediately advise the Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on any of the Hotel Properties, as soon as the Borrower first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

          7.19.3    Site Assessments and Information.    If the Agent or any Lender shall ever have reason to believe that any Hazardous Material affects any of the Hotel Properties, or if any Environmental Claim is made or threatened, or if a default shall have occurred under the Loan Documents, or upon the occurrence of the Transition Date (defined below) if requested by the Agent, the Borrower will at its expense provide to the Agent from time to time, in each case within thirty (30) days after the Agent's request, an Environmental Assessment (defined below) made after the date of the Agent's request. As used in this Agreement, the term "Environmental Assessment" means a report (including all drafts thereof) of an environmental investigation and analysis of the subject Collateral Pool Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as the Agent may request, by a consulting firm acceptable to Agent and made in accordance with Agent's established guidelines. The Borrower will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to the Borrower to facilitate the completion of the Environmental Assessment. If the Borrower fails to furnish the Agent within ten (10) days after the Agent's request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment to be made at the Borrower's expense and risk, the Agent and its designees are hereby granted access to the Hotel Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. The Agent may disclose to interested parties any information the Agent ever has about the environmental condition or compliance of the Hotel Property, but shall be under no duty to disclose any such information except as may be required by law. The Agent shall be under no duty to make any Environmental Assessment of any of the Hotel Properties, and in no event shall any such Environmental Assessment by Agent be or give rise to a representation that any Hazardous Materials is or is not present on the subject Hotel Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall the Borrower or any other person be entitled to rely on any Environmental Assessment made by the Agent or at the Agent's request. The Agent and the Lenders owe no duty of care to protect the Borrower or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting any of the Collateral Pool Properties.

          7.19.4    Remedial Actions.

            (a)  If any Hazardous Material is discovered on any of the Collateral Pool Properties at any time and regardless of the cause, (i) the Borrower shall promptly at the Borrower's sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under the Borrower's name (or if removal is prohibited by any Environmental Requirement, take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of the subject Collateral Pool Property as contemplated by the Loan

    Documents, and provide the Agent with satisfactory evidence thereof; and (ii) if requested by the Agent, provide to the Agent within thirty (30) days of the Agent's request a bond, letter of credit or other financial assurance evidencing to the Agent's satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by clause (i) preceding and to discharge any assessments or liens established against the subject Collateral Pool Property as a result of the presence of the Hazardous Material on the Collateral Pool Property. Within fifteen (15) days after completion of such remedial actions, Borrower shall obtain and deliver to the Agent an Environmental Assessment of the Hotel Property made after such completion and confirming to the Agent's satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the subject Hotel Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material.

            (b)  The Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from any of the Collateral Pool Properties (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if the Borrower fails to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of the Agent (without limitation of the Agent's rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and the Agent and its designees are hereby granted access to the Collateral Pool Properties at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

          7.19.5    Indemnity.

            (a)  The Borrower, each Guarantor and their Subsidiaries hereby agree to protect, indemnify and hold (i) the Agent, the Arranger and the Lenders; (ii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with the Agent or the Lenders; (iii) any participants in the Facility; (iv) the directors, officers, partners, employees and agents of the Lenders and/or such persons or entities; and (v) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities (each an "Indemnified Party") harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages (as hereinafter defined). Without limitation, the foregoing indemnity shall apply to each Indemnified Party with respect to Environmental Damages which in whole or in part are caused by or arise out of the negligence of such (and/or any other) Indemnified Party. However, such indemnity shall not apply to a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that particular Indemnified Party. Upon demand by the Agent, the Borrower shall diligently defend any Environmental Claim which affects any of the Collateral Pool Properties or is made or commenced against any of the Agent or the Lenders, whether alone or together with the Borrower or any other person, all at the Borrower's own cost and expense and by counsel to be approved by the Agent in the exercise of its reasonable judgment. In the alternative, at any time the Agent or any Lender may elect to conduct its own defense through counsel selected by the Agent or such Lender and at the cost and expense of the Borrower.

            (b)  As used in this Agreement, the term "Environmental Damages" means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Transition Date (as hereinafter defined) and arising in whole or in part from:

                (i)  the presence of any Hazardous Material on any of the Collateral Pool Properties, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any of the Collateral Pool Properties, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any of the Collateral Pool Properties, on or before the Transition Date; or

              (ii)  any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Transition Date present on any of the Hotel Properties; or

              (iii)  the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Transition Date; or

              (iv)  any violation on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

              (v)  any Environmental Claim, or the filing or imposition of any environmental lien against any of the Collateral Pool Properties, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (i) through (iv) preceding; and regardless of whether any of the foregoing was caused by the Borrower or the Lessee, or a prior owner of any of the Collateral Pool Properties or its tenant or subtenant, or any third party, including but not limited to (a) injury or damage to any person, property or natural resource occurring on or off of any of the Collateral Pool Properties, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (b) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the subject Collateral Pool Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (c) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the foregoing; (d) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (e) the settlement of any claim or judgment.

            (c)  As used in this Agreement, the term "Transition Date" means the earlier of the following two dates: (i) the date on which the Obligations have been paid and performed in full and the Mortgages have been released; or (ii) the date on which the liens of the Mortgages are fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Collateral Pool Properties has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by the Borrower and the Borrower's heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

            (d)  The indemnification agreements contained in this Section 7.19 are not secured by the Collateral.

        7.20    Negative Pledge Agreements.    The Borrower, each Guarantor and their Subsidiaries agree that throughout the Facility, they shall not transfer, assign, mortgage, hypothecate, grant or agree to a negative pledge or otherwise encumber any of the Hotel Properties, whether or not such Hotel Properties are to be included in the Collateral Pool, or any other asset or property of the Borrower, any Guarantor or their Subsidiaries except to the extent permitted in Section 7.18(f), in any event subject to the provisions of Section 7.13, if applicable. The Borrower further agrees to execute Negative Pledge Agreements for all Hotel Properties in the Negative Collateral Pool, such agreements to be in recordable form such that they can be recorded by the Agent in the proper land records office for the state and county where each such Collateral Pool Property is located. The effectiveness of the Negative Pledge Agreements shall not in any way be conditioned upon the recordation of such recordable instruments.

        7.21    Manager.    The Collateral Pool Properties shall at all times be managed by RFS Leasing or another Person approved in writing by the Required Lenders, it being understood that any other manager identified on Schedule 9 is acceptable to the Lenders.

        7.22    Acceleration Notice.    Borrower agrees that it shall, within ten (10) days after receipt of written notice that any Indebtedness aggregating $5,000,000 or more of the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary or Investment Affiliate has been accelerated, provide written notice to the Agent of such acceleration.

        7.23    Additional Covenants.    Neither the Borrower nor the Guarantors will engage in or willingly permit any illegal activities at any Collateral Pool Property.

        7.24    Calculation of Financial Covenants Upon Property Breaches.    In the event of a breach of a representation or warranty under Article VI or of a covenant under Sections 7.5, 7.6, 7.7, 7.8, 7.14, 7.19, 7.20, 7.21 or 7.23, or in the event of the occurrence of any other event which has a Material Adverse Effect on the operation of any Collateral Pool Property (collectively a "Property Breach"), or if there are environmental disclosures concerning a Collateral Pool Property contained in Schedule 4, such Hotel Property shall be excluded from the Borrowing Base, and the Borrower shall be required to demonstrate financial covenant compliance under applicable provisions of Article VII both with and without the affected Collateral Pool Property for as long as such breach or condition shall exist. At the Borrower's option, upon written notice and request to the Agent, the Borrower may substitute another Hotel Property for the Hotel Property excluded, provided such new Hotel Property is acceptable to the Lenders and all conditions precedent to the inclusion of such Hotel Property in the Collateral Pool, as well as the release of a Hotel Property therefrom, have been complied with. Furthermore, upon such substitution the Borrower may obtain the release of such Hotel Property excluded from the Borrowing Base from the lien of any Mortgage or from the restrictions of any Negative Pledge Agreement only if no Default or Unmatured Default then exists hereunder and all provisions of Section 7.13 hereof have been complied with.

        7.25    Leases.    The Borrower will duly perform all obligations as landlord under the Leases and shall not amend any of the Leases in any material manner without the Agent's prior written consent, which consent will not be unreasonably withheld.

        7.26    Franchises.    The Borrower shall comply, and shall take all reasonable and necessary steps to ensure that the Lessee complies, with all requirements of all franchise agreements affecting the use and operation of the Collateral Pool Properties, and shall promptly notify the Agent within ten (10) days of the Borrower learning of any default or alleged default under any such franchise agreement(s), or of any change therein which could have a Material Adverse Effect.

ARTICLE VIII

DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        8.1  Nonpayment of any principal payment on any Note. Within five (5) Business Days of the Borrower's receipt of written notice from the Agent (provided that the final payment due on maturity of any Note for which no notice is required); provided, however, once such written notice has been given, whether or not such payment is made, no further written notice will be required in that same calendar year for any subsequent nonpayment of principal on any Note in order for such nonpayment to constitute a Default.

        8.2  Nonpayment of (a) interest upon any Note. Any Amendment Fee (or similar fee), Facility Letter of Credit Fee, Unused Credit Fee, or other fee under any of the Loan Documents within five (5) Business Days after the same becomes due or (b) any other payment Obligation under any of the Loan Documents within five (5) Business Days of the Borrower's receipt of written notice from the Agent provided, however, once such written notice has been given, whether or not such payment is made, no further written notice will be required in that same calendar year for any subsequent nonpayment of another payment Obligation in order for such nonpayment under this Section 8.2 (b) to constitute a Default.

        8.3  The breach of any of the terms or provisions of Sections 7.1(c), (d) and (e), 7.2(b) , 7.6, 7.10, 7.11, 7.12, 7.13, 7.14, 7.16, 7.17, 7.18, 7.19, 7.20, or 7.21, or a breach of any of the terms or provisions of Section 7.1 (other than as set forth above) which remains uncured for ten (10) Business Days after the Borrower's receipt of written notice from the Agent, provided, however, in the event such breach of Section 7.18 results from an adjustment by the Required Lenders in the Applicable Cap Rate, such breach shall not constitute a Default hereunder if within six (6) months from the date of such adjustment in the Applicable Cap Rate, the Borrower either reduces the Allocated Facility Amount to a sum equal to or less than the Borrowing Base (in which case the Aggregate Commitment Amount of the Facility shall be presumably reduced unless the Lenders otherwise agree), or provides additional Collateral satisfactory to the Lenders necessary to restore compliance.

        8.4  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement (other than Section 6.24 and a Property Breach unless such breach causes a Default under another provision of this Article VIII), any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        8.5  The breach of any of the other terms or provisions of this Agreement which is not remedied within thirty (30) days, or ninety (90) days for a breach which is curable but cannot be cured within thirty (30) days but is being diligently cured, after the receipt of written notice from the Agent.

        8.6  Any default by the Borrower, any Guarantor, any Qualified Borrower or any Investment Affiliate (to the extent the Indebtedness is recourse to such Person), or any of their Subsidiaries (after applicable cure periods) under any other loan documents relating to any of such Persons in connection with any Indebtedness other than the Obligations aggregating in excess of $50,000,000.

        8.7  The Borrower, any Guarantor, any Qualified Borrower or any Investment Affiliate that is not a Subsidiary (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.7, (f) fail to contest in good faith any appointment or proceeding described in Section 8.8, or (g) not pay, or admit in writing its inability to pay, its debts generally as they become due.

        8.8  A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any Guarantor, any Qualified Borrower or any Investment Affiliate that is not a Subsidiary, or any Subsidiary or any portion of its property, or a proceeding described in Section 8.7(d) shall be instituted against any of them and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

        8.9  Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Hotel Properties of the Borrower, any Guarantor, any Qualified Borrower or any Investment Affiliates or any Subsidiaries which, when taken together with all other of their property so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a substantial (as determined in the Agent's reasonable discretion) portion of their property.

        8.10 The Borrower, any Guarantor, any Qualified Borrower or Investment Affiliate or any Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against any of them would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, unless the liability is insured against and the insurer has not challenged coverage of such liability.

        8.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan, the PBGC or other party that it has incurred withdrawal liability or is in default of payments to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification) or amounts in default, exceeds $250,000 or requires payments exceeding $100,000 per annum.

        8.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan or the PBGC or other party that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $250,000 per year.

        8.13 (a) A Reportable Event shall occur with respect to a Plan, or (b) any Plan shall incur an accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA),

whether or not waived, or fail to make a required installment payment on or before the due date under Section 412 of the Code or Section 302 of ERISA, or (c) the Borrower or a member of the Controlled Group shall have engaged in a nonexempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA, or (d) the Borrower or any member of the Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, or any Plan, any Multiemployer Plan, or (e) Borrower or any member of the Controlled Group shall have received a notice from the PBGC of its intention to terminate a Plan or to appoint a trustee to administer a Plan, or Multiemployer Plan, or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan must be terminated, or (f) any other event or condition shall occur or exist with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) or Plan or any Multiemployer Plan, which could reasonably be expected to subject the Borrower or any member of the Controlled Group to any tax, penalty or other liability or the imposition of any lien or security interest on the Borrower or any member of the Controlled Group, provided, however, that any event or circumstance in Section 8.13(a) through (f) shall only be an Event of Default if it would result in liability to Borrower in excess of $250,000 per year; or (g) the assets of the Borrower or any Guarantor become or are deemed to be assets of an employee benefit plan (as defined in Section 3(3) of ERISA or a plan as defined in Section 4975 of the Code). No Default under this Section 8.13 shall be deemed to have been or be waived or corrected because of any disclosure by the Borrower.

        8.14 Failure to remediate within the time period required by law or governmental order, (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems in violation of applicable law (a) related to Collateral Pool Properties of the Borrower, any Guarantor, any Qualified Borrower or any Investment Affiliates or any Subsidiaries if the affected Collateral Pool Properties have an aggregate book value in excess of $10,000,000 or (b) where the estimated cost of remediation is in the aggregate in excess of $500,000, in each case after all administrative hearings and appeals have been concluded.

        8.15 The occurrence of any default under any Loan Document other than this Agreement or the breach of any of the terms or provisions of any Loan Document other than this Agreement, which default or breach continues beyond any period of grace therein provided.

        8.16 Robert Solmson ceases to be a member of the Board of Directors of RFS Investors and a successor to Mr. Solmson approved by the Required Lenders is not appointed within four (4) months of Mr. Solmson's departure, demise or physical or mental incapacitation.

ARTICLE IX

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

        9.1    Acceleration.    If any Default described in Sections 8.7 or 8.8 occurs with respect to the Borrower, any Guarantor, any Qualified Borrower or any Subsidiary or Investment Affiliate, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default (other than a Property Breach unless such breach causes a Default under any other provision of Article VIII) occurs and is continuing, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder, and to issue Facility Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, upon written notice to the Borrower.

        In addition to the foregoing, following the occurrence and during the continuance of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been canceled or expired by its terms, upon demand by the Agent the Borrower shall establish and deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds will be invested by the Agent from time to time at its discretion in certificates of deposit of Bank of America having a maturity not exceeding thirty (30) days. Such funds shall be promptly applied by the Agent to reimburse any Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit, provided, however, interest accrued on such funds shall remain in the Letter of Credit Collateral Account to be used for reimbursement as set forth above. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

        If, within forty-five (45) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder or to issue Facility letters of Credit as a result of any Default (other than any Default as described in Sections 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations shall have been obtained or entered, the Required Lenders (in their sole discretion) may direct the Agent by notice to the Borrower, to rescind and annul such acceleration and/or termination.

        9.2    Amendments, Waivers, Decisions.    Subject to the provisions of this Article IX, the Required Lenders (or the Agent with the consent or direction in writing of the Required Lenders) and the Borrower may waive or amend any terms or conditions of this Agreement and enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder, releasing any Mortgages or Negative Pledge Agreements except as provided in Section 7.13 hereof, or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

          (a)  Extend the Facility Termination Date or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or the Commitment Fee, or any other fees, reduce the applicable margin or spread on the underlying interest rate options applicable to the various Types of Advances except as provided in the applicable interest rate grids based upon the Leverage Ratio, or otherwise modify or add to such interest rate options, or extend the time of payment of any of the Obligations.

          (b)  Reduce the percentage specified in the definition of Required Lenders or change any provision that currently requires an approval from the Required Lenders, all Lenders or the specific Lender affected, to approval by a different standard.

          (c)  Increase the amount of the Aggregate Commitment.

          (d)  Permit the Borrower to assign its rights under this Agreement.

          (e)  Amend Sections 2.2, 2.3, 3.4(a), 3.8(a), 7.4, 7.11, 7.18, 13.2, 13.3 or this Section 9.2.

          (f)    Release or limit the liability of Borrower, any Guarantor, or any Qualified Borrower with respect to the Obligations.

          (g)  Add any Hotel Property to the Collateral Pool.

          (h)  Amend or modify the definition of, or provisions for the calculation of, the Borrowing Base.

        No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment increasing the Commitment of any Lender shall be effective without the written consent of such Lender.

        9.3    Preservation of Rights.    No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X

GENERAL PROVISIONS

        10.1    Survival of Representations.    All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

        10.2    Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        10.3    Taxes.    Any taxes (excluding federal, state and local income or franchise or other similar taxes on the overall net income of any Lender) or other similar assessments or charges made by any governmental or revenue authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

        10.4    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        10.5    Entire Agreement.    The Loan Documents embody the entire agreement and understanding among the Borrower, the Guarantors, the Agent, and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Guarantors, the Agent, and the Lenders relating to the subject matter thereof, except for the agreement of the Borrower to pay certain fees to the Agent and the agreement of the Agent to pay certain fees to the Lenders.

        10.6    Several Obligations; Benefits of This Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        10.7    Expenses; Indemnification.    The Borrower and the Guarantors shall reimburse upon demand the Arranger, the Agent, and each Lender for any costs, and reasonable out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and reasonable fees and expenses for attorneys for the Arranger, the Agent and each Lender) in connection with the preparation, negotiation, execution, delivery, amendment or modification of the Loan Documents, as well as any syndication or assignment of any of their rights under the Loan Documents as set forth in Section 13.3 hereof. The Borrower and the Guarantors also agree to reimburse upon demand the Arranger, the Agent, and the Lenders for any costs, internal charges and reasonable out-of-pocket expenses (including, without limitation, appraisal expenses and all reasonable fees and expenses for attorneys for the Arranger, the Agent and the Lenders) paid or incurred by the Arranger or the Agent (whether in its capacity as arranger, or, in the case of Bank of America, in its capacity as the Agent) or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower and the Guarantors further agree to indemnify and hold harmless the Agent, the Arranger and each Lender and their directors, officers, employees, agents, attorneys and Affiliates against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not such entity is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Hotel Properties, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, other than liability arising from the gross negligence or willful misconduct of the party being indemnified. The obligations of the Borrower and the Guarantors under this Section 10.7 shall survive the Facility Termination Date and continue for the benefit of the Agent, the Arranger, each Lender, and all of their respective agents, representatives, employees, officers, directors, and partners at all times after the Borrower's acceptance of the Commitment (whether or not any expenses were incurred before or after the execution of the Commitment Letter by the Borrower) as evidenced by its execution of the Commitment Letter.

        10.8    Numbers of Documents.    All financial statements, notices, closing documents, press releases, compliance certificates and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

        10.9    Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower, the Guarantors and all their Subsidiaries.

        10.10    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        10.11    Nonliability of Lenders, Arranger, Agent.    The relationship between the Borrower, on the one hand, and the Lenders, the Arranger and the Agent on the other, shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Arranger nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. Neither the Arranger nor the Agent shall have any responsibilities to the Borrower or Lenders under this Agreement except to the extent, if any, expressly set forth herein.

        10.12    Publicity.    Each Lender and the Arranger shall have the right to do a tombstone publicizing the transaction contemplated hereby upon the consent of the Borrower which shall not be unreasonably withheld.

        10.13    Brokers.    The Borrower and the Agent each hereby represent and warrant that no brokers or finders were used in connection with procuring the financing contemplated hereby and the Borrower hereby agrees to indemnify and save the Agent and each Lender harmless from and against any and all liabilities, losses, costs and expenses (including attorneys' fees or court costs) suffered or incurred by the Agent or any Lender as a result of any claim or assertion by any party claiming by, through or under the Borrower, any Guarantor, any Qualified Borrower, any Investment Affiliate or any of their Subsidiaries that it is entitled to compensation in connection with the financing contemplated hereby.

        10.14    Confidentiality.    With respect to the financial statements and other information delivered pursuant to Section 7.1, and any other information obtained by any Lender or any assignee of any

Lender pursuant to this Section 10.14 or otherwise, each Lender and each assignee of any Lender agree that, to the extent that such information therein contained has not theretofore otherwise been disclosed in such a manner as to render such information no longer confidential, such Lender and such assignee will employ reasonable procedures reasonably designed to maintain the confidential nature of the information therein contained; provided that anything herein contained to the contrary notwithstanding, any Lender or its assignee may disclose or disseminate such information to: (a) its employees, agents, attorneys accountants, and the Arranger who would ordinarily have access to such information in the normal course of the performance of their duties; (b) such third parties as such Lender may deem reasonably necessary in connection with or in response to (i) compliance with any law, ordinance or governmental order, regulation, rule, policy, subpoena, investigation, regulatory authority request or requests, or (ii) any order, decree, judgment, subpoena, notice of discovery or similar ruling or pleading issued, filed, served or purported on its face to be issued, filed or served by or under authority of any court, tribunal, arbitration board of any governmental or industry agency, commission, authority, board or similar entity or in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity; and (c) any prospective assignee of or Participant in such Lender's interest, provided such prospective assignee or Participant agrees in writing to be bound by these provisions.

        10.15    Appraisals.    Upon any Default or Unmatured Default hereunder, the Agent may order new or updated appraisals on any Collateral Pool Properties selected by the Agent. Such appraisals shall be at the Borrower's expense and the Borrower shall fully cooperate with the Agent to facilitate the preparation of such appraisals.

        10.16    CHOICE OF LAW.    THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TENNESSEE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        10.17    CONSENT TO JURISDICTION.    THE BORROWER AND EACH GUARANTOR EACH HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TENNESSEE STATE COURT SITTING IN MEMPHIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS AND THE BORROWER AND EACH GUARANTOR EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN, SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER OR ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER OR ANY GUARANTOR AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN MEMPHIS, TENNESSEE.

        10.18    WAIVER OF JURY TRIAL.    THE BORROWER, EACH GUARANTOR, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR

CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        10.19    MANDATORY ARBITRATION.    ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR INSTRUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF ENDISPUTE, INC., DOING BUSINESS AS J.A.M.S./ENDISPUTE ("J.A.M.S."), AS AMENDED FROM TIME TO TIME, AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

          (a)    SPECIAL RULES.    THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF DALLAS, TEXAS AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN NINETY (90) DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL SIXTY (60) DAYS.

          (b)    RESERVATIONS OF RIGHTS.    NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO (i) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR RESPONSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (ii) BE A WAIVER BY THE LENDERS OF THE PROTECTION AFFORDED TO THEM BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (iii) LIMIT THE RIGHT OF ANY LENDER (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF OR THE APPOINTMENT OF A RECEIVER. THE LENDERS MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. AT THE LENDER'S OPTION, FORECLOSURE UNDER A MORTGAGE MAY BE ACCOMPLISHED BY ANY OF THE FOLLOWING: THE EXERCISE OF A POWER OF SALE UNDER THE MORTGAGE, OR BY JUDICIAL SALE UNDER THE MORTGAGE, OR BY JUDICIAL FORECLOSURE. NEITHER THE EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

        NO PROVISION IN THE LOAN DOCUMENTS REGARDING SUBMISSION TO JURISDICTION AND/OR VENUE IN ANY COURT IS INTENDED OR SHALL BE CONSTRUED TO BE IN DEROGATION OF THE PROVISIONS IN ANY LOAN DOCUMENT FOR ARBITRATION OF ANY CONTROVERSY OR CLAIM.

        10.20    [Intentionally Deleted.]

ARTICLE XI

THE AGENT AND AGREEMENTS AMONG LENDERS

        11.1    Appointment.    Subject to the provisions of Section 11.11, Bank of America is hereby appointed as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article XI. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement. The Agent agrees to administer this Facility in the same manner as it administers similar facilities for its own account.

        11.2    Powers.    The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

        11.3    General Immunity.    Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct and except for any liability of the Agent for breach of an express agreement made by the Agent herein to take or not take actions based on the approval or direction of a requisite number of Lenders.

        11.4    No Responsibility for Loans, Recitals, Etc.    Neither the Agent nor any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Agent; (d) the validity, effectiveness, enforceability, collectibility, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith (provided that the Agent shall be obligated to furnish copies of the Loan Documents to the Lenders); or (e) the value, sufficiency, creation, perfection or priority of any interest in any collateral security. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent in its individual capacity.

        11.5    Action on Instructions of Lenders.    The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders unless such action or inaction requires the consent of all the Lenders or an individual Lender not included in the direction of the Required Lenders pursuant to this Agreement, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        11.6    Employment of Agents and Counsel.    The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, attorneys and attorneys-in-fact and so long as it exercises reasonable care in the selection of such parties, the Agent shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, due solely to the default, negligence or misconduct of any such parties. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

        11.7    Reliance on Documents, Counsel.    The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

        11.8    Agent's Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify the Agent (in its capacity as Agent but not as Lender) ratably in proportion to their respective Commitments (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents including reasonable out-of pocket expenses in connection with the preparation, execution and delivery of the Loan Documents, (ii) for any other reasonable out-of-pocket expenses incurred by the Agent on behalf of the Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or an action relating to a dispute which is solely between the Agent and one or more Lenders in which the other Lender prevails, or an action taken or not taken by Agent contrary to the express requirements contained herein pertaining to the requisite number of lenders required to approve or direct certain actions. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

        11.9    Rights as a Lender.    In the event the Agent is a Lender, the Agent shall have the same rights and powers and the same duties and obligations hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower, any Guarantor or any of their Subsidiaries in which the Borrower, any Guarantor or such Subsidiary is not restricted hereby from engaging with any other Person.

        11.10    Lender Credit Decision; Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that neither the Agent, BAS, nor any of their officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent, BAS or any Affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, any Guarantor, any Qualified Borrower, Investment Affiliate, or Subsidiary, shall be deemed to constitute any representation or warranty by the Agent or BAS to any Lender. Each Lender represents to the Agent and BAS that it has, independently and without reliance upon the Agent or BAS or any other Lender, or any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact, or Affiliates, and based on such documents and information as it has deemed appropriate made its own credit analysis, appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and credit worthiness of the Borrower, any Guarantor, any Qualified Borrower, Investment Affiliate, or Subsidiary and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent, BAS or any other lender or any of their respective officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower, any Guarantor, any Qualified Borrower, Investment Affiliate, or Subsidiary. The Agent shall promptly provide to the Lenders copies of all notices of Default, copies of all financial statements, certificates and other information pursuant to Section 11.14. Except for such notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent and BAS shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower, any Guarantor, any Qualified Borrower, Investment Affiliate or Subsidiary, which may come into the possession of the Agent, BAS or any of their officers, directors, employees, agents, attorneys, attorneys-in-fact or Affiliates.

        11.11    Resignation of Agent; Removal of Agent; Successor Agent.

          (a)    Resignation of Agent.    The Agent may resign at any time by giving prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any such successor Agent shall be either a Lender or a commercial bank organized under the laws of the United States of America or any state thereof and have total assets of at least $25,000,000,000 (as shown on its most recently published statement of condition) and whose debt obligations (or whose parent's debt obligations) are rated not less than Baa1 by Moody's or BBB+ by Standard & Poor's, and is generally in the business of making loans comparable to the Loans made under this Facility. If the successor Agent is a subsidiary of a bank, total assets and rating requirement shall apply only to the parent bank. In the event that the retiring Agent, after becoming entitled to appoint a successor Agent as set forth above, does not appoint a successor agent within sixty (60) days after the retiring Agent giving notice of resignation, the Lenders shall perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.

          (b)    Removal of Agent.    The Lenders may remove the Agent as the Agent hereunder and appoint a successor Agent upon not less than thirty (30) days' prior written notice signed by

  Lenders whose Commitment Percentages equal 66 2/3% of the Aggregate Commitment exclusive of the Agent's Commitment, if the Agent is grossly negligent or is guilty of willful misconduct in the performance of its duties hereunder, as determined in the reasonable discretion of the Lenders signing the foregoing written notice.

          (c)    Successor Agents.    Upon the acceptance of any appointment as Agent under this Agreement by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent upon written notice thereof to the Borrower, and the retiring Agent shall be discharged from its duties and obligations under this Agreement excepting with respect to its willful misconduct or gross negligence occurring prior to its discharge. After any retiring Agent's resignation or removal under this Agreement as Agent, the provisions of this Article 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

        11.12    Notice of Defaults.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder (other than a Default resulting from the nonpayment of any principal, interest or fees due hereunder) unless the Agent has received notice from a Lender or another Person referring to a Loan Document describing such Default or Unmatured Default and stating that such notice is a "notice of default." In the event the Agent receives such a notice, the Agent shall give notice thereof to the Lenders within one (1) Business Day of the Agent's receipt thereof. The Agent shall take such action with respect to such Default or Unmatured Default as shall be reasonably directed by the Required Lenders. Each Lender shall give the Agent written notice of any Default or Unmatured Default within one (1) Business Day of such Lender's knowledge of a Default or Unmatured Default.

        11.13    Requests for Approval.    If the Agent requests in writing the consent or approval of a Lender, unless otherwise provided herein or in any other Loan Document, such Lender shall respond and either approve or disapprove definitively in writing to the Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period, but in no event less than five (5) Business Days for responses based on the Agent's good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Agent, and within fifteen (15) Business Days of the written request from the Agent and the receipt of all documents and information required by Sections 5.3 and 5.4, as applicable, when considering new Hotel Properties for inclusion in the Collateral Pool. If the Lender does not so respond, that Lender shall be deemed to have approved the request. Upon request, the Agent shall notify the Lenders which Lenders, if any, failed to respond to a request for approval.

        11.14    Copies of Documents.    The Agent shall promptly deliver to each of the Lenders copies of all notices of Default and other formal notices sent or received and according to Section 14 of this Agreement. The Agent shall deliver to Lenders within fifteen (15) Business Days following receipt, copies of all financial statements and certificates except to the extent such items are required to be furnished directly to the Lenders by the Borrower hereunder. Within fifteen (15) Business Days after a request by a Lender to the Agent for other documents previously furnished to the Agent by the Borrower, the Agent shall provide copies of such documents to such Lender except where this Agreement obligates the Agent to provide copies in a shorter period of time.

        11.15    Defaulting Lenders.    At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender's right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender. If a Defaulting Lender has failed to fund its Percentage of any Advance and until such time as such Defaulting Lender subsequently funds its Percentage of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its Percentage (such principal, interest and fees being referred to as "Senior Loans" for the purposes of this section). All amounts paid by the Borrower and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Agent to the other Lenders in accordance with their respective Percentages (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full. At that point, the "Defaulting Lender" shall no longer be deemed a Defaulting Lender. After the Senior Loans have been paid in full, equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 11.15. This provision governs only the relationship among the Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender's right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.

ARTICLE XII

RATABLE PAYMENTS

        If any Lender has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS

        13.1    Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Guarantors and the Lenders and their successors and permitted assigns, except that (i) the Borrower and the Guarantors shall not have the right to assign their rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3. Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of the Borrower or the Guarantors, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank or to an Affiliate; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        13.2    Participations.

          13.2.1    Permitted Participants; Effect.    Any Lender, in the ordinary course of its business and in accordance with applicable law, at any time, may sell participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such under the Loan Documents. Any Person to whom such a participating interest is sold is a "Participant." In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          13.2.2    Voting Rights.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment or postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment or releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing such Loan.

        13.3    Assignments.

          13.3.1    Permitted Assignments.    In addition to the assignments permitted in Section 13.1 hereof, any Lender may, in the ordinary course of its business, with the prior written consent of the Agent, which consent shall not be unreasonably withheld, and in accordance with applicable law, at any time, assign all or any portion of its rights and obligations under the Loan Documents pursuant to an assignment agreement substantially in the form of Exhibit D, to one or more Eligible Assignees, provided that (a) any such assignment shall be in a minimum aggregate amount of $10,000,000 of such Lender's Commitment, and in integral multiples of $1,000,000 above such amount (or the remaining amount of the Commitment held by such Lender), (b) each such assignment shall be of a constant, not varying, percentage of all of the assigning Lender's rights and obligations under the Commitment being assigned, and (c) any Lender wishing to assign all or a portion of its Commitment who has received a bona fide offer to purchase all or a portion of its Commitment must first offer to assign such Commitment, or portion thereof, for the same sum as set forth in said offer, by written notice to all other Lenders, followed by ten (10) Business Days during which time any other Lender may by written notice to the assigning Lender as well as the Agent exercise its right of first refusal to purchase such Commitment, or portion thereof. In the event more than one (1) Lender exercises such right, the amount of the Commitment to be assigned shall be divided equally among such Lenders, with the payment of funds due from each such purchasing Lender to be made within five (5) Business Days of the date of such written notice from the end of the ten (10) day right of first refusal period. Any Lender considering an assignment of all or a portion of its Commitment is hereby authorized to disseminate any information it now has or hereafter obtains pertaining to the Facility, including, without limitation, any of the Loan Documents and any credit or other information on the Borrower and any Guarantor, and any Subsidiaries, Qualified Borrowers or Investment Affiliates, to any such assignee, or prospective assignee, affiliates of the Agent or the Lenders, including, without limitation, BAS, any regulatory body having jurisdiction over the Agent or the Lenders, and to any other Persons as necessary or appropriate in the Agent's or the Lenders' reasonable judgment. Unless such Lender assigns its entire interest, it must maintain a minimum Commitment of

  $10,000,000 (exclusive of any portion of its Commitment in which it has sold a participation interest, other than participations where such Lender retains full voting control). Notwithstanding the foregoing provisions, any assignment by a Lender to another Lender, or an Affiliate thereof, or an Affiliate of the assigning Lender shall not be subject to (i) the $10,000,000 minimum assignment amount, (ii) the requirement to first offer to assign such Commitment, or portion thereof, to all other Lenders, or (iii) the fee in Section 13.3.2(b) hereof, and, further, such assignment shall release the transferor Lender from its obligations hereunder. If the Aggregate Commitment is reduced, the references to $10,000,000 contained in this Section 13.3.1 shall be reduced proportionately. Any Person to whom such rights and obligations are assigned is a "Purchaser." Such assignment shall be substantially in the form of Exhibit D hereto or in such other form as may be agreed to by the parties thereto (the "Assignment"). So long as no Default or Unmatured Default exists hereunder, in no event shall Agent's Commitment amount be reduced below the largest Commitment amount for any of the other Lenders.

          13.3.2    Effect; Effective Date.    Upon (a) delivery to the Agent and the Borrower of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit D hereto (a "Notice of Assignment"), together with any consents required by Section 13.3.1, and (b) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release Bank of America with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.2, the transferor Lender, Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender, if applicable, and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Commitment, as adjusted pursuant to such assignment.

        13.4    Dissemination of Information.    The Borrower and each Guarantor hereby authorize each Lender to disclose to the Arranger and to any Participant or Purchaser, or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower, any Guarantor and their Subsidiaries, provided that such Transferees agree to maintain the confidentiality of any information that is confidential in the manner set forth in Section 10.14.

        13.5    Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.20.

        13.6    Possession of Loan Documents and Register.    The Agent shall keep and maintain complete and accurate files and records of all matters pertaining to the Loan. Upon reasonable prior notice to the Agent by any Lender, other than any privileged attorney/client information or documentation or other internal information or documentation deemed by the Agent to be privileged or proprietary in nature, the Agent will make available to such Lender and their representatives and agents, the files and records relating to the Facility for inspection and copying at their expense during normal business hours. The Agent shall also maintain at its address specified pursuant to Article XIV, a copy of each

Assignment delivered to and accepted by it and a listing of the names and addresses of the Lenders, the amount of each Lender's Commitment and Percentage (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by the Borrower or any Lender during normal business hours upon reasonable prior notice to the Agent.

ARTICLE XIV

NOTICES

        14.1    Giving Notice.    Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answer back confirmed in the case of telexes).

        14.2    Change of Address.    The Borrower, any Guarantor, the Arranger, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

        14.3    Accounts.    The Agent shall deliver to each Lender and the Borrower, and each Lender shall deliver to the Agent wiring instructions containing account information for purposes of the payment of sums due under this Agreement.

ARTICLE XV

COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Guarantors, the Arranger, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

[The remainder of this page has been intentionally left blank]

        IN WITNESS WHEREOF, the Borrower, the Guarantors, the Arranger, the Agent and the Lenders have executed this Agreement as of the date first above written.

The "Borrower"
RFS PARTNERSHIP, L.P.
By:	RFS Hotel Investors, Inc. Its General Partner
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President and Chief Financial Officer
Notice Address:
850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120 Attention: Kevin Luebbers Telephone: 901-767-7005 Facsimile: 901-818-5260

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

The "Guarantors"
RFS HOTEL INVESTORS, INC.
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President and Chief Financial Officer
Notice Address:
850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120 Attention: Kevin Luebbers Telephone: 901-767-7005 Facsimile: 901-818-5260

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

The "Guarantors"
RFS LEASING VII, INC.
By:	/s/ KEVIN M. LUEBBERS
Name:	Kevin M. Luebbers
Title:	Executive Vice President and Chief Financial Officer
Notice Address:
850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120 Attention: Kevin Luebbers Telephone: 901-767-7005 Facsimile: 901-818-5260

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

The "Agent"
BANK OF AMERICA, N.A. Individually and as Agent
By:	/s/ LESA J. BUTLER
Name:	Lesa J. Butler
Title:	Principal
Notice Address:
Bank of America, N.A. 901 Main Street, 64th Floor Dallas, Texas 75202 Attention: Lesa J. Butler Telephone: 214-209-1506 Facsimile: 214-209-0085

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH
By:	/s/ BILL O'DALY
Name:	Bill O'Daly
Title:	Director
By:	/s/ CASSANDRA DROOGAN
Name:	Cassandra Droogan
Title:	Associate
Notice Address: 11 Madison Avenue 10th Floor New York, New York 10010 Attention: Bill O'Daly Telephone: 212-325-1986 Facsimile: 212-743-2254

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION
By:	/s/ ROBERT P. NIEMAN
Name:	Robert P. Nieman
Title:	Senior Vice President
Notice Address:
165 Madison Avenue, 10th Floor Memphis, Tennessee 38103 Attention: Robert P. Nieman Telephone: 901-523-4259 Facsimile: 901-523-4235

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ WAYNE ROBERTSON
Name:	Wayne Robertson
Title:	Senior Vice President
Notice Address:
249 5th Avenue P1-POPP-19-2 Pittsburgh, PA 15222 Attention: Wayne Robertson Telephone: 412-762-8452 Facsimile: 412-762-6500

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

WELLS FARGO BANK, N.A.
By:	/s/ JOHN S. MISIURA
Name:	John S. Misiura
Title:	Vice President
Notice Address
2859 Paces Ferry Rd. Suite 1805 Atlanta, GA 30339 Attention: Jack Misiura Telephone: 770-435-3800 Facsimile: 770-435-2262

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

AMSOUTH BANK
By:	/s/ LAWRENCE CLARK
Name:	Lawrence Clark
Title:	Vice President
Notice Address
1900 5th Ave. North, AST #9 Birmingham, AL 35203 Attention: Lawrence Clark Telephone: 205-581-7493 Facsimile: 205-326-4075

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ REX RUDY
Name:	Rex Rudy
Title:	Vice President
Notice Address:
Attention: Rex Rudy Wachovia Bank, National Association One Wachovia Center 301 South College Street Charlotte, NC 28288-0171 Telephone: 704-383-6506 Facsimile: 704-383-6205

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

UNION PLANTERS BANK, N.A.
By:	/s/ CRAIG E. GARDELLA
Name:	Craig E. Gardella
Title:	Senior Vice President
Notice Address:
6200 Poplar Avenue HQ04 Memphis, Tennessee 38119 Attention: Craig Gardella Telephone: 901-580-5507 Facsimile: 901-580-5451

EXHIBIT A

NOTE

FORM OF NOTE

$	October 31, 2002

        RFS Partnership, L.P., a Tennessee limited partnership (the "Borrower"), promises to pay to the order of                        (the "Lender") the principal sum                        Dollars ($                        ), in immediately available funds at the main office of Bank of America, N.A. in Dallas, Texas, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement (as hereinafter defined). The Borrower shall pay the remaining unpaid principal of and accrued and unpaid interest on this Loan in full on the Facility Termination Date.

        The Lender shall, and is hereby authorized to, record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

        This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Sixth Amended and Restated Revolving Credit Agreement among the Borrower, Bank of America, N.A., individually as a Lender and as Agent, Banc of America Securities LLC, and the other Lenders named therein, dated as of the date hereof (the "Agreement"), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

        If there is an Unmatured Default or Default under the Agreement or any other Loan Document and Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Agent and the Lenders under such documents, the Agent and the Lenders shall be entitled to receive on demand reasonable attorneys fees and expenses incurred by Agent and the Lenders in connection with the exercise of such remedies.

        The Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

        This Note is issued in renewal, extension, substitution and rearrangement (but not in satisfaction) of that certain Note in the stated principal amount of $                        , dated July 16, 2001, executed by the Borrower and payable to the order of the Lender.

        This Note shall be governed and construed under the internal laws of the State of Tennessee.

        IN WITNESS WHEREOF, the Borrower has executed this Note under seal as of the date first written above.

RFS PARTNERSHIP, L.P.
By:	RFS Hotel Investors, Inc. Its General Partner
By:

Name:

Title:

        [CORPORATE SEAL]

Notice Address:
850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120
Attention:	Kevin Luebbers
Telephone:	901-767-7005
Facsimile:	901-818-5260

EXHIBIT B

FORM OF OPINION

                        , 20

  The Agent and
  the Lenders who are parties to
  Credit Agreement described below

        Gentlemen/Ladies:

        We are counsel for RFS Partnership, L.P. (the "Borrower"), RFS Hotel Investors, Inc. ("RFS Investors") and RFS Leasing VII, Inc. ("RFS Leasing"; RFS Investors and RFS Leasing are hereinafter collectively referred to as the "Guarantors"), and have represented the Borrower and the Guarantors in connection with their execution and delivery of that certain Sixth Amended and Restated Revolving Credit Agreement among the Borrower, the Guarantors, Bank of America, N.A., individually and as Agent, Banc of America Securities LLC and the Lenders named therein, providing for Advances in an aggregate principal amount not exceeding $140,000,000 at any one time outstanding and dated as of October 31, 2002 (the "Agreement"). All capitalized terms used in this opinion and not otherwise defined shall have the meanings attributed to them in the Agreement.

        We have examined the Borrower's Partnership Agreement and Covenants as well as each Guarantor's articles of incorporation, by-laws, and resolutions, the Loan Documents and such other matters of fact and law which we deem necessary in order to render this opinion. Based upon the foregoing, it is our opinion that:

          1.    The Borrower and each Guarantor and each of their Subsidiaries and each Qualified Borrower are either duly incorporated corporations or duly qualified and formed limited partnerships, validly existing and in good standing under the laws of their states of incorporation or formation, and they each have all requisite authority and power to enter into, and perform the obligations under, the Loan Documents and to conduct business in each jurisdiction in which they conduct business.

          2.    The execution and delivery of the Loan Documents by the Borrower and each Guarantor and the performance by them of their respective obligations under the Loan Documents have been duly authorized by all necessary corporate action and/or proceedings on their part and will not:

            (a)  require any consent of the Borrower's limited partners or any Guarantor's shareholders;

            (b)  violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any Guarantor or any of their Subsidiaries or the Borrower's, any Guarantor's or any Subsidiary's articles of incorporation, by-laws, certificate of limited partnership, partnership agreement, or any indenture, instrument or agreement binding upon the Borrower or any Guarantor or any of their Subsidiaries;

            (c)  result in, or require, the creation or imposition of any Lien pursuant to the provisions of any indenture, instrument or agreement binding upon the Borrower or any Guarantor or any of their Subsidiaries.

          3.    The Loan Documents have been duly executed and delivered by the Borrower and each Guarantor and constitute their legal, valid and binding obligations enforceable in accordance with their respective terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

          4.    There is no litigation or proceeding against the Borrower or any Guarantor or any of their Subsidiaries which, if adversely determined, could have a Material Adverse Effect.

          5.    No approval, authorization, consent, adjudication or order of, or registration or filing with, any governmental authority, which has not been obtained or made by the Borrower or any Guarantor or any of their Subsidiaries, is required to be obtained or made by the Borrower or any Guarantor or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under the Agreement or in connection with the payment by the Borrower or the Guarantors of their obligations under the Loan Documents.

          6.    The Loan does not violate the usury laws or laws regulating the use or forbearance of money of Tennessee and the operation of any term of the Agreement or Loan Documents, including, without limitation, the terms regarding late charges and default interest rate or the lawful exercise of any right thereunder, shall not render the Agreement or Loan Documents unenforceable, in whole or in part, or subject to any right of rescission. set-off, counterclaim or defense.

          7.    RFS Investors qualifies as a real estate investment trust in accordance with all applicable requirements of the Internal Revenue Code.

        This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees.

Very truly yours,

EXHIBIT C

COMPLIANCE CERTIFICATE

  TO:
  The Agent and the Lenders who are parties to the Agreement described below

        This Compliance Certificate is furnished pursuant to that certain Sixth Amended and Restated Revolving Credit Agreement dated as of October 31, 2002 (as amended, modified, renewed or extended from time to time, the "Agreement") executed by and among (among others) RFS Partnership, L.P. (the "Borrower"), Bank of America, N.A., individually and as Agent, and the Lenders named therein. Unless otherwise defined herein, capitalized terms used in the Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

  1.
  I am the duly elected Chief Financial Officer of the Borrower.

  2.
  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries, each Guarantor and its Subsidiaries, and any Investment Affiliates and Qualified Borrowers during the accounting period covered by the financial statement attached (or most recently delivered to the Agent if none are attached).

  3.
  The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Material Adverse Effect, Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.

  4.
  Schedule I, Exhibit I-1 and Exhibit I-2 (if attached) attached hereto set forth financial data and computations and other information evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data, computations and information (or if no Schedule I, Exhibit I-1 or Exhibit I-2 are attached, the data, computations and information contained in the most recent Schedule I, Exhibit I-1 and Exhibit I-2 attached to a prior Compliance Certificate) are true, complete and correct in all material respects.

  5.
  The financial statements and reports referred to in Section 7.1 of the Agreement which are delivered concurrently with the delivery of this Compliance Certificate, if any, fairly present in all material respects the consolidated financial condition and operations of the Borrower, each Guarantor and their Subsidiaries at such date and the consolidated results of their operations for the period then-ended, in accordance with GAAP applied consistently throughout such period and with prior periods (except as otherwise approved, and disclosed therein). Further, the Property Operating Income for each Collateral Pool Property has been reported in accordance with GAAP and adjusted per the definition of the Property Operating Income contained in the Agreement. The following required reporting items are not yet available but will be delivered within the ten (10) Business Day grace period:

        Described below are the exceptions, if any, to paragraph 3 including, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        The foregoing certifications, together with the computations and information set forth in Schedule I, Exhibit I-1 and Exhibit I-2 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this    day of                        , 20    .

RFS PARTNERSHIP, L.P.
By:	RFS Hotel Investors, Inc. its General Partner
By:

Name:	Kevin M. Luebbers

Title:	CFO

SCHEDULE I

Calculation of Covenants (in 000's)

        The calculations in this document are based on results for the fiscal period ending on the        day of            , 20    . This document is showing the demonstration of actual compliance.

(1)    Investments (amounts expended to date) in Non-conforming Investments shall not exceed 15% of Total Assets (Section 7.4)

(a)	Total Assets	$

(b)	Total percent from below		%

Non-conforming Investments		GAAP Value	Percent of Total Assets
(i)	Unimproved Land	$		%

(ii)	Other non-income producing property holdings (excluding cash and Cash Equivalents that are hereby deemed conforming) and income producing properties other than Hotel Properties or other investments not considered the Borrower's primary course of business;	$		%

(iii)	Stock holdings (excluding stock holdings in Subsidiaries and Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming);	$		%

(iv)	mortgages; and	$		%

(v)	Joint Ventures and partnerships (excluding those investments in Investment Affiliates engaged in the Borrower's primary course of business that are hereby deemed conforming).	$		%

TOTAL		$		%

(c)	Is (b) less than or equal to 15%?	$

(2)    Total aggregate amount of all budgeted costs (whether or not actually expended) for Hotel Properties under development shall never exceed 10% of Total Assets. (Section 7.4)

(a)	Total budgeted costs for development	$

(b)	Total Assets	$

(c)	Result of (a) divided by (b)		%

(d)	Is (c) less than or equal to 10%?

(3)    Total investment in the aggregate in Joint Ventures, partnerships and other Investment Affiliates in Borrower's primary course of business shall never exceed 25% of Total Assets. (Section 7.4)

(a)	Investment in Joint Ventures, partnerships, etc.	$

(b)	Total Assets	$

(c)	Result of (a) divided by (b)		%

(d)	Is (c) less than or equal to 25%?

(e)	Is the Borrower in control (from a voting standpoint) of each Joint Venture, Partnership or Other Investment Affiliate engaged in the Borrower's primary course of business that would cause the total investment in such entities to exceed 15% of Total Assets (but be less than 25% of Total Assets).

(4)    Each Guarantor's distributions shall not exceed the amount set forth in Section 7.11

(a)	Cumulative Distributions	$

(b)	Plus $25,000,000		$25,000,000

(c)	Plus: Funds Available for Distribution for the applicable reporting period	$

(d)	Plus: Net Proceeds of stock issuances/offerings
(e)	Less: The sum of dividends paid after Closing Date plus funds utilized to purchase/redeem/retire any Guarantor's stock	$

(f)	Result of (b) plus (c) plus (d), less (e)	$

(g)	Is (f) less than or equal to (a)?

(5)    Consolidated Net Worth shall be maintained at not less than the sum of $250,000,000 plus 75% of the net proceeds received by Borrower, each Guarantor and any Subsidiary (net of customary fees and expenses) of any stock issuance/offering, less 75% of funds utilized to purchase/redeem/retire any stock of Borrower, any Guarantor or any Subsidiary. (Section 7.17)

(a)	Consolidated Net Worth
	(i) Total Assets	$

	(ii) Total Liabilities	$

	(iii) Minority Interest	$

	(iv) Consolidated Net worth [(i) less (ii) and (iii)]	$

(b)	$250,000,000
(c)	Product of .75 times the net proceeds from equity offerings since the Closing Date less product of .75 times the amount of funds utilized to purchase/redeem/retire stock after the Closing Date	$

(d)	Sum of (b) plus (c)	$

(e)	Is (d) less than or equal to (a)(iv)?

(6)    Minimum Collateral Pool Debt Coverage Ratio must be at least 2.00:1.00 at all Times. (Section 7.18(a)(i))

(a)	Adjusted Cash Flow from the Collateral Pool Properties (Page 2 of Exhibit I-1)			$

(b)	Implied Debt Service
	(i)	Allocated Facility Amount
		(A)	Outstanding Advances	$

		(B)	Facility Letter of Credit Obligations	$

		(C)	Allocated Facility Amount is (A) plus (B)	$

	(ii)	Constant
		(A)	most recent month's 7 year Treasury

		(B)	sum of (A) plus 2.25%

		(C)	constant using (B) and 25 year amortization

		(D)	greater of 9% or (C)

	(iii)	Implied Debt Service
		(A)	Monthly payment to fully amortize (b)(i)(C) using (b)(ii)(D)	$

		(B)	Implied Debt Service is 12 times (A)	$

(c)	Minimum Collateral Pool DSC ratio is (a) divided by (b) (iii) (B)

(d)	Is (c) greater than or equal to 2.00:1.00 (i.e. 200%)?

(7)    Minimum Corporate Debt Coverage Ratio must be equal to or greater than 2.25:1.00 at all times. (Section 7.18(a)(ii)) [NOTE: IS THIS SECTION (7) NECESSARY/REQUIRED?]

(a)	Adjusted EBITDA
	(i)	EBITDA (trailing 12 month historical)
		(A)	EBITDA from Borrower, Guarantors and Subs	$

		(B)	Allocable EBITDA from Investment Affiliates	$

		(C)	EBITDA is (A) plus (B)	$

	(ii)	Capital Expenditure Reserve Amount		$

	(iii)	Adjusted EBITDA is (i)(C) minus (ii)		$

(b)	Debt Service on Consolidated Total Indebtedness (trailing 12 month historical)
	(i)	Interest Expense for Borrower, Guarantor and Subs		$

	(ii)	Interest Expense for Investment Affiliates (greater of percentage of ownership interest in Investment Affiliate, or amount of all interest expense on recourse debt that Borrower, Guarantors or Sub have in Investment Affiliate)		$

	(iii)	Regularly scheduled principal payments for Borrower, Guarantors and Subs		$

	(iv)	Percentage of regularly scheduled principal payments by Investment Affiliate (equal to the greater of the percentage for which Borrower, Guarantors, or Sub is liable or percentage ownership interest in Investment Affiliate)		$

	(v)	Debt Service is sum of (i) through (iv)		$

(c)	Minimum Corporate Debt Coverage Ratio is (a)(iii) divided by (b)(v)				%

(d)	Is (c) greater than or equal to 2.25:1.00 (i.e. 225%)?

(8)    Minimum Corporate Fixed Charge Ratio must be equal to or greater than 1.75:1.00 at all times. (Section 7.18(a)(iii))

(a)	Adjusted EBITDA is 7(a)(iii)	$

(b)	Debt Service on Consolidated Total Indebtedness is (7)(b)(v)	$

(c)	Preferred dividends paid during trailing 12 months	$

(d)	Corporate Fixed Rate Charge Ratio is (a) divided by the sum of (b) and (c)		%

(e)	Is (d) greater than or equal to 1.75:1.00 (ie 175%)?

(9)    Minimum Interest Coverage shall at all times be equal to or greater than 2.00:1.00 for period from Closing Date until 12/31/03 and equal to or greater than 2.25:1.00 for period from 3/31/04 through Facility Termination Date. (Section 7.18 (b))

(a)	Adjusted EBITDA is (7)(a)(iii)	$

(b)	Interest Expense is (7)(b)(i) plus (7)(b)(ii)	$

(c)	Minimum Interest Coverage is (a) divided by (b)		%

(d)	Is (c) equal to or greater than 2.00:1.00 (200%) from Closing Date until 12/31/03 and equal to or greater than 2.25:1.00 (225%) from 3/31/04 through Facility Termination Date?

(10)    Total Indebtedness Limitation (Section 7.18 (c))

(a)	Consolidated Total Indebtedness (Exhibit I-2)	$

(b)	Adjusted EBITDA (from (7)(a)(iii)	$

(c)	Multiplier of (i) 5.5 times Adjusted EBITDA from (7)(a)(iii) for the period through 12/31/03, (ii) 5.25 times Adjusted EBITDA from (7)(a)(iii) for period from 3/31/04 through 12/31/04 and (iii) 5.0 times Adjusted EBITDA from (7)(a)(iii) for period from 3/31/05 through the Facility Termination Date	$

(d)	Is (a) equal to or less than (c)?

(11)    Total Liabilities Limitation. (Section 7.18 (d)) [NOTE: IS THIS SECTION (11) NECESSARY/REQUIRED?]

(a)	Total Liabilities	$

(b)	Result of the following
	(i) Consolidated Net Worth is 5(a)(iv)	$

	(ii) 50% of the sum of (a) and (b)(i)	$

(c)	Is (a) equal to or less than (b) (ii)?

(12)    Limit on Additional Indebtedness. (Section 7.18(d))

(a)	Amount of additional Indebtedness incurred by Borrower, Guarantors, Qualified Borrowers and Subsidiaries after the Closing Date, excluding senior or subordinate unsecured Indebtedness which (i) does not violate any of the terms of the Agreement and (ii) is approved in advance by the Agent.	$

(b)	Is (a) less than or equal to $15MM?

(c)	If the answer to (b) is "no", was prior to written approval received from Agent on behalf of all Lenders?

(13)    At no time shall the Allocated Facility Amount exceed the Borrowing Base. (Section 7.18 (e))

(a)	Allocated Facility Amount is (6)(b)(i)(C)	$

(b)	Borrowing Base is (12)(a)	$

(c)	Is (a) less than or equal to (b)?

(14)    At no time shall the Leverage Ratio exceed 55%. (Section 7.18(f))

(a)	Consolidated Total Indebtedness is (10)(a)	$

(b)	Total Asset Value

	(i)	Cost of all open Hotel Properties owned or open less than four fiscal quarters (Page 7 of Exhibit I-1)	$

	(ii)	Implied Value of all Hotel Properties owned or open for four fiscal quarters or more (Page 7 of Exhibit I-1)	$

	(iii)	100% of GAAP Cash and Cash Equivalents	$

	(iv)	Total Asset Value is sum of (i) through (iii)	$

(c)	Leverage Ratio is (a) divided by (b)(iv)			%

(d)	Is (c) less than or equal to 55%?

(e)	The resulting LIBOR Basis margin is

Leverage Ratio	LIBOR Margin
<25%	150 bps
≥25% and <35%	165 bps
≥35% and <40%	175 bps
≥40% and <45%	200 bps
≥50%	250 bps
(f)	The resulting Prime Basis margin is

Leverage Ratio	Prime Margin
<25%	0 bps
≥25% and <35%	0 bps
≥35% and <40%	25 bps
≥40% and <45%	50 bps
≥45% and <50%	75 bps
≥50%	100 bps

(15)    Property Breaches. (Section 7.24)

(a)	Has there been a Property Breach or environmental disclosure in Schedule 4 to the Agreement?

	(i)	If so, please list the nature of each breach on a separate attachment hereto (indicate whether an attachment was necessary via a yes/no answer)

	(ii)	If so, the covenants calculated herein should be performed both with and without the affected properties(indicate whether this was necessary via a yes/no answer)

(16)	Has Robert Solmson ceased to be a member of the Board of Directors of RFS Investors? If so, please state date. (Section 8.16)

NOTE:    To the extent of any inconsistencies between the form of this Compliance Certificate and the terms of the Agreement, the terms of the Agreement shall prevail.

BORROWING BASE LIMITS (in 000's)

COMPLETED DEVELOPMENT HOTELS IN SECURED POOL
(a) Borrowing Base attributable to Completed Development Hotels in the Secured Pool	$

(b) Secured Pool Borrowing Base	$

(a) divided by (b)		%

If the result above is greater than 15%, then the Secured Borrowing Base must be adjusted downward such that the percentage is met.
Adjusted Secured Pool Borrowing Base*

VALUE ATTRIBUTABLE TO COMPLETED DEVELOPMENT HOTELS
(a) Value attributable to Completed Development Hotels in the Secured Pool	$

(b) Value of all Secured Pool Properties	$

(a) divided by (b)		%

If the result above is greater than 15%, then the Secured Borrowing Base must be adjusted downward such that the percentage is met.
Adjusted Value of all Secured Pool Properties*	$

Adjusted Secured Pool Borrowing Base*	$

FINAL ADJUSTED BORROWING BASE
Final Adjusted Borrowing Base*	$

*
If no adjustment has been made, then fill in the unadjusted figure. Include adjustments made due to covenants.

EXHIBIT I-2

CONSOLIDATED TOTAL INDEBTEDNESS (in 000's)

        Consolidated Total Indebtedness means, without duplication, the sum of the following.

a)	Total Liabilities	$

b)	Deferred purchase price of property or services	$

c)	Other indebtedness evidenced by a note, bond, etc.	$

d)	Capitalized Lease Obligations	$

e)	Acceptances issued	$

f)	Guarantee Obligations	$

g)	Reimbursement obligations for letters of credit and other contingent liabilities	$

h)	Non-recourse liabilities secured by a lien	$

i)	Repurchase obligations or liabilities with respect to accounts or notes receivable which have been sold	$

j)	Pro rata share of debt in Investment Affiliates and any loans where entity is liable as general partner	$

k)	Greater of recourse interest in Investment Affiliate's debt or pro rata interest in all debt owned by Investment Affiliate	$

l)	Pre-sale obligations relating to repurchase of real or personal property	$

m)	Amounts payable under interest rate protection products	$

n)	Any other amount considered debt by rating agencies	$

o)	Forward equity commitments	$

p)	Total Consolidated Indebtedness is sum of above	$

EXHIBIT D

ASSIGNMENT AGREEMENT

        This Assignment Agreement (this "Assignment Agreement") between                        (the "Assignor") and                        (the "Assignee") is dated as of                         , 20    . The parties hereto agree as follows:

          1.    PRELIMINARY STATEMENT.    The Assignor is a party to that certain Sixth Amended and Restated Revolving Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the "Credit Agreement") described in Item I of Schedule 1 attached hereto ("Schedule 1"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

          2.    ASSIGNMENT AND ASSUMPTION.    The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty, express or implied, except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. The aggregate Commitment (or Loans, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

          3.    EFFECTIVE DATE.    The effective date of this Assignment Agreement (the "Effective Date") shall be the later of the date specified in Item 5 of Schedule 1 or, if any Assignor is other than Bank of America two (2) Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit "I" attached hereto has been delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Section 4 hereof are not made on the proposed Effective Date, unless otherwise agreed to in writing by Assignor and Assignee. The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date. As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Lender under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

          4.    PAYMENTS OBLIGATIONS.    On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby. In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor, on the Effective Date, an amount equal to the principal amount of the portion of all Prime Loans assigned to the Assignee hereunder and (ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the "LIBOR Due Date"), the Assignee shall pay the Assignor an amount equal to the principal amount of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the LIBOR Due Date. If the Assignor and the Assignee agree that the applicable LIBOR Due Date for such LIBOR Loan shall be the Effective Date, they shall agree, solely for purposes of dividing interest paid by the

  Borrower on such LIBOR Loan, to an alternate interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the related Interest Period (the "Agreed Interest Rate") and any interest received by the Assignee in excess of the Agreed Interest Rate, with respect to such LIBOR Loan for such period, shall be remitted to the Assignor. In the event a prepayment of any LIBOR Loan which is existing on the Effective Date and assigned by the Assignor to the Assignee hereunder occurs after the Effective Date but before the applicable LIBOR Due Date, the Assignee shall remit to the Assignor any excess of the funding indemnification amount paid by the Borrower under Section 3.4 of the Credit Agreement as well as an account of such prepayment with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment amount were calculated based on the Agreed Interest Rate and only covered the portion of the Interest Period after the Effective Date. The Assignee will promptly remit to the Assignor (i) the portion of any principal payments assigned hereunder and received from the Agent with respect to any LIBOR Loan prior to its LIBOR Due Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of Prime Loans or fees, or the LIBOR Due Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

          5.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR'S LIABILITY.    The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or Attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of the Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the Collateral Pool Properties, books or records of the Borrower, the Guarantors, their Subsidiaries or Investment Affiliates, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

          6.    REPRESENTATIONS OF THE ASSIGNEE.    The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Documentation Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (vii) attaches either U.S. Internal Revenue Service Form 4224 or Form 1001 certifying that the Assignee claims entitlement to complete exemption from U.S. Federal withholding tax on all interest payments under the Loans and (viii) if Assignee is organized under the laws of any jurisdiction other than the United States or any state thereof, agrees to provide Assignor and the Agent a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations, and amendments duly executed and completed by Assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

          7.    INDEMNITY.    The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's nonperformance of the obligations assumed under this Assignment Agreement.

          8.    REDUCTIONS OF AGGREGATE COMMITMENT.    If any reduction in the Aggregate Commitment occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule I shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Aggregate Commitment.

          9.    ENTIRE AGREEMENT.    This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

          10.    GOVERNING LAW.    This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Tennessee.

          11.    NOTICES.    Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

        IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]
By:

Title:

[NAME OF ASSIGNEE]
By:

Title:

SCHEDULE I

to Assignment Agreement

1.	Description and Date of Credit Agreement:
2.	Date of Assignment Agreement: , 20
3.	Amounts (As of Date of Item 2 above):
	a.	Aggregate Commitment (Loans)* under Credit Agreement	$

	b.	Assignee's Percentage of the Aggregate Commitment purchased under this Assignment Agreement**		%

4.	Amount of Assignee's Commitment (Loan Amount)* Purchased under this Assignment Agreement:		$

5.	Amount of Assignor's Commitment (Loan Amount) After Purchase under this Assignment Agreement

6.	Proposed Effective Date:

Accepted and Agreed:
[NAMES OF ASSIGNOR]	[NAMES OF ASSIGNEE]
By:	By:
Title:	Title:

*
If a Commitment has been terminated, insert outstanding Loans in place of Commitment

**
Percentage taken to 8 decimal places

Attachment to SCHEDULE I to ASSIGNMENT AGREEMENT

        Attach Assignor's Administrative Information Sheet, which must include notice address and account information for the Assignor and the Assignee

EXHIBIT "I"

to Assignment Agreement

NOTICE OF ASSIGNMENT

                    , 20

To:    [NAME OF Agent]

From:    [NAME OF ASSIGNOR] (the "Assignor")

[NAME OF ASSIGNEE] (the "Assignee")

        1.    We refer to that Sixth Amended and Restated Revolving Credit Agreement (the "Credit Agreement") described in Item 1 of Schedule I attached hereto ("Schedule I"). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2.    This Notice of Assignment (this "Notice") is given and delivered to the Agent pursuant to Section 13.3.2 of the Credit Agreement.

        3.    The Assignor and the Assignee have entered into an Assignment Agreement, dated as of                        , 20    (the "Assignment"), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule I of all outstandings, rights and obligations under the Credit Agreement. From and after such purchase, the Assignee's Commitment shall be the amount specified in Item 4 of Schedule I and the Assignor's Commitment shall be the amount specified in Item 5 of Schedule I. The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule I or two (2) Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment has been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee or set forth in Section 13 of the Credit Agreement has not been satisfied.

        4.    The Assignor and the Assignee hereby give to the Agent notice of the assignment and delegation referred to herein. The Assignor will confer with the Agent before the date specified in Item 6 of Schedule I to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter. The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee. At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

        5.    The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $3,500 required by Section 13.3.2 of the Credit Agreement.

        6.    If Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacements notes, to the Assignor and the Assignee. The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note in the appropriate amount.

        7.    The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule I.

        8.    The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment are "plan assets" as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be "plan assets" under ERISA.

        9.    The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof. The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

        *May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE
By:	By:
Title:	Title:
ACKNOWLEDGED AND CONSENTED TO BY Agent
By:
Title:

[Attach photocopy of Schedule I to Assignment]

EXHIBIT E

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:
Bank of America, N.A.
as Agent (the "Agent") under the Credit Agreement Described Below

Re:
Sixth Amended and Restated Revolving Credit Agreement, dated as of October 31, 2002 (as amended, modified, renewed or extended from time to time, the "Agreement"), among RFS Partnership, L.P. (the "Borrower"), Bank of America, N.A., individually and as Agent, Banc of America Securities LLC and the Guarantors and Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

        The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 14.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.15 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name
Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature
Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT F

FOURTH AMENDED AND RESTATED
MASTER ENVIRONMENTAL INDEMNITY AGREEMENT

        This FOURTH AMENDED AND RESTATED MASTER ENVIRONMENTAL INDEMNITY AGREEMENT (this "Agreement") is executed as of the 31st day of October, 2002, by RFS PARTNERSHIP, L.P., a Tennessee limited partnership (the "Borrower"), and BANK OF AMERICA, N.A., a national banking corporation ("Agent"), for itself and as agent for the Lenders described in the Sixth Amended Agreement (as hereinafter defined), with reference to the following facts:

RECITALS:

        A.    The Borrower is primarily engaged in the business of purchasing, developing, owning, operating, leasing, managing, financing and selling hotel properties.

        B.    Boatmen's Bank of Tennessee ("BBOT") has heretofore made loans available to RFS Hotel Investors, Inc. ("Investors"), formerly as borrower, in the maximum aggregate principal amount of $75,000,000 (hereinafter as modified and/or increased called the "Facility"), as set forth in that certain First Amended Revolving Credit and Term Loan Agreement dated as of February 20, 1996, as modified by that certain First Modification of First Amended Revolving Credit and Term Loan Agreement and of Related Documents dated as of May 19, 1996 (collectively the "BBOT Loan Agreement").

        C.    BBOT has heretofore transferred undivided participation interests in the Facility (the "Participations") to SouthTrust Bank of Georgia, N.A., First Tennessee Bank National Association, and First National Bank of Commerce, New Orleans (collectively the "Participating Lenders"), pursuant to the terms of that certain First Amended Participation Agreement dated as of May 29, 1996 (the "Participation Agreement").

        D.    By Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 30, 1997 (the "Restated Loan Agreement"), the Borrower became the borrower and assumed the obligations of Investors, formerly as the borrower, relating to the Facility set forth in the BBOT Loan Agreement, the Participations were converted into a single direct multiple-lender line of credit, and the Facility was increased to the maximum aggregate principal amount of $175,000,000.

        E.    In connection with the Restated Loan Agreement, BBOT assigned all of its right, title and interest in and to the Facility, the BBOT Loan Agreement, the Participation Agreement and the other Loan Documents (as herein defined) to NationsBank, N.A. ("NationsBank") which then, together with the Participating Lenders, terminated the Participation Agreement and assigned to the Participating Lenders an undivided interest in and to the Facility. NationsBank also placed of record in each jurisdiction where a Mortgage was already of record an assignment, modification and assumption agreement, assigning its rights therein to the Agent as agent for the Lenders, modifying such Mortgage to reflect the increase in the Facility and extension of the Facility Termination Date, and reflecting the assumption of the Obligations by the Borrower, and including certain other matters.

        F.    Contemporaneously with the termination of the Participation Agreement, NationsBank and the Participating Lenders assigned to the remaining Lenders such portions of the Commitment existing under the BBOT Loan Agreement as were necessary to properly distribute to all Lenders their proper pro rata shares of the Commitment existing under the BBOT Loan Agreement, followed contemporaneously by an increase in the Facility and Commitment as set forth in the Restated Loan Agreement and the appointment of NationsBank as the Agent for the Lenders pursuant to the terms thereof. NationsBanc Capital Markets, Inc. ("NCMI"), subsequently known as NationsBanc Montgomery Securities LLC ("NMS") and now known as Banc of America Securities LLC ("BAS"), arranged the increase in the Facility requested by the Borrower and Investors from $75,000,000 to $175,000,000, and NCMI and NationsBank coordinated the closing of such increase.

        G.        In connection with such increase in the Facility, the Borrower executed and delivered to NationsBank that certain Master Environmental Indemnity Agreement (the "Original Indemnity Agreement") covering certain property more particularly described therein (the "Original Property").

        H.    By Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of October 1, 1997, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent (the "Second Restated Loan Agreement"), the parties modified the Restated Loan Agreement to adjust the interest rate options therein, to add certain additional financial covenants and delete or modify certain existing financial covenants, and to include certain other modifications.

        I.    By First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 4, 1998, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent (the "First Amendment to Second Restated Loan Agreement"), the parties modified the Second Restated Loan Agreement to increase the Facility to the maximum aggregate principal amount of $190,000,000, to modify certain existing financial covenants, and to include certain other modifications, all to be effective from the date thereof through and including December 31, 1998.

        J.    By Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of June 30, 1998, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent (the "Second Amendment to Second Restated Loan Agreement"; the Second Restated Loan Agreement, as modified by the First Amendment to Second Restated Loan Agreement and the Second Amendment to Second Restated Loan Agreement, being hereinafter referred to as the "Amended Second Restated Loan Agreement"), the parties modified and added certain definitions.

        K.    By letter dated November 6, 1998 (the "Waiver Letter"), Agent, on behalf of the Required Lenders, waived any defaults arising due to breaches of Section 7.18(d) of the Amended Second Restated Loan Agreement through December 31, 1998.

        L.    By Third Amended and Restated Revolving Credit Agreement, dated as of December 22, 1998, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent (the "Third Restated Loan Agreement"), the parties modified the Amended Second Restated Loan Agreement to decrease the Facility to the maximum aggregate principal amount of $100,000,000 in exchange for the release of certain Collateral Pool Property (as defined therein), to modify certain existing financial covenants, and to include certain other modifications.

        M.  By First Amendment to Third Amended and Restated Revolving Credit Agreement dated as of June 30, 1998, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent (the "First Amendment to Third Restated Loan Agreement"; the Third Restated Loan Agreement, as modified by the First Amendment to Third Restated Loan Agreement, being hereinafter referred to as the "Amended Third Restated Loan Agreement"), the parties modified certain provisions.

        N.    The indebtedness and obligations of the Borrower under the Amended Third Restated Loan Agreement (hereinafter as increased collectively referred to as the "Obligations"), as heretofore guaranteed by Investors, were secured in part by those certain mortgages/deeds of trusts (collectively, the "Mortgage"), and by those certain assignments of rents and leases (collectively, the "Assignment"), appearing of record, and encumbering or relating to certain real property owned by the Borrower, as such instruments were modified by that certain Assignment, Modification, Assumption and Extension

Agreement dated effective as of July 30, 1997 (the "Modification and Assumption Agreement") executed by and among BBOT, NationsBank, the Borrower and Investors.

        O.        By Fourth Amended and Restated Revolving Credit Agreement (the "Fourth Agreement") dated as of January 7, 2000, made and entered into by and among the Borrower, Investors, the Lenders party thereto and the Agent, the parties modified the Amended Third Restated Loan Agreement to increase the Facility to the aggregate principal amount of $130,000,000.00, to permit the possible future increase in the Facility to $140,000,000 and to modify certain existing financial covenants.

        P.    In connection with such increase in the Facility, the Borrower executed and delivered to Agent that certain Amended and Restated Master Environmental Indemnity Agreement (the "Restated Indemnity Agreement") covering certain property more particularly described therein.

        Q.    By First Amendment to Fourth Amended and Restated Revolving Credit Agreement dated as of March 14, 2000, made and entered into by and among the Borrower, Investors, Ridge Lake General Partner, Inc. ("Ridge Lake"), the Lenders party thereto and the Agent (the "First Amendment to Fourth Amended and Restated Credit Agreement"), the parties modified the Fourth Agreement to increase the Aggregate Commitment by $10,000,000 (as contemplated by the terms of the Fourth Agreement), the funding of which was supplied by Union Planters Bank, N.A. ("UPB") and to permit UPB to become an Additional Lender under the terms of the Fourth Agreement (as modified by the First Amendment to Fourth Amended and Restated Credit Agreement).

        R.    By Second Amendment to Fourth Amended and Restated Revolving Credit Agreement dated as of August 1, 2000, made and entered into by and among the Borrower, Investors, Ridge Lake, the Lenders party thereto and the Agent (the "Second Amendment to Fourth Amended and Restated Credit Agreement"), the parties modified the Fourth Agreement to permit the release of certain of the properties in the Secured Collateral Pool, to secure (with mortgages or deeds of trust (as the case may be) and such other security documents as the Agent may require) each of the Negative Collateral Pool Properties, to modify the Advance Rate and certain other financial covenants and to modify certain other provisions therein.

        S.    By that certain Third Amendment to Fourth Amended and Restated Revolving Credit Agreement dated as of August 1, 2000, made and entered into by and among the Borrower, Investors, Ridge Lake, the Lenders party thereto and the Agent (the "Third Amendment to Fourth Amended and Restated Credit Agreement"; the Fourth Agreement, as modified by the First Amendment to Fourth Amended and Restated Credit Agreement, the Second Amendment to Fourth Amended and Restated Credit Agreement and the Third Amendment to Fourth Amended and Restated Credit Agreement, being hereinafter referred to as the "Fourth Restated Agreement"), the parties modified the Fourth Agreement to permit Plano Inn, L.P. ("Plano Inn") to execute a Deed of Trust in favor of the Agent with respect to certain property more particularly described therein.

        T.    In connection with the execution of the Second Amendment to Fourth Amended and Restated Revolving Credit Agreement and the Third Amendment to Fourth Amended and Restated Revolving Credit Agreement, the Agent required that the Restated Indemnity Agreement be amended and restated in its entirety by that certain Second Amended and Restated Master Environmental Indemnity Agreement executed by Borrower, Ridge Lake and Plano Inn, dated as of August 1, 2000 (the "Second Restated Indemnity Agreement"), in order that all of the properties described thereon be subjected to the indemnifications of the Borrower, Ridge Lake and Plano Inn as set forth in the Second Restated Indemnity Agreement.

        U.    Ridge Lake subsequently conveyed to the Borrower the property owned by Ridge Lake and, in connection therewith, Ridge Lake was released from liability under its Guaranty Agreement. Similarly, Plano Inn subsequently sold the particular Secured Collateral Pool property that Plano Inn owned and, in connection therewith, the Agent released the (lien and provisions of the) Mortgage encumbering such property.

        V.    By that certain Fifth Amended and Restated Revolving Credit Agreement dated as of July 16, 2001, made and entered into by and among the Borrower, Investors, RFS Leasing VII, Inc. a Tennessee corporation ("RFS Leasing"), the Lenders party thereto and the Agent (the "Fifth Amended Agreement"), the parties modified the Fourth Restated Agreement to (i) recognize that the Borrower was permitted to issue senior unsecured notes in the minimum amount of $100,000.00 (the "Senior Notes") to (initially) reduce the outstanding balance of the Facility and to provide for acquisitions, (ii) extend the Facility Termination Date to July 30, 2004, and (iii) modify certain other covenants and provisions therein.

        W.    By that certain First Amendment to Fifth Amended and Restated Revolving Credit Agreement dated as of November 19, 2001, made and entered into by and among the Borrower, Investors, RFS Leasing, the Lenders party thereto and the Agent (the "First Amendment to Fifth Amended and Restated Revolving Credit Agreement"), the Fifth Amended Agreement, as modified by the First Amendment to Fifth Amended and Restated Revolving Credit Agreement, is hereinafter referred to as the "Fifth Restated Agreement"), the parties modified the Fifth Amended Agreement to permit certain properties to be added to the Secured Collateral Pool pursuant to and in accordance with the terms and provisions thereof and to modify certain other provisions therein.

        X.    In connection with the execution of the First Amendment to Fifth Amended and Restated Revolving Agreement, the Agent required that the Second Restated Indemnity Agreement be amended and restated in its entirety by that certain Third Amended and Restated Master Environmental Indemnity Agreement executed by Borrower, dated as of November 19, 2001 (the "Third Restated Indemnity Agreement"), in order that all the properties described therein be subjected to the indemnification of the Borrower as set forth in the Third Restated Indemnity Agreement.

        Y.    The Borrower and Investors have asked that the Fifth Restated Agreement be modified pursuant to the terms of that certain Sixth Amended and Restated Revolving Credit Agreement to be executed contemporaneously herewith (the "Sixth Amended Agreement") to, among other things, (i) extend the Facility Termination Date, and (ii) modify certain other covenants and provisions therein.

        Z.    As a condition to the execution of the Sixth Amended Agreement, Agent requires that the Third Restated Indemnity Agreement be amended and restated in its entirety by the terms of this Agreement in order that all of the properties described on Exhibit "A", attached hereto and made a part hereof for all purposes (such properties, as now or hereafter included in Exhibit "A" as it may be hereafter amended, restated or replaced from time to time, being hereinafter collectively referred to as the "Property"), be subjected to the indemnifications of the Borrower (sometimes hereinafter referred to as the "Indemnitor") hereinafter set forth in this Agreement. Agent and the other Lenders would not execute the Sixth Amended Agreement without this Agreement and the Indemnitor acknowledges and understands that this Agreement is a material inducement for Agent's and the Lenders' agreement to execute the Sixth Amended Agreement. This Agreement is not intended to be, nor shall it be, secured by any collateral and it is not intended to secure payment of the Notes but rather is an independent obligation of the Indemnitor.

        AA. Unless otherwise defined herein, the (defined) terms set forth in this Agreement shall have the same meaning as are ascribed to such terms in the Sixth Amended Agreement.

        NOW THEREFORE, in consideration of the sum of TEN DOLLARS ($10.00), cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnitor hereby covenants and agrees as follows:

        1.    Definitions.

          (a)  "Environmental Claim" means any investigative, enforcement, cleanup, removal, containment, remedial or other private or governmental or regulatory action at any time threatened, instituted or completed pursuant to any applicable Environmental Requirement, against the Indemnitor or against or with respect to the Property or any condition, use or activity on any of the Property (including any such action against Agent or the Lenders), and any claim at any time threatened or made by any person against the Indemnitor or against or with respect to any of the Property or any condition, use or activity on any of the Property (including any such claim against Agent or the Lenders), relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or in any way arising in connection with any Hazardous Material or any Environmental Requirement.

          (b)  "Environmental Law" means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing which pertains to health, safety, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Federal Water Pollution Control Act, 33 U.S. C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; any applicable state air and water quality laws; any applicable state underground storage tank laws and applicable state solid waste laws; any applicable oil or Hazardous Material spill or release laws; any applicable state hazardous waste management laws, any applicable hazardous site laws and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing as any of the foregoing now exist or may be changed or amended or come into effect in the future.

          (c)  "Environmental Requirement" means any Environmental Law, agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, any Hazardous Material, or the environment, including but not limited to ground or air or water or noise pollution or contamination, and underground or aboveground tanks.

          (d)  "Hazardous Material" means any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a "hazardous substance", "hazardous waste" or "solid waste", or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Requirement; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Property or any adjacent property or a hazard to the environment or to the health or safety of persons on the Property.

          (e)  "On" or "on", when used with respect to the Property or any property adjacent to the Property, means "on, in, under, above or about".

        2.    Representations and Warranties.    The Indemnitor, after due inquiry and investigation in accordance with good commercial or customary practices, hereby represents and warrants to Agent and the other Lenders, without regard to whether Agent and the other Lenders have or hereafter obtain any knowledge or report of the environmental condition of the Property, as follows:

          (a)  During the period of the Indemnitor's ownership of the Property, the Property has not been used for industrial or manufacturing purposes, for landfill, dumping or other waste disposal activities or operations, for generation, storage, use, sale, treatment, processing, recycling or disposal of any Hazardous Material, for underground or aboveground storage tanks, or for any other use that could give rise to the release of any Hazardous Material on the Property, to the best of the Indemnitor's knowledge, no such use of the Property occurred at any time prior to the period of the Indemnitor's ownership of the Property; and to the best of Indemnitor's knowledge, no such use on any adjacent property occurred at any time prior to the date hereof;

          (b)  to the best of Indemnitor's knowledge, there is no Hazardous Material, storage tank (or similar vessel), whether underground or otherwise, sump or well currently on the Property;

          (c)  Indemnitor has not received any notice and Indemnitor has no knowledge of any Environmental Claim regarding the Property or any adjacent property;

          (d)  the present conditions, uses and activities on the Property do not violate any Environmental Requirement and the use of the Property which the Indemnitor (and each tenant and subtenant, if any) makes and intend to make of the Property complies and will comply with all applicable Environmental Requirements; and neither Indemnitor, nor to Indemnitor's knowledge, any tenant or subtenant, has obtained or is required to obtain any permit or other authorization to construct, occupy, operate, use or conduct any activity on any of the Property by reason of any Environmental Requirement;

          (e)  the Property does not appear on the National Priorities List or any other list or database of properties maintained by any local, state or federal agency or department showing properties which are known to contain or which are suspected of containing a Hazardous Material; and

          (f)    Indemnitor has never applied for and been denied environmental impairment liability insurance coverage relating to the Property.

        3.    Violations.    The Indemnitor will not cause, commit, permit or allow to continue (i) any violation of any Environmental Requirement (A) by Indemnitor or (B) by or with respect to the Property or any use of or condition or activity on the Property, or (ii) the attachment of any environmental lien to the Property. The Indemnitor will not place, install, dispose of or release, or cause, permit, or allow the placing, installation, disposal, spilling, leaking, dumping or release of, any Hazardous Material or storage tank (or similar vessel) on the Property and will keep the Property free of all Hazardous Material.

        4.    Notice to Agent.    The Indemnitor shall promptly deliver to Agent a copy of each report pertaining to the Property or to Indemnitor prepared by or on behalf of Indemnitor pursuant to any Environmental Requirement. The Indemnitor shall immediately advise Agent in writing of any Environmental Claim or of the discovery of any Hazardous Material on the Property, as soon as the Indemnitor first obtains knowledge thereof, including a full description of the nature and extent of the Environmental Claim and/or Hazardous Material and all relevant circumstances.

        5.    Site Assessments and Information.    If Agent shall ever have reason to believe that any Hazardous Material affects the Property, or if any Environmental Claim is made or threatened, or if a default shall have occurred under the Loan Documents, or upon the occurrence of the Transition Date (defined below) if requested by Agent, the Indemnitor will at its expense provide to Agent from time to time, in each case within 30 days after Agent's request, an Environmental Assessment (defined below) made after the date of Agent's request. As used in this Agreement, the term "Environmental Assessment" means a report (including all drafts thereof) of an environmental assessment of the Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as Agent may request, by a consulting firm acceptable to Agent and made in accordance with Agent's established guidelines. The Indemnitor will cooperate with each consulting firm making any such Environmental Assessment and will supply to the consulting firm, from time to time and promptly on request, all information available to the Indemnitor to facilitate the completion of the Environmental Assessment. If the Indemnitor fails to furnish Agent within ten (10) days after Agent's request with a copy of an agreement with an acceptable environmental consulting firm to provide such Environmental Assessment, or if the Indemnitor fails to furnish to Agent such Environmental Assessment within thirty (30) days after Agent's request, Agent may cause any such Environmental Assessment to be made at the Indemnitor's expense and risk. Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to make or cause to be made such Environmental Assessments. Agent may disclose to interested parties any information Agent ever has about the environmental condition or compliance of the Property, but shall be under no duty to disclose any such information except as may be required by law. Agent shall be under no duty to make any Environmental Assessment of the Property, and in no event shall any such Environmental Assessment by Agent be or give rise to a representation that any Hazardous Material is or is not present on the Property, or that there has been or shall be compliance with any Environmental Requirement, nor shall the Indemnitor or any other person be entitled to rely on any Environmental Assessment made by Agent or at Agent's request. Agent owes no duty of care to protect the Indemnitor or any other person against, or to inform them of, any Hazardous Material or other adverse condition affecting the Property.

        6.    Remedial Actions.

          (a)  If any Hazardous Material is discovered on the Property at any time and regardless of the cause, (i) the Indemnitor shall promptly at the Indemnitor's sole risk and expense remove, treat, and dispose of the Hazardous Material in compliance with all applicable Environmental Requirements and solely under the Indemnitor's name (or if removal is prohibited by any Environmental Requirement take whatever action is required by any Environmental Requirement), in addition to taking such other action as is necessary to have the full use and benefit of the Property as contemplated by the Loan Documents, and provide Agent with satisfactory evidence thereof, and (ii) if requested by Agent, provide to Agent within 30 days of Agent's request a bond, letter of credit or other financial assurance evidencing to Agent's satisfaction that all necessary funds are readily available to pay the costs and expenses of the actions required by clause (i) preceding and to discharge any assessments or liens established against the Property as a result of the presence of the Hazardous Material on the Property. Within 15 days after completion of such remedial actions, the Indemnitor shall obtain and deliver to Agent an Environmental Assessment of the Property made after such completion and confirming to Agent's satisfaction that all required remedial action as stated above has been taken and successfully completed and that there is no evidence or suspicion of any contamination or risk of contamination on the Property or any adjacent property, or of violation of any Environmental Requirement, with respect to any such Hazardous Material.

          (b)  Agent may, but shall never be obligated to, remove or cause the removal of any Hazardous Material from the Property (or if removal is prohibited by any Environmental Requirement, take or cause the taking of such other action as is required by any Environmental Requirement) if Indemnitor fails to promptly commence such remedial actions following discovery and thereafter diligently prosecute the same to the satisfaction of Agent (without limitation of Agent's rights to declare a default under any of the Loan Documents and to exercise all rights and remedies available by reason thereof); and Agent and its designees are hereby granted access to the Property at any time or times, upon reasonable notice (which may be written or oral), and a license which is coupled with an interest and irrevocable, to remove or cause such removal or to take or cause the taking of any such other action.

        7.    Indemnity.

          (a)  The Indemnitor hereby agrees to protect, indemnify and hold (i) Agent and the other Lenders; (ii) any persons or entities owned or controlled by, owning or controlling, or under common control or affiliated with Agent and the other Lenders; (iii) any participants in the Loan; (iv) the directors, officers, partners, employees and agents of Agent and the other Lenders and/or such persons or entities; and (v) the heirs, personal representatives, successors and assigns of each of the foregoing persons or entities (each an "Indemnified Party") harmless from and against, and, if and to the extent paid, reimburse them on demand for, any and all Environmental Damages (as hereinafter defined). Without limitation, the foregoing indemnity shall apply to each Indemnified Party with respect to Environmental Damages which in whole or in part are caused by or arise out of the negligence of such (and/or any other) Indemnified Party. However, such indemnity shall not apply to a particular Indemnified Party to the extent that the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of that particular Indemnified Party. Upon demand by Agent, the Indemnitor shall diligently defend any Environmental Claim which affects the Property or is made or commenced against Agent and the other Lenders, whether alone or together with the Indemnitor or any other person, all at the Indemnitor's own cost and expense and by counsel to be approved by Lender in the exercise of its reasonable judgment. In the alternative, at any time Agent may elect to conduct its own defense through counsel selected by Agent and at the cost and expense of the Indemnitor.

          (b)  As used in this Agreement, the term "Environmental Damages" means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, foreseeable or unforeseeable, made, incurred, suffered, brought, or imposed at any time and from time to time, whether before or after the Transition Date (as hereinafter defined) and arising in whole or in part from:

            (1)  The presence of any Hazardous Material on the Property, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Property, or the migration or release or threatened migration or release of any Hazardous Material to, from or through the Property, on or before the Transition Date; or

            (2)  any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is at any time on or before the Transition Date present on the Property; or

            (3)  the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any event or condition occurring or existing on or before the Transition Date; or

            (4)  any violation on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

            (5)  any Environmental Claim, or the filing or imposition of any environmental lien against the Property, because of, resulting from, in connection with, or arising out of any of the matters referred to in subparagraphs (1) through (4) preceding;

  and regardless of whether any of the foregoing was caused by the Indemnitor or the Indemnitor's tenant or subtenant, or a prior owner of the Property or its tenant or subtenant, or any third party, including but not limited to (i) injury or damage to any person, property or natural resource occurring on or off of the Property, including but not limited to the cost of demolition and rebuilding of any improvements on real property; (ii) the investigation or remediation of any such Hazardous Material or violation of Environmental Requirement, including but not limited to the preparation of any feasibility studies or reports and the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, monitoring or similar work required by any Environmental Requirement or necessary to have full use and benefit of the Property as contemplated by the Loan Documents (including any of the same in connection with any foreclosure action or transfer in lieu thereof); (iii) all liability to pay or indemnify any person or governmental authority for costs expended in connection with any of the foregoing; (iv) the investigation and defense of any claim, whether or not such claim is ultimately defeated; and (v) the settlement of any claim or judgment.

          (c)  As used in this Agreement, the term "Transition Date" means the earlier of the following two dates: (i) the date on which the indebtedness and obligations secured by any and all deeds of trusts, mortgages, deeds to secure debt, or other similar security documents (collectively the "Mortgage") have been paid and performed in full and the Mortgage has been released; or (ii) the date on which the lien of the Mortgage is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by the purchaser or grantee free of occupancy and claims to occupancy by the Indemnitor and the Indemnitor's heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

          (d)  The indemnification agreements contained in this Section 7 are not secured by the Mortgage.

        8.    Consideration; Survival; Cumulative Rights; Conflicts.    The Indemnitor acknowledges that Agent and the other Lenders have relied and will rely on the representations, warranties, covenants and agreements herein in executing the Sixth Amended Agreement and that the execution and delivery of this Agreement is an essential condition but for which Agent and the other Lenders would not close the Sixth Amended Agreement. The representations, warranties, covenants and agreements in this Agreement: shall be binding upon Indemnitor and Indemnitor's successors, assigns and legal representatives and shall inure to the benefit of Agent and the other Lenders and their successors, assigns and legal representatives and participants in the Loan; and shall not terminate on the Transition Date or upon the release, foreclosure or other termination of the Mortgage, but will survive the Transition Date, the payment in full of the indebtedness secured by the Mortgage, foreclosure of the Mortgage or conveyance in lieu of foreclosure, the release or termination of the Mortgage and any and all of the other Loan Documents, any investigation by or on behalf of Lender, any bankruptcy or other debtor relief proceeding, and any other event whatsoever. Any amount to be paid under this Agreement by the Indemnitor shall be a demand obligation owing by the Indemnitor (which the Indemnitor hereby promises to pay). Agent's and Lenders' rights under this Agreement shall be in addition to all rights of Agent and the other Lenders under the Loan Documents or at law or in equity, and payments by the Indemnitor under this Agreement shall not reduce the Indemnitor's obligations and liabilities under any of the Loan Documents. The liability of the Indemnitor or any other person under this Agreement shall not be limited or impaired in any way by any provision in the Loan Documents or applicable law limiting the Indemnitor's or such other person's liability or Agent's recourse or rights to a deficiency judgment, or by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, the Indemnitor (and, if applicable, such other person's) liability hereunder being direct and primary and not as a guarantor or surety. Nothing in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Agent and the other Lenders or any other Indemnified Party against the Indemnitor or any other person under any Environmental Requirement or otherwise at law or in equity, including without limitation any rights of contribution or indemnification. In the event of any conflict between this Agreement and any other environmental indemnity agreement executed by the Indemnitor in connection with any of the Property, the provisions most favorable to Agent and the Lenders, as determined in Agent's sole discretion, shall control.

        9.    No Waiver.    No delay or omission by Agent and the other Lenders to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof. No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default. Any waiver, consent or approval under this Agreement must be in writing to be effective.

        10.    Notices.    Unless specifically provided otherwise, any notice for purposes of this Agreement shall be given in writing or by telex or by facsimile (fax) transmission and shall be addressed or delivered to the respective addresses set forth at the end of this Agreement, or to such other address as may have been previously designated by the intended recipient by notice given in accordance with this Section. If sent by prepaid, registered or certified mail (return receipt requested), the notice shall be deemed effective when the receipt is signed or when the attempted initial delivery is refused or cannot be made because of a change of address of which the sending party has not been notified; if sent by telex, the notice shall be effective when transmitted (answerback confirmed); if sent in any other manner, the notice shall be effective when received. No notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

        11.    Invalid Provisions.    A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

        12.    Construction.    Whenever in this Agreement the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate. The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof. Reference to "person" or "entity" means firms, associations, partnerships, joint ventures, trusts, limited liability companies, corporations and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.

        13.    Applicable Law; Forum.    This Agreement is performable in the State of Tennessee, and the laws of the State of Tennessee, the laws of the state in which any of the Property is located, and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof. Each Indemnitor hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the non-exclusive jurisdiction of any Tennessee state court, or any United States federal court, sitting in the State of Tennessee, and to the non-exclusive jurisdiction of any state or United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the indebtedness secured by the Mortgage.

        14.    Execution; Modification.    This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

        15.    Entire Agreement.

        THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        16.    Amended and Restated Agreement.    This Agreement amends and restates in its entirety that certain Third Amended and Restated Master Environmental Indemnity Agreement dated as of November 19, 2001, executed by and between the Borrower and Agent, and the Lenders are entitled to all of the benefits, rights and privileges set forth in the Third Restated Indemnity Agreement, as amended and restated hereby.

        17.    Joint and Several Obligations.    If Indemnitor consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Indemnitor under this Agreement.

        Executed under seal and dated as of the date first written above.

BORROWER:
The address of Borrower is: 850 Ridge Lake Blvd., Suite 300 Memphis, TN 38120		RFS PARTNERSHIP, L.P., a Tennessee partnership
		By:	RFS Hotel Investors, Inc., a Tennessee corporation,. General Partner
Attest:	/s/ ELIZABETH A. MCNEILL	By:	/s/ KEVIN M. LUEBBERS
Name:	Elizabeth A. McNeill	Name:	Kevin M. Luebbers
Title:	Secretary	Title:	Executive Vice President and Chief Financial Officer

        [CORPORATE SEAL]

AGENT:
The address of Agent is: 901 Main Street, 64th Floor Dallas, Texas 75202	BANK OF AMERICA, N.A.
Attest:	By:	/s/ LESA J. BUTLER

Name:	Name:	Lesa J. Butler

Title:	Title:	Principal

        [BANK SEAL]

EXHIBIT "A"

        [Legal Descriptions for all of the Secured Collateral Pool Properties]

EXHIBIT G

Secured Collateral Pool
(As of September 30, 2002)

Hotel (Franchise)	City	State	Franchisor	Cost
Hampton Inn	Ft. Lauderdale	FL	Hilton Hotels Corporation	$7,.714,000
Hampton Inn	Minnetonka	MN	Hilton Hotels Corporation	$6,732,000
Hampton Inn	Lincoln	NE	Hilton Hotels Corporation	$6,471,000
Hampton Inn	Tulsa	OK	Hilton Hotels Corporation	$7,986,000
Holiday Inn	Louisville	KY	Six Continents PLC	$9,311,000
Holiday Inn	Lafayette	LA	Six Continents PLC	$15,271,000
Holiday Inn	Columbia	SC	Six Continents PLC	$9,384,000
Holiday Inn Express	Bloomington	MN	Six Continents PLC	$10,148,000
Residence Inn	Wilmington	DE	Marriott International Inc.	$11,199,000
Courtyard	Flint	MI	Marriott International Inc.	$6,673,000
Hampton Inn	Laredo	TX	Hilton Hotels Corporation	$6,448,000
Residence Inn	Tyler	TX	Marriott International Inc.	$9,662,000
Residence Inn	Fishkill	NY	Marriott International Inc.	$15,589,000
Hampton Inn	Chandler	AZ	Hilton Hotels Corporation	$5,586,000
Beverly Heritage	Milpitas	CA	N/A	$42,148,000
Homewood Suites	Chandler	AZ	Hilton Hotels Corporation	$6,945,000
Hampton Inn	Sedona	AZ	Hilton Hotels Corporation	$6,253,000
Hotel Rex	San Francisco	CA	N/A	$15,934,000
Residence Inn	West Palm Beach	FL	Marriott International Inc.	$6,492,000
TownePlace Suites	Fort Worth	TX	Marriott International Inc.	$6,805,000
TownePlace Suites	Miami Lakes	FL	Marriott International Inc.	$6,968,000
TownePlace Suites	Miami	FL	Marriott International Inc.	$7,086,000
Sheraton Hotel	Birmingham	AL	Starwood Hotels & Resorts Worldwide	$24,551,000
Hampton Inn	Denver	CO	Hilton Hotels Corporation	$10,096,000

EXHIBIT H

Negative Collateral Pool
(As of September 30, 2002)

        None.

EXHIBIT I-1

BORROWING NOTICE

Notice Date:
TO:
BORROWER:	Bank of America, N.A., Agent
LOAN:	RFS Partnership, L. P. $140,000,000.00 Sixth Amended and Restated Revolving Credit Agreement dated as of October 31, 2002 (as thereafter amended from time to time referred to as the "Loan Agreement")
ADVANCE:
ADVANCE AMOUNT REQUESTED:	$

EFFECTIVE DATE OF ADVANCE:			(1 day for Prime Advance/3 days for LIBOR Advance from Notice Date)

ADVANCE TYPE:		Prime Advance/LIBOR Advance	(Circle one)

If a LIBOR Advance:
INTEREST PERIOD:		30, 60, 90 or 180	(Circle One)

EXPIRATION DATE OF INTEREST PERIOD:
INTEREST RATE WILL BE SET BY AGENT 2 BUSINESS DAYS PRIOR TO THE EFFECTIVE DATE OF THE ADVANCE.
AGENT IS AUTHORIZED TO WIRE THE ADVANCE AMOUNT TO BORROWER'S ACCOUNT PER STANDING WIRING INSTRUCTIONS.
PAYMENT:
PAYMENT AMOUNT REMITTED:	$

PROPOSED DATE OF PAYMENT:			(if different from above)

ADVANCE TYPE TO BE REPAID:		Prime Advance/LIBOR Advance	(Circle one)

If a LIBOR Advance, select tranche to be repaid:	$		(original $ amt of tranche)

(orig Exp Date of tranche)

BREAK-UP FEE TO BE COLLECTED IN ADDITION TO PAYMENT AMOUNT:

        THE ABOVE PAYMENT AMOUNT AND BREAK-UP FEE WILL BE WIRED BY BORROWER TO AGENT PER STANDING WIRING INSTRUCTIONS.

        All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

        Borrower represents and warrants that:

        1.    All of the representations and warranties of the Borrower contained in the Loan Agreement continue to be true and correct at such time, both before and after giving effect to the application of the proceeds of the Advance hereto;

        2.    The incumbency of the Authorized Officers of the corporate general partner of the Borrower as stated in the most recent certificate dated                        , 20    delivered to the Agent by the Borrower, has not been modified, amended or rescinded; and

        3.    There does not exist and, after giving effect to the Advance hereto, there will not exist, a Default or Unmatured Default under the Loan Agreement.

RFS Partnership, L.P.
By:	RFS Hotel Investors, Inc., Its General Partner
By:

Title:

EXHIBIT I-2

CONVERSION/CONTINUATION NOTICE

Notice Date:
TO:	Bank of America, N.A., Agent
BORROWER:	RFS Partnership, L. P.
LOAN:	$140,000,000.00 Sixth Amended and Restated Revolving Credit Agreement dated as of October 31, 2002 (as thereafter amended from time to time referred to as the "Loan Agreement")
AMOUNT TO BE CONVERTED:	$
EFFECTIVE DATE OF CONVERSION:		(1 day for PrimeAdvance/3 days for LIBOR Advance from Notice Date)

CONVERSION TYPE:

If converting to Prime Rate:

  NOTE: No notice is required if the Effective Date of the Conversion is at the end of the then applicable LIBOR Interest Period.

ORIGINAL AMOUNT AND EXPIRATION DATE OF INTEREST PERIOD OF LIBOR ADVANCE SUBJECT TO CONVERSION:	$

If converting to LIBOR Rate:

INTEREST PERIOD:	30, 60, 90 or 180	(Circle One)

EXPIRATION DATE OF
INTEREST PERIOD:

INTEREST RATE:

BREAK-UP FEE TO BE COLLECTED:	$

        THE ABOVE BREAK-UP FEE WILL BE WIRED BY BORROWER TO AGENT PER STANDING WIRING INSTRUCTIONS.

        All capitalized terms not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

        Borrower represents and warrants that:

        1.    All of the representations and warranties of the Borrower under the Loan Agreement continue to be true and correct at such time, both before and after giving effect to the application of the conversion hereto;

        2.    The incumbency of the Authorized Officers of the corporate general partner of the Borrower as stated in the most recent certificate dated                        , 20    delivered to the Agent by the Borrower, has not been modified, amended or rescinded; and

        3.    There does not exist and, after giving effect to the conversion hereto, there will not exist, a Default or an Unmatured Default under the Loan Agreement.

RFS Partnership, L.P.
By:	By: RFS Hotel Investors, Inc., General Partner
By:

Title:

EXHIBIT I-3

LETTER OF CREDIT REQUEST

        I,                                                  , am an Authorized Officer of RFS Hotel Investors, Inc. (the "General Partner"), the general partner of RFS Partnership, L.P. (the "Borrower"), and as such Authorized Officer, do hereby certify pursuant to the provisions of the Sixth Amended and Restated Revolving Credit Agreement dated as of October 31, 2002 (as amended from time to time, the "Loan Agreement"), by and among the Borrower, Agent, Banc of America Securities LLC, the Lenders thereto (collectively, the "Lenders"), to                        [Bank of America, N.A. or other Lender], as issuer of certain letters of credit (in such capacity, the "Issuing Bank") and Bank of America, N.A., as agent for the Lenders (in such capacity, the "Agent"), that:

          1.    Pursuant to Section 3.4 of the Loan Agreement, the Borrower hereby requests the issuance by the Issuing Bank of a Facility Letter of Credit in the stated amount of $                        to be issued on                        , 20    (the "Issuance Date") and expire on                        , 20    , for the benefit of                        (the "Beneficiary"), substantially in the form of or containing the terms as set forth in Exhibit A attached hereto.

          2.    The address of the Beneficiary is as follows:

          3.    I hereby certify to the Agent that the Issuing Bank is permitted to issue such Facility Letter of Credit for such purpose under the terms of Section 7.2 of the Loan Agreement. The purpose of such Letter of Credit is:                                                 .

          4.    After giving effect to the issuance of the Letter of Credit hereto, the aggregate Facility Letter of Credit Obligations will not exceed $10,000,000.00 and the Allocated Facility Amount will not exceed the Aggregate Commitment.

          5.    There does not exist on this date, and will not exist after issuance of the requested Facility Letter of Credit, a Default or Unmatured Default.

          6.    No material adverse change has occurred in the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower since the date of the Loan Agreement.

          7.    All representations and warranties of the Borrower made under the Loan Agreement, which in accordance with Section VI of the Loan Agreement are made at and as of the time of such issuance of the requested Facility Letter of Credit, are true and correct in all material respects as of the date hereof, both before and after giving effect to the issuance of the Facility Letter of Credit in connection with which this Request is given, except to the extent that such representations and warranties relate solely to an earlier date (in such case such representations and warranties shall have been true and accurate on and as of such earlier date), and except for changes in factual circumstances specifically permitted under the Loan Agreement.

          8.    The incumbency of the Authorized Officers of the General Partner, as stated in the most recent certificate dated                        , 20    delivered to the Agent by the Borrower, has not been modified, amended or rescinded.

        Capitalized terms used herein and not otherwise defined are used as defined in the Loan Agreement.

        Dated as of this            day of                        , 20    .

RFS Partnership, L.P.
By:	RFS Hotel Investors, Inc., General Partner
By:

Title:

EXHIBIT J

COMMITMENT AMOUNTS AND PERCENTAGES

Lender	Commitment Amount	Percentage
Bank of America, N.A.	$25,000,000.00	17.8571428%
First Tennessee Bank National Association	$20,000,000.00	14.2857143%
PNC Bank, N.A.	$20,000,000.00	14.2857143%
Wells Fargo Bank, N.A.	$20,000,000.00	14.2857143%
AmSouth Bank	$20,000,000.00	14.2857143%
Wachovia Bank, National Association	$15,000,000.00	10.7142857%
Union Planters Bank, N.A.	$10,000,000.00	7.1428572%
Credit Suisse First Boston, Cayman Islands Branch	$10,000,000.00	7.1428572%

Total	$140,000,000.00	100.00%

EXHIBIT K

CONTINUING AND UNCONDITIONAL GUARANTY

        This CONTINUING AND UNCONDITIONAL GUARANTY (this "Guaranty") is executed on this 31st day of October, 2002, by RFS Hotel Investors, Inc. and RFS Leasing VII, Inc., both Tennessee corporations ("Guarantor") to and in favor of BANK OF AMERICA, N.A., a national banking association ("Bank of America"), and the other Lenders who are parties to the Loan Agreement (collectively, the "Lenders"; Bank of America and the Lenders are sometimes hereinafter collectively referred to as "Bank")

        1.    Guaranty.    FOR VALUE RECEIVED, and to induce Bank to make loans or advances or to extend credit or other financial accommodations or benefits, with or without security, to or for the account of RFS Partnership, L.P., a Tennessee limited partnership ("Borrower"), the undersigned "Guarantor" hereby irrevocably and unconditionally guarantees to Bank the full and prompt payment when due, whether by acceleration or otherwise, of any and all Liabilities (as hereinafter defined) of Borrower to Bank. This Guaranty is continuing and unlimited as to the amount, and is cumulative to and does not supersede any other guaranties. All such capital liabilities, fees, costs and expenses constitute the "Guaranty Obligations."

        Guarantor further unconditionally guarantees the faithful, prompt and complete compliance by Borrower with all Obligations (as hereinafter defined). The undertakings of Guarantor hereunder are independent of the Liabilities and Obligations of Borrower and a separate action or actions for payment, damages or performance may be brought or prosecuted against Guarantor, whether or not an action is brought against Borrower or to realize upon the security for the Liabilities and/or Obligations, whether or not Borrower is joined in any such action or actions, and whether or not notice is given or demand is made upon Borrower.

        Bank shall not be required to proceed first against Borrower, or any other person or entity, whether primarily or secondarily liable, or against any collateral held by it, before resorting to Guarantor for payment, and Guarantor shall not be entitled to assert as a defense to the enforceability of the Guaranty any defense of Borrower with respect to any Liabilities or Obligations.

        2.    Paragraph Headings, Governing Law and Binding Effect.    Guarantor agrees that the paragraph headings in this Guaranty are for convenience only and that they will not limit any of the provisions of this Guaranty. Guarantor further agrees that this Guaranty shall be governed by, and construed in accordance with, the laws of the State of Tennessee. In any litigation in connection with or to enforce this Guaranty or any other Loan Documents, Guarantor, and each of them, irrevocably consent to and confer personal jurisdiction on the courts of the State of Tennessee or the United States courts located within the State of Tennessee. Nothing contained herein shall, however, prevent Bank from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law. This Guaranty is binding upon Guarantor, its successors and assigns, and shall inure to the benefit of Bank, its successors, indorsees or assigns. Guarantor shall be bound by the terms hereof without regard to execution by anyone else.

        3.    Definitions.

          A.    "Guarantor" shall mean RFS Hotel Investors, Inc. and RFS Leasing VII, Inc.

          B.    "Liability" or "Liabilities" shall mean without limitation, all liabilities, overdrafts, indebtedness, and obligations of Borrower and/or Guarantor to Bank, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now or hereafter existing, or held or to be held by Bank for its own account or as agent for another or others, whether created directly, indirectly, or acquired by assignment or otherwise, including but not limited to all extensions or renewals thereof, and all sums payable under or by virtue thereof, including without limitation, all amounts of principal and interest, all expenses (including reasonable attorney's fees and costs of collection) incurred in the collection thereof or the enforcement of rights thereunder (including without limitation, any liability arising from failure to comply with state or federal laws, rules and regulations concerning the control of hazardous waste or substances at or with respect to any real estate securing any loan guaranteed hereby), whether arising in the ordinary course of business or otherwise. If Borrower is a partnership, corporation or other entity, the term "Liability" or "Liabilities" as used herein shall include all Liabilities to Bank of any successor entity or entities. In addition to the foregoing, the term "Liabilities", as used in this Guaranty, includes the "Obligations" as such terms are now and hereafter defined in the Loan Agreement, and as such "Obligations" may be increased from time to time.

          C.    "Loan Agreement" shall mean that certain Sixth Amended and Restated Revolving Credit Agreement dated of even date herewith, executed by and among Borrower, RFS Hotel Investors, Inc., RFS Leasing VII, Inc., Bank of America Securities LLC, Bank and the Lenders, as the same may be amended, modified, renewed, extended, supplemented or restated from time to time.

          D.    "Loan Documents" shall mean all deeds to secure debt, deeds of trust, mortgages, security agreements, pledge agreements and other documents securing payment of the Liabilities and all notes and other agreements, documents and instruments evidencing or relating to the Liabilities and Obligations. In addition to the foregoing, the term "Loan Documents," as used in this Guaranty, includes, without limitation, the "Loan Documents," as such term is defined in the Loan Agreement.

          E.    "Obligation" or "Obligations" shall mean all terms, conditions, covenants, agreements and undertakings of Borrower and/or Guarantor under all notes and other documents evidencing the Liabilities, and under all deeds to secure debt, deeds of trust, mortgages, security agreements and other agreements, documents and instruments executed in connection with the Liabilities or related thereto, including, without limitation, the "Notes", as such term is now or hereafter defined in the Loan Agreement. In addition to the foregoing, the term "Obligations," as used in this Guaranty, includes, without limitation, all "Obligations" as such term is now or hereafter defined in the Loan Agreement, and as such "Obligations" may be increased from time to time.

        4.    Waivers by Guarantor.    Guarantor waives notice of acceptance of this Guaranty, notice of any Liabilities or Obligations to which it may apply, presentment, demand for payment, protest, notice of dishonor or nonpayment of any Liabilities, notice of intent to accelerate, notice of acceleration, and notice of any suit or the taking of other action by Bank against Borrower, Guarantor or any other person, any applicable statute of limitations and any other notice to any party liable on any Loan Document (including Guarantor).

        Guarantor also hereby waives any claim, right or remedy which Guarantor may now have or hereafter acquire against Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of Bank against Borrower or against any security which Bank now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

        Guarantor also waives the benefits of any provision of law requiring that Bank exhaust any right or remedy, or take any action, against Borrower, any other guarantor or any other person and/or property.

        Bank may at any time and from time to time (whether before or after revocation or termination of this Guaranty) without notice to Guarantor (except as required by law), without incurring responsibility to Guarantor, without impairing, releasing or otherwise affecting the Obligations of Guarantor, in whole or in part, and without the indorsement or execution by Guarantor of any additional consent, waiver or guaranty: (a) change the manner, place or terms of payment, or change or extend the time of or renew, or change any interest rate or alter any Liability or Obligation or installment thereof, or any security therefor; (b) loan additional monies or extend additional credit to Borrower, with or without security, thereby creating new Liabilities or Obligations the payment or performance of which shall be guaranteed hereunder, and the Guaranty herein made shall apply to the Liabilities and Obligations as so changed, extended, surrendered, realized upon or otherwise altered; (c) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Liabilities or Obligations and any offset there against; (d) exercise or refrain from exercising any rights against Borrower or others (including Guarantor) or act or refrain from acting in any other manner; (e) settle or compromise any Liability or Obligation or any security therefor and subordinate the payment of all or any part thereof to the payment of any Liability or Obligation of any other parties primarily or secondarily liable on any of the Liabilities or Obligations; (f) release or compromise any Liability of Guarantor hereunder or any Liability or Obligation of any other parties primarily or secondarily liable on any of the Liabilities or Obligations; or (g) apply any sums from any sources to any Liability without regard to any Liabilities remaining unpaid.

        5.    Subordination.    Guarantor agrees that it will not demand, take or receive from Borrower, by set-off or in any other manner, payment of any debt, now and at any time or times hereafter owing by Borrower to Guarantor unless and until all the Liabilities and Obligations shall have been fully paid and performed, and any security interest, liens or encumbrances which Guarantor now has and from time to time hereafter may have upon any of the assets of Borrower shall be made subordinate, junior and inferior and postponed in priority, operation and effect to any security interest of Bank in such assets.

        6.    Waivers by Bank.    No delay on the part of Bank in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this Guaranty, shall be deemed to be made by Bank unless the same shall be in writing, duly signed on behalf of Bank; and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of Bank or the obligations of Guarantor to Bank in any other respect at any other time.

        7.    Termination.    This Guaranty shall be binding on Guarantor until written notice of revocation signed by Guarantor shall have been received by Bank, notwithstanding change in name, location, composition or structure of, or the dissolution, termination or increase, decrease or change in personnel, owners or partners of Borrower or Guarantor. No notice of revocation or termination hereof shall affect in any manner rights arising under this Guaranty with respect to Liabilities or Obligations that shall have been committed, created, contracted, assumed or incurred prior to receipt of such written notice pursuant to any agreement entered into by Bank prior to receipt of such notice. The sole effect of such notice of revocation or termination hereof shall be to exclude from this Guaranty, Liabilities or Obligations thereafter arising that are unconnected with Liabilities or Obligations theretofore arising or transactions entered into theretofore.

        8.    Partial Invalidity and/or Enforceability of Guaranty.    The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document as it may apply to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

        In the event Bank is required to relinquish or return the payments, the collateral or the proceeds thereof, in whole or in part, which had been previously applied to or retained for application against any Liability, by reason of a proceeding arising under the Bankruptcy Code, or for any other reason, this Guaranty shall automatically continue to be effective notwithstanding any previous cancellation or release effected by Bank. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower and/or Guarantor for liquidation or reorganization, should Borrower and/or Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any of Borrower's and/or Guarantor's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if any time, payment and performance of the Obligations and Liabilities, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or Liabilities or such part thereof, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof is rescinded, reduced, restored or returned, the Obligations and Liabilities shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        9.    Change of Status.    Guarantor will not become a party to a merger or consolidation with any other company, or change its legal structure without the written consent of Bank, except as may be expressly permitted in the Loan Agreement; provided, however, that all covenants under this Guaranty shall be assumed by the new or surviving entity. Guarantor further agrees that this Guaranty shall be binding, legal and enforceable against Guarantor in the event Borrower changes its name, status or type of entity.

        10.    Financial and Other Information.    Guarantor agrees to furnish to Bank any and all financial information and any other information regarding Guarantor and/or collateral requested in writing by Bank within ten (10) days of the date of the request. Guarantor has made an independent investigation of the financial condition and affairs of Borrower prior to entering into this Guaranty, and Guarantor will continue to make such investigation; and in entering into this Guaranty Guarantor has not relied upon any representation of Bank as to the financial condition, operation or creditworthiness of Borrower. Guarantor further agrees that Bank shall have no duty or responsibility now or hereafter to make any investigation or appraisal of Borrower on behalf of Guarantor or to provide Guarantor with any credit or other information which may come to its attention now or hereafter.

        11.    Notices.    Notice shall be deemed reasonable if mailed postage prepaid at least five (5) days before the related action to the address of Guarantor or Bank, at their respective addresses indicated below, or to such other address as any party may designate by written notice to the other party. Each notice, request and demand shall be deemed given or made, if sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid, or if sent by any other means, upon delivery.

With respect to Guarantor: RFS Hotel Investors, Inc. and RFS Leasing VII, Inc. 850 Ridge Lake Blvd., Suite 300 Memphis, Tennessee 38120 Attention: Kevin Luebbers
With respect to Bank: Bank of America, N.A. 901 Main Street, 64th Floor Dallas, Texas 75202 Attention: Ms. Lesa J. Butler

        12.    Guarantor Duties.    Guarantor shall upon notice or demand by Bank promptly and with due diligence pay all Liabilities and perform and satisfy all Obligations for the benefit of Bank in the event of (a) the occurrence of any default under any Loan Documents; (b) the failure of Borrower or any Guarantor to perform any obligation or pay any liability or indebtedness of Borrower or any Guarantor to Bank, or to any affiliate of Bank, whether under any Note, Guaranty, or any other agreement, now or hereafter existing, as and when due (whether upon demand, at maturity or by acceleration); (c) the failure of Borrower or any Guarantor to pay or perform any other liability, obligation or indebtedness of Borrower or any Guarantor to any other party; (d) the death of Borrower or any Guarantor (if an individual); (e) the resignation or withdrawal of any partner or a material owner/shareholder/partner of any Guarantor or Borrower, as determined by Bank in its sole discretion; (f) the commencement of a proceeding against Borrower or any Guarantor for dissolution or liquidation, the voluntary or involuntary termination or dissolution of Borrower or any Guarantor or the merger or consolidation of Borrower or any Guarantor with or into another entity; (g) the insolvency, or the business failure of, or the appointment of a custodian, trustee, liquidator or receiver for or of any of the property of, or the assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor's relief law or the filing of a petition for any adjustment of indebtedness, composition or extension by or against Borrower or any Guarantor; (h) the sole determination by Bank that any representation or warranty to Bank in any Loan Document or otherwise to Bank was untrue or materially misleading when made; (i) the failure of any Guarantor or Borrower to timely deliver such financial statements including tax returns and all schedules, or other statements of condition or other information, as Bank shall request from time to time; (j) the entry of a judgment against Borrower or any Guarantor which Bank deems to be of a material nature in the sole discretion of Bank; (k) the seizure or forfeiture of any of Borrower or any Guarantor's property, or the issuance of any writ of possession, garnishment or attachment, or any turnover order; (l) the sole determination by Bank that any Guarantor or Borrower jointly or severally, has suffered a material adverse change in its financial condition; (m) the determination by Bank that for any reason it is insecure; (n) any lien or additional security interest being placed upon any collateral which is security for any Loan Document; (o) the failure of Borrower's business to comply with any law or regulation controlling the operation of Borrower's business; or (p) the occurrence of any "Default", as such term is defined in the Loan Agreement. In addition to the foregoing, any "Default", as such term is defined in the Loan Agreement, shall constitute an even of default under this Guaranty.

        13.    Remedies.    Upon the failure of Guarantor to fulfill its duty to pay Liabilities and perform and satisfy all Obligations as required hereunder, Bank shall have all of the remedies of a creditor and, to the extent applicable, of a secured party, under all applicable laws, and without limiting the generality of the foregoing, Bank may, at its option and without notice or demand: (a) declare any Liability due and payable at once; (b) take possession of any collateral pledged by Borrower or Guarantor wherever located, and sell, resell, assign, transfer and deliver all or any part of said collateral of Borrower or Guarantor at any public or private sale or otherwise dispose of any or all of the collateral in its then condition, for cash or on credit or for future delivery, and in connection therewith Bank may impose reasonable conditions upon any such sale, and Bank, unless prohibited by law the provisions of which cannot be waived, may purchase all or any part of said collateral to be sold, free from and discharged of all trusts, claims, rights or redemption and equities of Borrower or Guarantor whatsoever; Guarantor acknowledges and agrees that the sale of any collateral through any nationally recognized broker- dealer, investment banker or any other method common in the securities industry shall be deemed a commercially reasonable sale under the Uniform Commercial Code or any other equivalent statute or federal law, and expressly waives notice thereof except as provided herein; and (c) set-off against any or all liabilities of Guarantor all money owed by Bank or any of its agents or affiliates in any capacity to Guarantor whether or not due, and also set-off against all other Liabilities of Guarantor to Bank all money owed by Bank in any capacity to Guarantor, and if exercised by Bank, Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such default although made or entered on the books subsequent thereto.

        Bank shall have a properly perfected security interest in all of Guarantor's funds on deposit with Bank to secure the balance of any Liabilities and/or Obligations that Guarantor may now or in the future owe Bank. Bank is granted a contractual right of set-off and will not be liable for dishonoring checks or withdrawals where the exercise of Bank's contractual right of set-off or security interest results in insufficient funds in Guarantor's account. As authorized by law, Guarantor grants to Bank this contractual right of set-off and security interest in all property of Guarantor now or at anytime hereafter in the possession of Bank, including but not limited to any joint account, special account, account by the entireties, tenancy in common, and all dividends and distributions now or hereafter in the possession or control of Bank.

        14.    Attorney Fees, Cost and Expenses.    Guarantor shall pay all costs of collection and reasonable attorney's fees, including reasonable attorney's fees in connection with any suit, mediation or arbitration proceeding, out of court payment agreement, trial, appeal, bankruptcy proceedings or otherwise, incurred or paid by Bank in (a) defending this Guaranty or (b) enforcing the payment or performance of any Liability or Obligation.

        15.    Collateral.    Bank at all times and from time to time shall have the right to require Guarantor to deliver to Bank collateral satisfactory to Bank to secure Guarantor's undertakings hereunder and/or the Liabilities or Obligations of Guarantor hereunder.

        16.    Preservation of Property.    Bank shall not be bound to take any steps necessary to preserve any rights in any property pledged as collateral to Bank to secure Borrower and/or Guarantor's Liabilities and Obligations as against prior parties who may be liable in connection therewith, and Borrower and Guarantor hereby agree to take any such steps. Bank, nevertheless, at any time, may (a) take any action it deems appropriate for the care or preservation of such property or of any rights of Borrower and/or Guarantor or Bank therein; (b) demand, sue for, collect or receive any money or property at any time due, payable or receivable on account of or in exchange for any property pledged as collateral to Bank to secure Borrower and/or Guarantor's Liabilities to Bank; (c) compromise and settle with any person liable on such property; or (d) extend the time of payment or otherwise change the terms of the Loan Documents as to any party liable on the Loan Documents, all without notice to, without incurring responsibility to, and without affecting any of the Obligations or Liabilities of Guarantor.

        17.    ARBITRATION.    ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

          A.    SPECIAL RULES.    THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER'S DOMICILE, OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

          B.    RESERVATION OF RIGHTS.    NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

        18.    Controlling Document.    To the extent that this Guaranty conflicts with the Loan Agreement, the Loan Agreement shall control.

        19.    NOTICE OF FINAL AGREEMENT.

        THIS WRITTEN CONTINUING AND UNCONDITIONAL GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN OR AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

        20.    Limitation regarding Guaranteed Obligations.    Notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Obligations of Guarantor hereunder shall not exceed an aggregate amount equal to the greatest amount that would not render Guarantor's indebtedness, liabilities or obligations under this Guaranty subject to avoidance under Sections 544, 548 or 550 of the Federal Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; provided, however, that, for purposes of the immediately preceding clause, it shall be presumed that the Guaranteed Obligations of Guarantor under this Guaranty do not equal or exceed any aggregate amount which would render Guarantor's indebtedness, liabilities or obligations under this Guaranty subject to being so avoided, set aside or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to but without limiting the generality of the foregoing sentence, the provisions of this Guaranty are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and general principles of equity, if the indebtedness, liabilities or obligations of Guarantor under this Guaranty would otherwise be held or determined to be void, invalid or unenforceable on account of the amount of its indebtedness, liabilities or obligations under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such indebtedness, liabilities or obligations shall, without any further action by Guarantor, Bank or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

        21.    Representation by Guarantor.    Guarantor represents, acknowledges and agrees as follows: Guarantor, together with Borrower and the other Guarantors referenced and/or defined in the Loan Agreement, are a combined enterprise with a common purpose, each dependent on the other, and the successful operations and viability of any one of them inures to the benefit of each of them. Guarantor has determined that the availability of credit to Borrower, and the ability of Borrower to make proceeds of such credit available for its subsidiaries and affiliates, is of direct and indirect benefit to it, of equivalent value, and that execution and performance of this Guaranty is in its best interest.

[The remainder of this page has been left blank intentionally.]

        IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be executed on this 31st day of October, 2002.

RFS HOTEL INVESTORS, INC., a Tennessee corporation
RFS LEASING VII, INC., a Tennessee corporation
Witnessed By:
/s/ ELIZABETH A. MCNEILL	By:	/s/ KEVIN M. LUEBBERS
Elizabeth A. McNeill	Name:	Kevin M. Luebbers
Secretary Print Name and Title	Title:	Executive Vice President and Chief Financial Officer

Corporate Acknowledgment

State of                                                 )

County of                                                 )

        This instrument was acknowledged before me on                        , 2002, by                                                 , INC., a Tennessee corporation, on behalf of said corporation.

(Seal)	Notary Public in and for the State of

My Commission Expires	Printed Name of Notary

SCHEDULE 1

SUBSIDIARIES AND INVESTMENT AFFILIATES

1.
RFS Managers, Inc. (owned 100% by RFS Hotel Investors, Inc.)

2.
RFS Financing Partnership, L.P. (owned 99% by RFS Partnership, L.P. and 1% by RFS Financing 2002, LLC)

3.
RFS Financing Corp. (owned 100% by RFS TRS Holdings, Inc.)

4.
Ridge Lake L.P., having as its general partner Ridge Lake General Partner, Inc. (owned 100% by RFS Partnership, L.P.)

5.
Ridge Lake LLC (owned 100% by RFS Partnership, L.P.)

6.
RFS MM 1 1998 Corporation (owned 100% by RFS Hotel Investors, Inc.)

7.
RFS MM 2 1998 Corporation (owned 100% by RFS Hotel Investors, Inc.)

8.
RFS MM 2000 Corporation (owned 100% by RFS Hotel Investors, Inc.)

9.
RFS MM 2 2000 Corporation (owned 100% by RFS Hotel Investors, Inc.)

10.
RFS Wharf Property Corporation (owned 100% by RFS Hotel Investors, Inc.)

11.
RFS TRS Holdings, Inc. (owned 100% by RFS Partnership, L.P.)

12.
RFS Leasing II, Inc. (owned 100% by RFS TRS Holdings, Inc.)

13.
RFS Leasing III, Inc. (owned 100% by RFS TRS Holdings, Inc.)

14.
RFS Leasing IV, Inc. (owned 100% by RFS TRS Holdings, Inc.)

15.
RFS Leasing V, Inc. (owned 100% by RFS TRS Holdings, Inc.)

16.
RFS Leasing VI, Inc. (owned 100% by RFS TRS Holdings, Inc.)

17.
RFS Leasing VII, Inc. (owned 100% by RFS TRS Holdings, Inc.)

18.
RFS SPE 1 1998 LLC (owned 99% by RFS Partnership, L.P. and 1% by RFS MM 1 1998 Corporation)

19.
RFS SPE 2 1998 LLC (owned 99% by RFS Partnership, L.P. and 1% by RFS MM 2 1998 Corporation)

20.
RFS SPE 2000 LLC (owned 99% by RFS Partnership, L.P. and 1% by RFS MM 2000 Corporation)

21.
RFS SPE 2 2000 LLC (owned 99% by RFS Partnership, L.P. and 1% by RFS MM 2 2000 Corporation)

22.
RFS Financing Partnership II, L.P. (owned 99% by RFS Partnership, L.P. and 1% by RFS Wharf Property Corporation)

23.
RFS Financing 2002, LLC (owned 100% by RFS Partnership, L.P.)

24.
RFS 2002 Financing, Inc. (owned 100% by RFS Partnership, L.P.)

SCHEDULE 2

INDEBTEDNESS AND LIENS

        None.

SCHEDULE 3

PLANS AND MULTIEMPLOYER PLANS

        None.

SCHEDULE 4

ENVIRONMENTAL DISCLOSURES

        None.

SCHEDULE 5

NONCOMPLIANCE WITH LAWS

        None.

SCHEDULE 6

LITIGATION AND INVESTIGATIONS

        None.

SCHEDULE 7

CONTINGENT OBLIGATIONS

        None.

SCHEDULE 8

INDEBTEDNESS DEFAULTS

        None.

SCHEDULE 9

LESSEES AND MANAGERS OTHER THAN RFS LEASING

Property	Lessee
Residence Inn Jacksonville	Landcom Hospitality Management, Inc.
Hampton Inn Jacksonville	Landcom Hospitality Management, Inc.
Residence Inn West Palm Beach	Pinnacle Hotel Management, LLC
TownePlace Suites Miami Lakes	Landcom Hospitality Management, Inc.
TownePlace Suites Miami Airport	Landcom Hospitality Management, Inc.

Manager
Hotel Rex	Joie de Vivre Hotels, Inc.
Towne Place Suites Fort Worth	Flagstone
Holiday Inn Louisville	Flagstone
Holiday Inn Columbia	Flagstone
Holiday Inn Lafayette	Flagstone
Hampton Inn Ft. Lauderdale	Flagstone
Holiday Inn Express Bloomington	Flagstone
Hampton Inn Lincoln	Flagstone
Hampton Inn Minnetonka	Flagstone
Hampton Inn Tulsa	Flagstone
Residence Inn Tyler	Flagstone
Residence Inn Fishkill	Flagstone
Residence Inn Wilmington	Flagstone
Hampton Inn Laredo	Flagstone
Courtyard by Marriott Flint	Flagstone
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SIXTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT DATED AS OF OCTOBER 31, 2002 AMONG RFS PARTNERSHIP, L.P., AS BORROWER, RFS HOTEL INVESTORS, INC., AS GUARANTOR, RFS LEASING VII, INC., AS GUARANTOR, BANC OF AMERICA SECURITIES LLC, AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT AND LENDER, AND THE SEVERAL OTHER LENDERS FROM TIME TO TIME PARTIES HERETO
Table of Contents
SIXTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
ARTICLE VIII DEFAULTS
ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
ARTICLE X GENERAL PROVISIONS
ARTICLE XI THE AGENT AND AGREEMENTS AMONG LENDERS
ARTICLE XII RATABLE PAYMENTS
ARTICLE XIII BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS
ARTICLE XIV NOTICES
ARTICLE XV COUNTERPARTS
EXHIBIT A NOTE FORM OF NOTE
EXHIBIT B FORM OF OPINION
EXHIBIT C COMPLIANCE CERTIFICATE
EXHIBIT D ASSIGNMENT AGREEMENT
EXHIBIT E LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
EXHIBIT F FOURTH AMENDED AND RESTATED MASTER ENVIRONMENTAL INDEMNITY AGREEMENT
EXHIBIT "A"
EXHIBIT G Secured Collateral Pool (As of September 30, 2002)
EXHIBIT H Negative Collateral Pool (As of September 30, 2002)
EXHIBIT I-1 BORROWING NOTICE
EXHIBIT I-2 CONVERSION/CONTINUATION NOTICE
EXHIBIT I-3 LETTER OF CREDIT REQUEST
EXHIBIT J COMMITMENT AMOUNTS AND PERCENTAGES
EXHIBIT K CONTINUING AND UNCONDITIONAL GUARANTY
SCHEDULE 1 SUBSIDIARIES AND INVESTMENT AFFILIATES
SCHEDULE 2 INDEBTEDNESS AND LIENS
SCHEDULE 3 PLANS AND MULTIEMPLOYER PLANS
SCHEDULE 4 ENVIRONMENTAL DISCLOSURES
SCHEDULE 5 NONCOMPLIANCE WITH LAWS
SCHEDULE 6 LITIGATION AND INVESTIGATIONS
SCHEDULE 7 CONTINGENT OBLIGATIONS
SCHEDULE 8 INDEBTEDNESS DEFAULTS
SCHEDULE 9 LESSEES AND MANAGERS OTHER THAN RFS LEASING